Exhibit 2.1

INVESTMENT AND RECAPITALIZATION AGREEMENT

by and among

JOHNSONDIVERSEY HOLDINGS, INC.,

CDR JAGUAR INVESTOR COMPANY, LLC,

SNW CO., INC.

and

COMMERCIAL MARKETS HOLDCO, INC.

Dated as of October 7, 2009

Article 1

Issuance of the Shares

Article 7
Conditions Precedent

Section 7.1	Conditions to Obligations of CD&R Investor, SNW, CMH and the Company	40
Section 7.2	Conditions to Obligations of CD&R Investor	41
Section 7.3	Conditions to Obligations of the Company, CMH and SNW	42

Article 8
Termination

Section 8.1	Termination	43
Section 8.2	Effect of Termination	44

Article 9
Definitions

Section 9.1	Certain Terms	45
Section 9.2	Construction	56

Article 10
Miscellaneous

Section 10.1	Notices	57
Section 10.2	Amendment; Waivers, etc.	58
Section 10.3	Expenses	59
Section 10.4	Governing Law, etc.	59
Section 10.5	Successors and Assigns	60
Section 10.6	Entire Agreement	60
Section 10.7	Severability	60
Section 10.8	Counterparts; Effectiveness; Third Party Beneficiaries	61
Section 10.9	Survival	61
Section 10.10	Acknowledgment by the Parties	61

Exhibit A	Form of Amended and Restated Certificate of Incorporation
Exhibit B	Form of Stockholders Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Consulting Agreement
Exhibit E	Form of Redemption Agreement
Exhibit F	Form of Amended and Restated Bylaws
Exhibit G	Debt Term Sheet
Exhibit H	Form of CD&R Indemnification Agreement
Exhibit I	Form of CMH Indemnification Agreement
Exhibit J	Form of SCJ Global Agreement

INVESTMENT AND RECAPITALIZATION AGREEMENT

This INVESTMENT AND RECAPITALIZATION AGREEMENT, dated as of October 7, 2009 (this “Agreement”), is made by and among CDR Jaguar Investor Company, LLC, a Delaware limited liability company (“CD&R Investor”), Commercial Markets Holdco, Inc., a Wisconsin corporation (“CMH”), SNW Co., Inc., a Delaware corporation (“SNW”), and JohnsonDiversey Holdings, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein shall have the meanings assigned to such terms in the text of this Agreement or in Section 9.1.

R E C I T A L S:

WHEREAS, CMH owns 3,920 shares of the Company’s Class A common stock, par value $0.01 per share (the “Existing Class A Common Stock”), which constitute all of the issued and outstanding shares of Existing Class A Common Stock, and Marga B.V. (“Unilever”) owns 1,960 shares of the Company’s Class B common stock, par value $0.01 per share (the “Existing Class B Common Stock”), which constitute all of the issued and outstanding shares of Existing Class B Common Stock;

WHEREAS, the Board of Directors of the Company has determined (taking into account the recommendation of the Planning Committee of the Board) that it is in the best interests of the Company and its stockholders to restructure the Company’s ownership and capital structure through a series of transactions as contemplated in this Agreement, the Redemption Agreement and the other Transaction Documents (such transactions, together with the Debt Financing, the “Transactions”);

WHEREAS, pursuant to the Transactions, the Company desires to amend and restate its Certificate of Incorporation at the Closing in the form of the Amended and Restated Certificate of Incorporation attached hereto as Exhibit A (the “Amended Charter”) to reclassify the common stock of the Company (the “Reclassification”) such that (i) the Existing Class A Common Stock, without any action on the part of any holder thereof, will be reclassified as Class A shares, par value $0.01 per share (the “Class A Common Shares”), which shall have voting rights and such other rights, preferences, privileges, limitations and restrictions as are set forth in the Amended Charter and (ii) the Existing Class B Common Stock then outstanding, if any, without any action on the part of any holder thereof, will be reclassified as Class B shares, par value $0.01 per share (the “Class B Common Shares”), which shall have such rights, preferences, privileges, limitations and restrictions as are set forth in the Amended Charter, but shall not have any voting rights except to the extent required by Delaware law;

WHEREAS, as a result of the entry into force of the Amended Charter, the shares of Existing Class A Common Stock held by CMH, without any action on the part of CMH, shall be reclassified as 51,074,706 Class A Common Shares (the “CMH Shares”), representing 49.1474% of all the issued and outstanding shares of the Company’s capital stock after giving effect to the Transactions and assuming the exercise of the Unilever Warrant, upon the terms and subject to the conditions set forth herein;

WHEREAS, pursuant to the Redemption Agreement, immediately prior to the Reclassification but concurrently with the Closing, the Company has agreed to purchase from Unilever all of the shares of Existing Class B Common Stock owned by Unilever, and such shares of Existing Class B Common Stock shall be retired and cancelled, in consideration for which Unilever shall receive cash, notes issued by the Company and warrants to purchase Class A Common Shares on the terms set forth in the Unilever Warrant (the “Unilever Redemption”);

WHEREAS, each of CD&R Investor and the Company desires that, concurrently with the consummation of the Unilever Redemption, the Company will issue and sell to CD&R Investor, and CD&R Investor will purchase and acquire from the Company, newly-issued Class A Common Shares (the “CD&R Investor Shares”) representing 45.9% of all the issued and outstanding shares of the Company’s capital stock after giving effect to the Transactions and assuming the exercise of the Unilever Warrant, upon the terms and subject to the conditions set forth herein (such purchase and sale, the “CD&R Investment”);

WHEREAS, each of SNW and the Company desires that, concurrently with the consummation of the CD&R Investment, the Company will issue and sell to SNW, and SNW will purchase and acquire from the Company, newly-issued Class A Common Shares (the “SNW Shares” and, together with the CD&R Investor Shares and the CMH Shares, the “Shares”), representing 0.9526% of all the issued and outstanding shares of the Company’s capital stock after giving effect to the Transactions and assuming the exercise of the Unilever Warrant, upon the terms and subject to the conditions set forth herein (such purchase and sale, the “SNW Investment” and, together with the CD&R Investment, the “Investments”);

WHEREAS, the Company desires to establish a management equity program pursuant to which certain employees of the Company will be eligible to purchase Class B Common Shares and to be granted stock options exercisable for Class B Common Shares, the available shares under such program constituting 12% of the fully diluted shares of capital stock of the Company immediately after the Closing;

WHEREAS, the Company is pursuing the Debt Financing for the Company and its Subsidiaries in connection with the Closing of the Transactions, and has received expressions of interest from certain lenders to provide the Debt Financing; and

WHEREAS, in connection with the Transactions, the parties hereto have agreed to enter into the Stockholders Agreement to set forth certain terms and conditions upon which the Shares or other equity securities of the Company will be held, including certain restrictions on the transfer of the Shares or such equity securities, and to provide for, among other things, equity purchase rights, corporate governance rights, consent rights and other obligations and rights of the stockholders of the Company, in each case, on the terms and conditions contained in the Stockholders Agreement and the Amended Charter;

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained herein, the parties hereto agree as follows:

ARTICLE 1

Issuance of the Shares

Section 1.1    Issuance of the Shares. Subject to Section 1.2(d), upon the terms and subject to the conditions of this Agreement, at the Closing: (i) the Company shall issue, sell and deliver to CD&R Investor, and CD&R Investor shall purchase from the Company, 47,700,000 Class A Common Shares, free and clear of any Lien, for an aggregate purchase price of $477,000,000 in cash (the “CD&R Purchase Price”) and (ii) the Company shall issue, sell and deliver to SNW, and SNW shall purchase from the Company, 990,000 Class A Common Shares, free and clear of any Lien, for an aggregate purchase price of $9,900,000 in cash (the “SNW Purchase Price”).

Section 1.2    Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m. on the date that is two Business Days after the conditions set forth in Article 7 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties. The date on which the Closing actually occurs is referred to hereinafter as the “Closing Date”.

(a)          At the Closing:

(i)            CD&R Investor shall deliver (A) to the Company the CD&R Purchase Price, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company at least two Business Days prior to the Closing Date and (B) all other documents and certificates to be delivered to the parties hereto by CD&R Investor pursuant to Section 7.3;

(ii)           CMH shall deliver all documents and certificates to be delivered to the parties hereto by CMH pursuant to Section 7.2, and may, at its option, surrender the certificate or certificates representing the CMH Shares to the Company and request that the Company issue a new certificate in lieu thereof representing the CMH Shares and reflecting that CMH is the holder of 51,074,706 Class A Common Shares;

(iii)          SNW shall deliver (A) to the Company the SNW Purchase Price, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company at least two Business Days prior to the Closing Date and (B) all other documents and certificates to be delivered to the parties hereto by SNW pursuant to Section 7.2; and

(iv)        The Company shall deliver (A) (1) to CD&R Investor certificates representing the CD&R Investor Shares, (2) to SNW certificates representing the SNW Shares, and (3) if CMH shall have surrendered to the Company the certificate or certificates representing the CMH Shares as contemplated by clause (ii) above, to CMH certificates representing the CMH Shares in lieu of such surrendered certificates, in each case duly authorized and validly issued, nonassessable and free and clear of any Lien, and registered in the name of CD&R Investor, SNW or CMH, as applicable, and (B) all other documents and certificates to be delivered to the parties hereto by the Company pursuant to Section 7.2.

(b)        Concurrently with the Closing, but after receipt of proceeds from the Investments and the Debt Financing, the Company shall (i) pay Unilever the cash portion of the Redemption Consideration pursuant to and in accordance with the terms of the Redemption Agreement, (ii) make the Debt Tender Payment in accordance with the Offer Documents, (iii) repay the Other Refinanced Debt in full satisfaction thereof and, if applicable, in accordance with the terms of the Payoff Documents and (iv) make the payments required by Section 6.13.

(c)        On or prior to the Closing, the Company shall file the Amended Charter with the Secretary of State of the State of Delaware, executed in accordance with the Delaware General Corporation Law, and the Board of Directors of the Company shall adopt the Amended Bylaws, each of which shall become effective at the Closing.

(d)        If (i)(A) SNW reasonably believes that it will fail to perform its obligation to pay the SNW Purchase Price at the Closing or (B) SNW, CMH or the Company reasonably believe that any conditions to Closing set forth in Article 7 hereof that are dependent on SNW’s representations and warranties being true and correct or SNW having otherwise performed its obligations hereunder will fail to be satisfied at or prior to the Closing, and (ii) SNW, the Company or CMH shall have delivered to CD&R Investor a written notice of such failure (an “SNW Failure Notice”) at least five Business Days prior to the Closing, then notwithstanding anything to the contrary set forth herein, at the Closing (1) unless CMH shall have delivered the Exercise Notice, CD&R Investor shall pay the SNW Purchase Price and shall purchase from the Company, and the Company shall issue, sell and deliver to CD&R Investor, in addition to the Shares otherwise to be purchased by CD&R Investor hereunder, 990,000 Class A Common Shares, free and clear of any Lien, representing all of the Class A Common Shares that would have been purchased by, and issued to, SNW at the Closing pursuant to clause (ii) of Section 1.1 of this Agreement had SNW fully performed its obligations hereunder (which additional Shares shall be deemed to be CD&R Investor Shares for all purposes of this Agreement) and (2) no Class A Common Shares or any other shares of capital stock of the Company shall be issued to SNW at the Closing. Notwithstanding clause (1) of this Section 1.2(d), in the event that an SNW Failure Notice shall have been timely delivered, CMH shall have the option, exercisable by delivery of a written notice (the “Exercise Notice”) to CD&R Investor and the Company delivered not less than two Business Days prior to the Closing, to acquire all of the Class A Common Shares that would have been purchased by, and issued to, SNW at the Closing pursuant to clause (ii)

of Section 1.1 of this Agreement had SNW fully performed its obligations hereunder. If an Exercise Notice is timely delivered by CMH, then at the Closing CMH shall pay the SNW Purchase Price and shall purchase from the Company, and the Company shall issue, sell and deliver to CMH, 990,000 Class A Common Shares, free and clear of any Lien, representing all of the Class A Common Shares that would have been purchased by, and issued to, SNW at the Closing pursuant to clause (ii) of Section 1.1 of this Agreement had SNW fully performed its obligations hereunder (which additional Shares shall be deemed to be CMH Shares for all purposes of this Agreement). In the event that an SNW Failure Notice is timely delivered pursuant to this Section 1.2(d), (x) the failure of SNW to pay the SNW Purchase Price and to purchase the SNW Shares at the Closing shall not be deemed to be a failure of SNW to duly perform and comply in all material respects with its agreements and covenants required by this Agreement for purposes of the condition set forth in Section 7.2(a) of this Agreement and the references to SNW in Section 7.2(a) shall be deemed deleted and (y) the representations and warranties of SNW set forth in Article 4 shall be deemed not to have been given.

ARTICLE 2

Representations and Warranties of the Company

Except (i) as set forth in the corresponding section of the Company Disclosure Letter (each section of which, to the extent specified therein, qualifies the correspondingly numbered representation and warranty of the Company herein and any other representation and warranty of the Company contained herein to which its application or relevance is reasonably apparent on its face to a reader of such disclosure) or (ii) as disclosed in the Company SEC Reports (excluding any disclosures set forth in any risk factor section or forward looking statements thereof), the Company hereby represents and warrants to CD&R Investor, as of the date hereof and as of the Closing Date, as follows:

Section 2.1    Corporate Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its Business. The Company is duly qualified to do business and is in good standing (where such concept is recognized) in each of the jurisdictions in which the nature of its business or the properties owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company has made available to CD&R Investor in the Data Room complete copies of the Organizational Documents of the Company as currently in effect, and the Company is not in violation of any provision of such Organizational Documents.

Section 2.2    Corporate and Governmental Authorization.

(a)        The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents, the performance of the Company’s obligations hereunder and thereunder and the consummation of the Transactions have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has determined that the Transactions are advisable and in the best interests of the Company and its stockholders and has recommended approval of the Transactions by the stockholders of the Company. The stockholders of the Company have unanimously approved this Agreement, the other Transaction Documents and the Transactions, and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or the other Transaction Documents or to consummate the Transactions. The Company has duly executed and delivered this Agreement, and on the Closing Date will have duly executed and delivered the other Transaction Documents. This Agreement constitutes, and each other Transaction Document when so executed and delivered will constitute, assuming the due authorization and valid execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, as applicable, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).

(b)        Assuming (x) the accuracy of the representations and warranties of CD&R Investor, CMH and SNW in Articles 3, 4 and 5, respectively, (y) the execution and delivery of this Agreement and the other Transaction Documents by CD&R Investor and (z) the accuracy of the information provided by CD&R Investor to the Company specifically for the purpose of determining applicable filing and similar requirements under Competition Laws in connection with the Transactions, the performance of its obligations hereunder and thereunder and the consummation by the Company of the Transactions require no action or approval by, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and the other Competition Laws and other merger control Laws of the jurisdictions set forth in Section 2.2(b)(i) of the Company Disclosure Letter and (ii) any other actions, approvals or filings under Laws the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 2.3    Non-Contravention. The execution and delivery of this Agreement and the other Transaction Documents by the Company and the performance of its obligations hereunder and thereunder do not and will not (a) conflict with or breach any provision of the Organizational Documents of the Company or any of its Significant Subsidiaries, (b) assuming compliance with the matters referred to in Section 2.2(b), conflict with or breach any provision of any applicable Law, (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any agreement or other instrument to which the Company or any of its Subsidiaries is a party (including any Material Contract) or (d) result in the creation or imposition of any Lien on any Assets, except, in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 2.4    Capitalization; Title to the Shares.

(a)        As of the date of this Agreement. As of the date hereof, (i) the authorized capital stock of the Company is 11,000 shares, consisting of (A) 7,000 shares of Existing Class A Common Stock, par value $0.01 per share, of which 3,920 shares are issued and outstanding and are all held by CMH, (B) 3,000 shares of Existing Class B Common Stock, par value $0.01 per share, of which 1,960 shares are issued and outstanding and are all held by Unilever and (C) 1,000 shares of ordinary preferred stock, par value $0.01 per share, of which no shares are issued and outstanding; (ii) no other shares of any class of the common or preferred stock of the Company are issued or outstanding and (iii) all the issued and outstanding shares of capital stock have been duly authorized and are validly issued, fully paid and non-assessable.

(b)        As of the Closing. As of the Closing, upon filing of the Amended Charter and after giving effect to the Transactions, (i) the authorized capital stock of the Company will consist of 200,000,000 Class A Common Shares and 20,000,000 Class B Common Shares, of which (A) 99,764,706 Class A Common Shares will be issued and outstanding, consisting of 47,700,000 CD&R Investor Shares, 990,000 SNW Shares and 51,074,706 CMH Shares (or as may be appropriately adjusted in the event that an SNW Failure Notice shall have been delivered pursuant to Section 1.2(d)), (B) 4,156,863 Class A Common Shares will be reserved for issuance under the Unilever Warrant; and (C) no Class B Common Shares will be reserved for issuance and (ii) no shares of capital stock of the Company will be held by the Company in its treasury or by the Company’s Subsidiaries. The Class A Common Shares to be held by CD&R Investor, SNW and CMH will have been duly authorized and, when issued, sold and delivered in accordance with this Agreement and the Amended Charter, will be validly issued, fully paid, non-assessable, free of preemptive rights and restrictions on transfer and other Liens, other than such restrictions on transfer as may be imposed by the Stockholders Agreement, and will be issued in accordance with applicable securities and other Laws, assuming the accuracy of the representations and warranties of CD&R Investor, CMH and SNW in Articles 3, 4 and 5, respectively. Upon delivery of and payment for the Shares in accordance with the terms and conditions of this Agreement, each of CMH, SNW and CD&R Investor will acquire good and valid title to all of their respective Shares, free and clear of any Lien.

(c)        Except as set forth in Section 2.4(a) as of the date hereof, and as of the Closing Section 2.4(b), and except as set forth in the Stockholders Agreement, the Registration Rights Agreement and the Unilever Warrant, there are no, and there will be no (as applicable), outstanding (i) shares of capital stock of or other voting or equity interests in the Company, (ii) securities of the Company convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (iii) options or other rights or agreements, commitments or understandings of any kind to acquire from the Company, or other obligation of the Company or any of its Subsidiaries to issue, transfer or sell, any shares of capital stock of or other voting or equity interests in the Company or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (iv) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries and (v) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). Except for the Redemption Agreement and the Preexisting Stockholders Agreement (which shall be terminated as of the Closing), there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d)        Section 2.4(d) of the Company Disclosure Letter sets forth a true and complete list of the Indebtedness of the Company and its Subsidiaries that is outstanding other than intercompany Indebtedness, and the amount thereof as of July 3, 2009. Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or, other than as referred to in this Section 2.4 and in Section 2.5, other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

Section 2.5    Subsidiaries; Ownership Interests.

(a)        Each Subsidiary of the Company is duly organized, validly existing and in good standing (where such concept is recognized) under the laws of its jurisdiction of formation and has all powers (corporate or otherwise) required to carry on its business as now conducted. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation and is in good standing (where such concept is recognized) in each of the jurisdictions in which the nature of its business or the properties owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The authorized, issued and outstanding shares of capital stock of and other voting or equity interests in all Subsidiaries of the Company, the respective jurisdictions of formation of such Subsidiaries and the Company’s direct or indirect ownership interest in such Subsidiaries are identified in Section 2.5(a) of the Company Disclosure Letter. The Company has made available to CD&R Investor in the Data Room complete copies of the Organizational Documents of each Significant Subsidiary of the Company as currently in effect, and no Subsidiary of the Company is in violation of any provision of its Organizational Documents.

(b)        All of the outstanding shares of capital stock of and other voting or equity interests in each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned beneficially and of record by the Company or one of its wholly owned Subsidiaries as set forth in Section 2.5(a) of the Company Disclosure Letter, free and clear of any Liens, other than Permitted Liens. There are no outstanding (i) shares of capital stock of or other voting or equity interests in any Subsidiary of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Subsidiary of the Company or (iii) options or other rights or agreements, commitments or understandings of any kind to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, transfer or sell, any shares of capital stock of or other voting or equity interests in any Subsidiary of the Company or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Securities.

(c)        Neither the Company nor any of its Subsidiaries owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any other Person.

(d)        All shares of capital stock of JDI, other than one share of common stock of JDI owned by SCJ (the “JDI Share”), are owned beneficially and of record by the Company. Subject to the agreement referred to in Section 7.2(f), as of the Closing, all issued and outstanding shares of capital stock of JDI will be owned beneficially and of record by the Company.

Section 2.6    SEC Filings; Financial Statements; Accounting Controls.

(a)        The Company and JDI have timely filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by them with the SEC (whether pursuant to Law or contract) since January 1, 2007 (all such forms, reports, statements, certificates and other documents filed since January 1, 2007, by the Company and JDI and publicly available prior to the date of this Agreement, the “Company SEC Reports”). Except for JDI, no Subsidiary of the Company is required to file, or files, any form, report or other document with the SEC. Each of the Company SEC Reports complied in all material respects with the applicable requirements of the Exchange Act as in effect on the date so filed. There are no outstanding comments from the SEC with respect to any Company SEC Report. None of the Company SEC Reports contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each filing that will be made by the Company or JDI with the SEC after the date hereof and prior to the Closing, when filed with the SEC, will conform in all material respects to the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and will not, when filed with the SEC, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(b)        The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and JDI (including, in each case, any related notes thereto) included in the Company SEC Reports have been prepared, in each case, in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries (as applicable) at the respective dates thereof and the consolidated statements of operations, cash flows and stockholders’ equity for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)        Since January 1, 2007, the Company and its Subsidiaries have maintained systems of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (A) has designed and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, and has made available to CD&R Investor in the Data Room copies of any such material disclosure made by management since January 1, 2007.

Section 2.7    No Undisclosed Material Liabilities. Except as disclosed in the Company SEC Reports or Section 2.7 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, that would be required to be reserved against in a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP in a manner consistent with the Company SEC Reports, except for (a) liabilities reflected on the Company SEC Reports, including the Reference

Balance Sheet, (b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (c) liabilities that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (d) obligations and liabilities otherwise expressly disclosed in this Agreement or the Company Disclosure Letter, and (e) obligations and liabilities incurred at the prior written request or with the prior written consent of CD&R Investor.

Section 2.8    Absence of Certain Changes. Since the Balance Sheet Date, except as expressly permitted or required by this Agreement, (i) the Business has been conducted in the ordinary course consistent with past practice, (ii) the Company has not taken, or agreed or committed to take, any action that would be prohibited by subsections (a), (d), (k), (l) or (n) of Section 6.1 of this Agreement, and (iii) there has not been any event, change, development, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.9    Material Contracts.

(a)        Section 2.9 of the Company Disclosure Letter lists all contracts (other than purchaser orders or invoices) of the following types to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound to be performed in full or in part after the date hereof or otherwise containing continuing material obligations (including, without limitation, indemnity obligations) of the Company or any of its Subsidiaries (other than (x) the contracts filed as exhibits or incorporated by reference in the Company SEC Reports and (y) real property leases, labor or employment-related agreements and intellectual property licenses, which are provided for in Sections 2.10(d), 2.11, 2.15, and 2.16 of the Company Disclosure Letter):

(i)          any agreement that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii)         any agreement relating to Indebtedness, other than agreements between or among direct and indirect wholly-owned Subsidiaries of the Company;

(iii)        any material joint venture, partnership, limited liability company or other similar agreement or arrangement (including any agreement providing for joint research, development or marketing);

(iv)         any agreement or series of related agreements relating to the acquisition or disposition of any business of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)          any agreement that contains (A) covenants restricting or limiting in any material respect the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or that would so limit the freedom of CD&R Investor or its Affiliates or the Company or any of its Subsidiaries after the Closing, or (B) exclusivity obligations or restrictions binding on the Company or any of its Subsidiaries after the Closing;

(vi)        any agreement or series of related agreements for the purchase of materials, supplies, goods, services, equipment or other assets that (A) contains a minimum purchase requirement over the remaining term of such agreement or related agreements of $5,000,000 or more, or (B) under which the Company and its Subsidiaries made payments of $5,000,000 or more during the twelve-month period ending on the Balance Sheet Date, in the case of each of clause (A) and (B), other than agreements subject to termination without penalty on not more than 60 days’ notice;

(vii)        any sales, distribution, agency or other similar agreement, or series of related agreements for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that (A) contains a minimum supply commitment of the Company or any of its Subsidiaries over the remaining term of the agreement or series of related agreements of $5,000,000 or more, or (B) under which payments of $5,000,000 or more were made to the Company or its Subsidiaries during the twelve-month period ending on the Balance Sheet Date; or

(viii)        any agreement relating to any derivatives or hedging transaction (including any interest rate or currency hedge).

(b)        Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each agreement, commitment, arrangement or plan disclosed in the Company Disclosure Letter or required to be disclosed therein pursuant to this Section 2.9 or Sections 2.10, 2.11, 2.15 or 2.16 and each contract filed as an exhibit or incorporated by reference in the Company SEC Reports (each, a “Material Contract”) is a valid and binding agreement of the Company or a Subsidiary of the Company, as the case may be, and is in full force and effect (except to the extent that the enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity)). None of the Company, any Subsidiary of the Company or, to the Knowledge of the Company, any other party thereto is in default or breach under (or is alleged to be in default or breach under) the terms of, or has provided or received any written notice of any intention to terminate, any such Material Contract, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any such Material Contract or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except in the case of a Material Contract (x) which restricts disclosure of its terms or (y) filed as an exhibit to or incorporated by reference in the Company SEC Reports, complete copies of each such Material Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to CD&R Investor in the Data Room.

Section 2.10    Properties.

(a)        Title to Assets. Except for personal property disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice, the Company and its Subsidiaries have good and valid (and, in the case of Owned Real Property, good, valid and marketable fee simple) title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the properties and assets it purports to own or lease, as the case may be, that are used or held for use in connection with the Business or are reflected on the Reference Balance Sheet or were acquired after the Balance Sheet Date (collectively, the “Assets”), except where the failure to have such good and valid title, or valid leaseholder interest, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)        Sufficiency of Assets. At the Closing, except for such changes contemplated by this Agreement, the Transaction Documents or the Transactions (including the New SCJ Agreements), the Company and its Subsidiaries will own or have the right to use all of the assets, properties and rights necessary to conduct in all material respects the Business as conducted prior to the date hereof.

(c)        Owned Real Property. Section 2.10(c) of the Company Disclosure Letter lists all real property owned by the Company or any of its Subsidiaries which is (i) material to the operation of the Business or (ii) required to be disclosed pursuant to Item 102 of Regulation S-K under the Securities Act (the “Owned Real Property”). Section 2.10(c) of the Company Disclosure Letter also lists the address of each parcel of Owned Real Property. Neither the Company nor any of its Subsidiaries is a lessor or grantor under any lease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Owned Real Property that is material to the Business.

(d)        Leased Real Property. Section 2.10(d) of the Company Disclosure Letter lists all real property leased by the Company or any of its Subsidiaries which is (i) material to the operation of the Business or (ii) required to be disclosed pursuant to Item 102 of Regulation S-K under the Securities Act (the “Leased Real Property”, and the leases pursuant to which such real property is leased, together with any amendments, modifications, supplements, renewals and extensions of any thereof, the “Leases”), which list sets forth each Lease and the address, landlord and tenant for each Lease. Neither the Company nor any of its Subsidiaries is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property that is material to the Business.

Section 2.11        Intellectual Property. All material Intellectual Property owned by the Company or any of its Subsidiaries (the “Owned Intellectual Property”) is owned free and clear of any Liens other than (x) Permitted Liens and (y) Liens that do not materially interfere with the ownership of or current use in the Business by the Company or any of its Subsidiaries of such Owned Intellectual Property. Section 2.11 of the Company Disclosure Letter lists all Intellectual Property license agreements to which the Company or any of its Subsidiaries is a party, in each case to the extent the Intellectual Property rights subject to the agreement are material to the Business, which agreements are covered by the representation in Section 2.9. The conduct of the Business does not infringe, misappropriate or otherwise conflict with the rights of any Person in respect of any Intellectual Property, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the Knowledge of the Company, none of the Owned Intellectual Property is being infringed or otherwise used or being made available for use by any Person without a license or permission from the Company, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company and each of its Subsidiaries have taken commercially reasonable efforts to (i) ensure protection of the Owned Intellectual Property used in the Business under any applicable Law (including making and maintaining in full force and effect filings, registrations and issuances), and (ii) maintain the confidentiality of all confidential Intellectual Property used in the Business, except where the failure to take such efforts would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 2.12    Litigation.

(a)        There is no Litigation pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of the Assets that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)        There are no settlement agreements or similar written agreements with any Governmental Authority and no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Authority against or affecting the Company or any of its Subsidiaries or any of the Assets, except those that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 2.13    Compliance with Laws; Licenses and Permits.

(a)        The Company and each of its Subsidiaries are, and since January 1, 2007 have been, in compliance in all material respects with applicable laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders and decrees (“Laws”), including, without limitation, Laws relating to product regulation or approval, except for any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to any material violation of any applicable Laws.

(b)        The Company and its Subsidiaries have all licenses, franchises, permits, certificates, approvals or other similar authorizations issued by Governmental Authorities required for the operation of the Business (the “Permits”), except for such

Permits the failure of which to hold would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except for such Permits the failure of which to hold would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) the Permits are valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions.

Section 2.14    Environmental Matters.

(a)        Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries have complied and are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all applicable Environmental Permits, (ii) no notice of violation or alleged violation, notification of liability or potential liability or request for information has been received by the Company or any of its Subsidiaries relating to or arising out of any Environmental Law and (iii) no order has been issued and is currently in effect, and since January 1, 2004, no penalty or fine has been assessed, involving the Company or any of its Subsidiaries relating to or arising out of any Environmental Law.

(b)        Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person has Released Hazardous Substances at, on, above, under or from any properties currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries that has resulted or would reasonably be expected to result in the Company or any Subsidiary being required to take any Remedial Action, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c)        Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person has caused or taken any action that would reasonably be expected to result in any liability or obligation of the Company or any Subsidiary of the Company relating to (i) the environmental conditions at, on, above, under or about any properties or assets currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries or any predecessors in interest or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of, or exposure to, Hazardous Substances, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d)        The Company has made available to CD&R Investor in the Data Room all material environmental site assessments, audits, investigations and studies and other material environmental documents currently in the possession of the Company or any of the Company’s Subsidiaries, relating to properties or assets currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries.

Section 2.15    Employees, Labor Matters, etc.

(a)        Except for those collective bargaining agreements and agreements with labor unions, works counsels (and like organizations) listed in Section 2.15(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or is otherwise bound by any collective bargaining agreement, and there are no labor unions or other organizations or groups representing any employees employed by the Company or any of its Subsidiaries. The Company and its Subsidiaries are in compliance with all applicable collective bargaining agreements, except for failures to be in compliance which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Since January 1, 2007, there has not occurred or, to the Knowledge of the Company, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime by, or lockout of, or other similar labor activity or organizing campaign with respect to, any employees of the Company or any of its Subsidiaries.

(b)        The Company and each of its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, worker classification, occupational safety and health requirements, plant closings, wages and hours, withholding of taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters, except for failures to be in compliance which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 2.16    Employee Benefit Plans and Related Matters; ERISA.

(a)        Disclosure. Section 2.16(a) of the Company Disclosure Letter lists all U.S. Company Benefit Plans (including a written description of any oral U.S. Company Benefit Plans) and any compensation or benefit plan maintained, sponsored or provided by a member of the Family Group that provides benefits primarily to any current or former employee, officer or director of the Company within the United States. Except as set forth in Section 2.16(a) of the Company Disclosure Letter, with respect to each such U.S. Company Benefit Plan, the Company has made available to CD&R Investor in the Data Room complete and correct copies of (i) all related plan documents, trust agreements, insurance contracts or other funding arrangements and (ii) all amendments and modifications to any such U.S. Company Benefit Plan or related document; provided, that there shall be no obligation to have made available in the Data Room any such document filed as an exhibit to or incorporated by reference in the Company SEC Reports. Neither the Company nor any of its Subsidiaries has communicated to any current or former employee any intention or commitment to amend or modify any U.S. Company Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(b)        Qualification. Except as set forth in Section 2.16(b) of the Company Disclosure Letter, each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, or applicable Law and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS (if applicable) and, to the Knowledge of the Company, there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of any plan. Except as would not reasonably be expected, individually or in the aggregate, to be material, each Company Benefit Plan has been operated in all material respects in accordance with the terms of such Company Benefit Plan and applicable Law. Except as would not reasonably be expected, individually or in the aggregate, to be material, all contributions and premiums required to have been paid by the Company, any of its Subsidiaries or any of its ERISA Affiliates to any Company Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law (including ERISA and the Code) or collective bargaining agreement have been paid within the time prescribed by any such plan, agreement or applicable Law.

(c)        Liability; Compliance.

(i)        Each Company Benefit Plan that is subject to the minimum funding standards of the Code or ERISA satisfies such standards under Sections 412 and 302 of the Code and ERISA, respectively, and no waiver of such funding has been sought or obtained. In addition, no such Company Benefit Plan incurred an “accumulated funding deficiency” under the predecessors to Sections 412 or 302 of the Code and ERISA, respectively, whether or not waived.

(ii)        None of the Company, any of its Subsidiaries or any of its ERISA Affiliates has been involved in any transaction that could cause the Company or any of its Subsidiaries to be subject to liability under Section 4069 or 4212 of ERISA. None of the Company, any of its Subsidiaries or any of its ERISA Affiliates has incurred (either directly or indirectly, including as a result of an indemnification obligation) any material liability under or pursuant to Title IV of ERISA (other than for PBGC premiums all of which have been paid by the date due) or the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans, and no event, transaction or condition has occurred or exists that could result in any such material liability to the Company, any of its Subsidiaries or any of its ERISA Affiliates.

(iii)       Except as set forth in Section 2.16(c)(iii) of the Company Disclosure Letter, other than routine claims for benefits, there are no pending or, to the Knowledge of the Company, threatened or anticipated claims (A) by or on behalf of any Company Benefit Plan or any current or former employee or beneficiary covered under any Company Benefit Plan, or otherwise involving any Company Benefit Plan or its assets, or (B) by or on behalf of any current or former employee of the Company or any of its Subsidiaries relating to his or her employment, termination of employment, compensation or employee benefits. None of the Company Benefit Plans is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor or any other Governmental Authority, domestic or foreign.

(iv)        Neither the Company nor any of its ERISA Affiliates contributes to or is obligated to contribute to, or within the three years preceding this Agreement contributed to or was obligated to contribute to, a Multiemployer Plan or a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA.

(v)         Except as set forth in Section 2.16(c)(v) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current U.S. employees of the Company or its Subsidiaries except as required to avoid the excise tax under Section 4980B of the Code.

(vi)        The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions will not (alone or in combination with any other event) (A) result in any payment (including, without limitation, severance) becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any employee, consultant, officer or director of the Company, (B) result in any forgiveness of Indebtedness, trigger any funding obligation (including any obligation under section 75 of the Pensions Act 1995) under any Company Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Benefit Plan or (C) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(d)        Foreign Benefit Plans. All Company Benefit Plans that are maintained primarily for employees outside of the United States (i) except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiary, have been maintained in accordance with all applicable Laws, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are so fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(e)        UK Retirement Plans. There has been no action or, to the Knowledge of the Company, threatened action by the UK pension regulator in relation to any Company Benefit Plan that provides retirement benefits to employees in the UK, including the issuing of a Contribution Notice or Financial Support Direction, nor, to the Knowledge of the Company, is the UK pension regulator considering or investigating the appropriateness of taking any such action.

Section 2.17    Tax Matters.

(a)        Filing and Payment. All material Tax Returns required to be filed by, on behalf of or with respect to the Company or any of its Subsidiaries have been duly and timely filed and are complete and correct in all material respects. All material Taxes required to be paid with respect to, or that could give rise to a Lien on the Assets of, the Company or any of its Subsidiaries (other than a Permitted Lien) have been duly and timely paid. All material Taxes required to be withheld by the Company or any of its Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose.

(b)        Procedure and Compliance. All U.S. federal income Tax Returns filed with respect to Tax years of the Company and its Subsidiaries through the Tax year ended December 31, 2004 have been examined and closed by the IRS or are Tax Returns with respect to which the period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No Tax Returns with respect to the Company or any of its Subsidiaries are currently under audit, examination or investigation by any Governmental Authority or the subject of any judicial or administrative proceeding. No Governmental Authority has asserted or threatened to assert in writing any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open.

(c)        Tax Sharing, Consolidation and Similar Arrangements. Neither the Company nor any of its Subsidiaries (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local law) or (ii) has any liability for the Taxes of any Person other than the Company or a Subsidiary of the Company (whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements, or otherwise).

(d)        Miscellaneous. Neither the Company nor any of its Subsidiaries is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, under or a result of Section 108(i), 453 or 481 of the Code (or any corresponding provision of state, local or foreign income Tax law). Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c). Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code in the two years prior to the date of this Agreement. No withholding of Taxes is required on any payment under this Agreement or the Redemption Agreement.

Section 2.18    Insurance. The Company has made available to CD&R Investor in the Data Room summaries of all material insurance policies (including fidelity bonds and other similar instruments) relating to the Assets, the Business or the employees, officers or directors of the Company and its Subsidiaries. The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries (taking into account the cost and availability of such insurance).

Section 2.19    Customers and Suppliers.

(a)        Section 2.19(a) of the Company Disclosure Letter lists the names of the twenty largest customers as determined by annual revenue that ordered products or services from the Company or any of its Subsidiaries for the fiscal year ending December 31, 2008 (the “Major Customers”). Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice that any Major Customer has terminated or, to the Knowledge of the Company, threatened in writing to terminate any material agreement with the Company or any of its Subsidiaries.

(b)        Section 2.19(b) of the Company Disclosure Letter lists the names of the twenty largest suppliers (including any Affiliates of the Company) from which the Company or any of its Subsidiaries ordered raw materials, supplies or other products or services for the fiscal year ending December 31, 2008. Since the Balance Sheet Date, there has not been any change in the terms and conditions of sale of such raw materials, supplies or other products or services which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 2.20    Transactions with Affiliates.

(a)        Section 2.20(a) of the Company Disclosure Letter lists all agreements, arrangements and other commitments or transactions to or by which the Company or any of its Subsidiaries, on the one hand, and any Affiliates of the Company (other than its Subsidiaries), on the other hand, are parties or otherwise bound or affected (each, an “Affiliate Agreement”), other than any Company Benefit Plan.

(b)        For purposes of this Section 2.20, and without limitation, Affiliates of the Company shall be deemed to include (i) any member of the Family Group, (ii) any member of the Unilever Group and (iii) any current or former director, officer or other Affiliate of the Company, a member of the Family Group, a member of the Unilever Group or any of their respective Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director, officer or other Affiliate.

Section 2.21    Finders’ Fees, etc. Except for Goldman, Sachs & Co., Citigroup Global Markets, Inc. and Houlihan Lokey Howard & Zukin Financial Advisors, Inc., whose fees and expenses will be paid by the Company, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Except as otherwise agreed in writing by CD&R Investor after the date hereof, neither the Company nor any Subsidiary of the Company has paid or agreed to pay, reimburse or otherwise indemnify any Person for, any costs, fees or expenses incurred prior to the date of this Agreement by (a) CMH or any of its shareholders, (b) any other member of the Family Group (other than the Company and its Subsidiaries) or (c) any member of the Unilever Group, in each case in connection with this Agreement, the other Transaction Documents or the Transactions.

Section 2.22    No Other Representations or Warranties. Except for the representations and warranties contained in this Article 2 (other than as expressly set forth in a Transaction Document), none of the Company, its Subsidiaries, or any other Person on behalf of the Company makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE 3

Representations and Warranties of CD&R Investor

Except as set forth in the corresponding section of the CD&R Investor Disclosure Letter (each section of which, to the extent specified therein, qualifies the correspondingly numbered representation and warranty of CD&R Investor herein and any other representation and warranty of CD&R Investor contained herein to which its application or relevance is reasonably apparent on its face to a reader of such disclosure), CD&R Investor hereby represents and warrants to the Company, CMH and SNW, as of the date hereof and as of the Closing Date, as follows:

Section 3.1    Organizational Status. CD&R Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. CD&R Investor was formed solely for the purpose of holding shares of capital stock of the Company and engaging in the Transactions, has engaged in no other business activities and has not incurred any material obligations or liabilities except pursuant to this Agreement and the other Transaction Documents.

Section 3.2    Organizational and Governmental Authorization.

(a)        CD&R Investor has all requisite organizational power and authority to execute and deliver this Agreement and the other Transaction Documents to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which it will be a party, the performance of CD&R Investor’s obligations hereunder and thereunder and the consummation of the Transactions have been duly and validly approved by the sole member of CD&R Investor and no other organizational proceedings on the part of CD&R Investor are necessary to approve this Agreement or the other Transaction Documents or to consummate the Transactions. CD&R Investor has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered such other Transaction Documents to which it will be a party. This Agreement constitutes, and each such Transaction Document when so executed and delivered by CD&R Investor will constitute, assuming the due authorization and valid execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, as applicable, the legal, valid and binding obligation of CD&R Investor, enforceable against CD&R Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).

(b)        Assuming (x) the accuracy of the representations and warranties of the Company, CMH and SNW in Articles 2, 4 and 5, respectively, (y) the execution and delivery of this Agreement and the other Transaction Documents by the Company and (z) the accuracy of the information provided by the Company to CD&R Investor specifically for the purpose of determining applicable filing and similar requirements under Competition Laws in connection with the Transactions, the execution and delivery by CD&R Investor of this Agreement and the other Transaction Documents to which it will be a party and the performance of its obligations hereunder and thereunder require no action or approval by, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and the Competition Laws and other merger control Laws of the jurisdictions set forth in Section 3.2(b)(i) of the CD&R Investor Disclosure Letter and (ii) any other actions, approvals or filings under Laws the absence of which would not reasonably be expected to have a material adverse effect on the ability of CD&R Investor to consummate the Transactions.

Section 3.3    Non-Contravention. The execution and delivery by CD&R Investor of this Agreement and the other Transaction Documents to which it will be a party and the performance of its obligations hereunder and thereunder do not and will not (a) conflict with or result in any violation or breach of any provision of any of the Organizational Documents of CD&R Investor, (b) assuming compliance with the matters referred to in Section 3.2(b), conflict with or result in any violation or breach of any provision of any applicable Law or (c) require any consent or other action by any Person under any provision of any material agreement or other instrument to which CD&R Investor is a party, except, in the case of clauses (b) and (c), as would not reasonably be expected to have a material adverse effect on the ability of CD&R Investor to consummate the Transactions.

Section 3.4    Equity Financing.

(a)        CD&R Investor has delivered to the Company a true and complete copy of an executed commitment letter, dated as of the date hereof (the “Equity Commitment Letter”) from Clayton, Dubilier & Rice Fund VIII, L.P. (the “Fund”) relating to the commitment of the Fund to provide to CD&R Investor cash equity in the aggregate amount, and subject to the terms and conditions, set forth therein (the “Cash Equity”). When funded in accordance with, and subject to, the terms and conditions of the Equity Commitment Letter, the Cash Equity will provide CD&R Investor with financing on the Closing Date sufficient to pay the CD&R Purchase Price on the terms and conditions contemplated herein.

(b)        As of the date hereof, the Equity Commitment Letter is valid and binding and in full force and effect and, subject to the accuracy of the representations and warranties of the Company, SNW and CMH contained, respectively, in Articles 2, 4 and 5, and further assuming the satisfaction of the conditions precedent contained in Article 7, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default, breach or failure to satisfy a condition precedent under the terms and conditions of the Equity Commitment Letter, other than any such default, breach or failure that has been waived by the Fund or otherwise cured in a timely manner by CD&R Investor to the satisfaction of the Fund.

(c)        In no event shall the receipt or availability of any funds or financing by CD&R Investor be a condition to any of CD&R Investor’s obligations hereunder.

Section 3.5    Purchase for Investment. CD&R Investor is purchasing the CD&R Investor Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. CD&R Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and is aware that the sale of the CD&R Investor Shares to it is being made in reliance upon an exemption from registration under the Securities Act. CD&R Investor understands and agrees that the CD&R Investor Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such CD&R Investor Shares have not been registered under the Securities Act and that such CD&R Investor Shares may be offered, resold, pledged or otherwise transferred only in accordance with the Stockholders Agreement, the Registration Rights Agreement and applicable law (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or another applicable exemption from registration, (iii) pursuant to an effective registration statement under the Securities Act, or (iv) to the Company or one of its Subsidiaries. CD&R Investor (either alone or together with its advisors) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the CD&R Investor Shares, has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment, acknowledges that it has conducted its own investigation of the Company and the terms of the CD&R Investor Shares, and has been offered the opportunity to ask questions of the Company and received answers thereto, as it deemed necessary in connection with the decision to purchase the CD&R Investor Shares. CD&R Investor understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

Section 3.6    Litigation. There is no Litigation pending against, or, to the Knowledge of CD&R Investor, threatened against or affecting, CD&R Investor before any court, arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the performance of CD&R Investor’s obligation hereunder or under the other Transaction Documents or impair its ability to consummate the Transactions.

Section 3.7    Finders’ Fees. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the Transactions based upon arrangements made by or on behalf of CD&R Investor.

Section 3.8    No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3 (other than as expressly set forth in a Transaction Document), neither CD&R Investor nor any other Person on behalf of CD&R Investor makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE 4

Representations and Warranties of SNW

SNW hereby represents and warrants to CD&R Investor, as of the date hereof and as of the Closing Date, as follows:

Section 4.1    Corporate Status. SNW is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is a wholly-owned Subsidiary of SCJ. SNW was formed solely for the purpose of holding shares of capital stock of the Company and engaging in the Transactions, has engaged in no other business activities and has not incurred any material obligations or liabilities except pursuant to this Agreement and the other Transaction Documents.

Section 4.2    Corporate and Governmental Authorization.

(a)        SNW has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents, the performance of SNW’s obligations hereunder and thereunder and the consummation of the Transactions have been duly, validly and unanimously approved by the Board of Directors of SNW. The Board of Directors of SNW has determined that the Transactions are advisable and in the best interests of SNW and its stockholders and has recommended approval of the Transactions by the stockholders of SNW. The sole stockholder of SNW has approved this Agreement, the other Transaction Documents and the Transactions, and no other corporate proceedings on the part of SNW are necessary to approve this Agreement or the other Transaction Documents or to consummate the Transactions. SNW has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered such other Transaction Documents. This Agreement constitutes, and each such Transaction Document when so executed and delivered by SNW will constitute, assuming the due authorization and valid execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, as applicable, the legal, valid and binding obligation of SNW, enforceable against SNW in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).

(b)        Assuming the accuracy of the representations and warranties of the Company, CD&R Investor and CMH in Articles 2, 3 and 5, respectively, the execution and delivery by SNW of this Agreement and the other Transaction Documents to which it will be a party and the performance of its obligations hereunder and thereunder require no action or approval by, or filing with, any Governmental Authority other than any actions, approvals or filings under Laws (other than Competition Laws) the absence of which would not reasonably be expected to have a material adverse effect on the ability of SNW to consummate the Transactions.

Section 4.3    Non-Contravention. The execution and delivery by SNW of this Agreement and the other Transaction Documents to which it will be a party and the performance of its obligations hereunder and thereunder do not and will not (a) conflict with or result in any violation or breach of any provision of any of the Organizational Documents of SNW, (b) assuming compliance with the matters referred to in Section 4.2(b), conflict with or result in any violation or breach of any provision of any applicable Law or (c) require any consent or other action by any Person under any provision of any material agreement or other instrument to which SNW is a party, except, in the case of clauses (b) and (c), as would not reasonably be expected to have a material adverse effect on the ability of SNW to consummate the Transactions.

Section 4.4    Sufficiency of Funds. SNW has and will have at the Closing available cash funds sufficient to pay the SNW Purchase Price on the terms and conditions contemplated herein.

Section 4.5    Purchase for Investment. SNW is purchasing the SNW Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. SNW is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and is aware that the sale of the SNW Shares to it is being made in reliance upon an exemption from registration under the Securities Act. SNW understands and agrees that the SNW Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such SNW Shares have not been registered under the Securities Act and that such SNW Shares may be offered, resold, pledged or otherwise transferred only in accordance with the Stockholders Agreement, the Registration Rights Agreement and applicable law (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or another applicable exemption from registration, (iii) pursuant to an effective registration statement under the Securities Act, or (iv) to the Company or one of its Subsidiaries. SNW (either alone or together with its advisors) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the SNW Shares, has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment, acknowledges that it has conducted its own investigation of the Company and the terms of the SNW Shares, and has been offered the opportunity to ask questions of the Company and received answers thereto, as it deemed necessary in connection with the decision to purchase the SNW Shares. SNW understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

Section 4.6    Litigation. There is no Litigation pending against, or, to the Knowledge of SNW, threatened against or affecting, SNW before any court, arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the performance of SNW’s obligations hereunder or under the other Transaction Documents or impair its ability to consummate the Transactions.

Section 4.7    Finders’ Fees. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the Transactions based upon arrangements made by or on behalf of SNW.

Section 4.8    No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4 (other than as expressly set forth in a Transaction Document), none of SNW, its Subsidiaries or any other Person on behalf of SNW makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE 5

Representations and Warranties of CMH

CMH hereby represents and warrants to CD&R Investor, as of the date hereof and as of the Closing Date, as follows:

Section 5.1    Corporate Status. CMH is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. CMH has engaged solely in the business of holding shares of capital stock of the Company, has no assets other than the Existing Class A Common Stock, has not, nor will it, engage in any other business activities, and has not incurred any material obligations or liabilities except pursuant to this Agreement, the other Transaction Documents and the Preexisting Stockholders Agreement.

Section 5.2    Corporate and Governmental Authorization.

(a)        CMH has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents, the performance of CMH’s obligations hereunder and thereunder and the consummation of the Transactions have been duly and validly approved by the Board of Directors of CMH.

The Board of Directors of CMH has determined that the Transactions are advisable and in the best interests of CMH and its stockholders, and no other corporate proceedings on the part of CMH are necessary to approve this Agreement or the other Transaction Documents or to consummate the Transactions. CMH has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered such other Transaction Documents. This Agreement constitutes, and each such Transaction Document when so executed and delivered by CMH will constitute, assuming the due authorization and valid execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, as applicable, the legal, valid and binding obligation of CMH, enforceable against CMH in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).

(b)        Assuming the accuracy of the representations and warranties of the Company, CD&R Investor and SNW in Articles 2, 3 and 4, respectively, the execution and delivery by CMH of this Agreement and the other Transaction Documents to which it will be a party and the performance of its obligations hereunder and thereunder require no action or approval by, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and the Competition Laws of the jurisdictions set forth in Section 2.2(b)(i) of the Company Disclosure Letter and (ii) any other actions, approvals or filings under Laws the absence of which would not reasonably be expected to have a material adverse effect on the ability of CMH to consummate the Transactions.

Section 5.3    Non-Contravention. The execution and delivery by CMH of this Agreement and the other Transaction Documents to which it will be a party and the performance of its obligations hereunder and thereunder do not and will not (a) conflict with or result in any violation or breach of any provision of any of the Organizational Documents of CMH, (b) assuming compliance with the matters referred to in Section 5.2(b), conflict with or result in any violation or breach of any provision of any applicable Law or (c) require any consent or other action by any Person under any provision of any material agreement or other instrument to which CMH is a party, except, in the case of clauses (b) and (c), as would not reasonably be expected to have a material adverse effect on the ability of CMH to consummate the Transactions.

Section 5.4    Ownership of Shares. CMH is the record and beneficial owner of (and has made all payments due in respect of) all the outstanding and issued shares of Existing Class A Common Stock of the Company, free and clear of all Liens, other than Liens created by or resulting from this Agreement, the Preexisting Stockholders Agreement or restrictions on transfer under applicable securities and other Laws.

Section 5.5    Purchase for Investment. CMH is acquiring the CMH Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. CMH is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and is aware that the sale of the CMH

Shares to it is being made in reliance upon an exemption from registration under the Securities Act. CMH understands and agrees that the CMH Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such CMH Shares have not been registered under the Securities Act and that such CMH Shares may be offered, resold, pledged or otherwise transferred only in accordance with the Stockholders Agreement, the Registration Rights Agreement and applicable law. CMH (either alone or together with its advisors) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the CMH Shares and is capable of bearing the economic risks of such investment.

Section 5.6    Litigation. There is no Litigation pending against, or, to the Knowledge of CMH, threatened against or affecting, CMH before any court, arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the performance of CMH’s obligations hereunder or under the other Transaction Documents or impair its ability to consummate the Transactions.

Section 5.7    Finders’ Fees. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the Transactions based upon arrangements made by or on behalf of CMH.

Section 5.8    Tax Matters. Section 5.8 of the Company Disclosure Letter sets forth (i) a list of any transaction or event occurring within the last three years, which, by reason of the shares in the Company held by CMH, would be taken into account for the purposes of determining whether there has been an ownership change of the Company under Section 382 of the Code and (ii) the extent of the impact for purposes of determining whether there has been such an ownership change.

Section 5.9    No Other Representations or Warranties. Except for the representations and warranties contained in this Article 5 (other than as expressly set forth in a Transaction Document), none of CMH, its Subsidiaries, or any other Person on behalf of CMH makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE 6

Certain Covenants

Section 6.1    Conduct of the Business. From the date hereof until the Closing, except (x) as otherwise expressly permitted or required by this Agreement or as disclosed in the Company SEC Reports or set forth in Section 6.1 of the Company Disclosure Letter or (y) with the prior written consent of CD&R Investor (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause its Subsidiaries to, conduct the Business in the ordinary course consistent with past practice and use its and their reasonable best efforts to preserve intact the Business, the Assets and the relationships of itself and its Subsidiaries with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, from the date hereof until the Closing, except as otherwise expressly permitted or required by this Agreement or as disclosed in the Company SEC Reports or set forth in Section 6.1 of the Company Disclosure Letter, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of CD&R Investor, which consent shall not be unreasonably withheld or delayed:

(a)        (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any Company Securities or Subsidiary Securities, except for dividends by a wholly owned Subsidiary of the Company to its parent, (ii) redeem or otherwise acquire any Company Securities or Subsidiary Securities or (iii) issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any Company Securities or any Subsidiary Securities or make any changes (by combination, reorganization or otherwise) in the capital structure of the Company or any of its Subsidiaries;

(b)        amend its certificate of incorporation (other than the adoption of the Amended Charter) or bylaws (other than the adoption of the Amended Bylaws) or take or authorize any action to wind up its affairs or dissolve;

(c)        except as required pursuant to (w) applicable Laws, (x) contractual obligations in effect as of the date of this Agreement, (y) the terms of any Company Benefit Plan as in effect on the date of this Agreement, or (z) projects undertaken or planned as of the date of this Agreement under the Company’s Profit Hunt Program, (i) grant or pay any severance or termination pay to (or amend any such existing arrangement with) any current or former director, officer, employee or independent contractor (but with respect to employees and independent contractors, only those earning in excess of $125,000 prior to the grant, payment or amendment) of the Company or any of its Subsidiaries, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements other than in the ordinary course of business consistent with past practice, (iii) establish, adopt or amend an employment, severance, termination, retention or change of control, deferred compensation or other similar agreement entered into with any director, officer or employee of the Company or any of its Subsidiaries, (iv) establish, adopt or amend any collective bargaining agreement or any pension, retirement, deferred compensation, stock option or restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries, (v) amend, modify or terminate any existing Company Benefit Plan in any manner that would increase the liability of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice, (vi) grant any equity awards to any director, officer, employee or independent contractor of the Company or any of its Subsidiaries, (vii) accelerate the vesting or payment of, or fund or in any other way secure the payment, compensation or benefits under, any Company Benefit Plan to the extent not required by the terms of this Agreement or (viii) increase salaries, bonuses or other compensation or benefits payable to any director, officer, employee or independent contractor of the Company or any of its Subsidiaries other than in the ordinary course of business, consistent with past practice, to employees earning less than $125,000 prior to such increase;

(d)        make any material change to its accounting policies or practices, except as required by GAAP or applicable Law;

(e)        merge or consolidate with, or acquire the capital stock or any material assets of, any other Person, or make a loan, advance or capital contribution to or investment in any other Person, except for (x) loans, advances, capital contributions or investments to or in the Company’s wholly-owned Subsidiaries in the ordinary course of business consistent with past practice, (y) acquisitions of inventory and equipment in the ordinary course of business and (z) mergers, consolidations, acquisitions, loans, advances, capital contributions or investments set forth on Section 6.1 of the Company Disclosure Letter;

(f)        sell, lease, license, subject to a Lien, other than a Permitted Lien, or otherwise dispose of any material assets of the Company or any of its Subsidiaries (including capital stock or other equity interests of any Subsidiary), except for sales, leases or licenses of inventory, equipment and other assets in the ordinary course of business and sales of accounts receivable and related assets pursuant to the Securitization Program;

(g)        (i) enter into, assume, amend in any material respect or terminate any Material Contract or any agreement that would have been a Material Contract had it been entered into at or prior to the date hereof, or (ii) amend or terminate the Redemption Agreement, or waive any rights thereunder;

(h)        enter into, assume, amend or terminate any Affiliate Agreement or any agreement that would have been an Affiliate Agreement had it been entered into at or prior to the date hereof, other than any such amendments that would not result in an aggregate cost to the Company and its Subsidiaries of greater than $100,000;

(i)        acquire any material real property or any direct or indirect interest in any material real property;

(j)        incur any Indebtedness, other than (i) trade payables and working capital financing, in each case incurred in the ordinary course of business consistent with past practice, (ii) Indebtedness solely between the Company and its wholly owned Subsidiaries or between such wholly owned Subsidiaries, (iii) Indebtedness incurred to effect the repayment or refinancing of any Indebtedness disclosed in Section 2.4(d) of the Company Disclosure Letter so long as the aggregate principal amount of such Indebtedness of the Company shall not exceed the principal amount of Indebtedness disclosed in Section 2.4(d) of the Company Disclosure Letter, and (iv) any additional Indebtedness permitted to be incurred by the terms of existing Indebtedness disclosed in Section 2.4(d) of the Company Disclosure Letter not in excess of $100,000,000 in the aggregate.

(k)        make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file any claims for material Tax refunds, enter into any material closing agreement, propose any material Tax adjustments or assessments, settle any Tax claim, audit or assessment in excess of $500,000 or its equivalent, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or settle or amend any rights to indemnification relating to Taxes;

(l)        make any capital expenditures or commitments for capital expenditures in an amount in excess of $10,000,000 in the aggregate, except as set forth in the Company’s current capital expenditures budget as set forth on Section 6.1(l) of the Company Disclosure Letter;

(m)       settle or compromise any material Litigation;

(n)        release or permit the release of any person from, waive or permit the waiver of any material right under or fail to enforce any material provision of, any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party; or

(o)        agree or commit to do any of the foregoing.

Section 6.2    Access to Information; Confidentiality.

(a)        From the date hereof until the earlier of the Closing or the date this Agreement is terminated, upon reasonable notice, the Company shall (i) give, and shall cause its Subsidiaries to give, CD&R Investor, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish, and shall cause its Subsidiaries to furnish, to CD&R Investor, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company and its Subsidiaries as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company and its Affiliates to cooperate with CD&R Investor in its investigation of the Company and its Subsidiaries. No investigation by CD&R Investor or other information received by CD&R Investor shall operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by the Company in this Agreement.

(b)        Anything to the contrary in Section 6.2(a) notwithstanding, (i) access rights pursuant to Section 6.2(a) shall be exercised in such manner as not to disrupt or interfere unreasonably with the conduct of the Business, (ii) the Company may withhold any document (or portions thereof) or information (A) that is subject to the terms of a non-disclosure agreement with a Third Party or would violate any other confidentiality obligations of the Company or any of its Subsidiaries to a Third Party, (B) the provision of access to which would jeopardize the attorney-client communications, attorney work product or other legal privilege of the Company or its Subsidiaries, unless covered by a joint defense or similar agreement that is effective to preserve such privilege (provided, the Company and its Subsidiaries shall use their reasonable best efforts to negotiate such an agreement in order to provide such information to CD&R Investor) or (C) if the provision of access to such document (or portion thereof) or information would conflict with applicable Laws, (iii) all requests for access and information pursuant to Section 6.2(a) shall be coordinated through senior corporate officers of the Company and (iv) CD&R Investor, its counsel, financial advisors, auditors and other authorized representatives shall not be permitted to perform any invasive testing or sampling or subsurface investigation with respect to any property of the Company or any of its Subsidiaries.

(c)        All information provided to CD&R Investor pursuant to this Section 6.2 prior to the Closing shall be held by CD&R Investor as Information (as defined in the Confidentiality Agreement, dated as of March 6, 2009, between the Company and CD&R Manager (the “Confidentiality Agreement”)) and shall be subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall continue in full force and effect until the Closing, at which time it shall automatically terminate.

Section 6.3        Governmental Approvals; Third Party Consents. From the date hereof until the Closing:

(a)        Each party shall use its reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all other things, that are necessary, proper or advisable in order for such party to fulfill and perform its obligations in respect of this Agreement and each other Transaction Document to which it is a party, to cause the conditions to its obligations set forth in Article 7 to be fulfilled and otherwise to consummate and make effective the Transactions.

(b)        The Company shall use its reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all other things, that are necessary, proper or advisable in order for it to fulfill and perform its obligations under the Redemption Agreement, to cause the conditions to its obligations set forth in Article V of the Redemption Agreement to be fulfilled and otherwise to consummate and make effective the Unilever Redemption, provided, however, that the Company shall not be required to take any action that would increase the amounts payable by the Company under the Redemption Agreement or modify any of the terms set forth in the Redemption Agreement. Unless this Agreement shall have been terminated in accordance with Article VIII hereof, (i) neither CMH nor the Company shall agree to amend or terminate the Redemption Agreement, or waive any rights thereunder, without the prior written consent of CD&R Investor, (ii) the Company shall not cause any Affiliate of the Company to, or otherwise assign its obligation to, purchase and acquire the Existing Class B Common Stock pursuant to Section 2.1 of the Redemption Agreement without the prior written consent of CD&R Investor and (iii) the Company shall not, and shall cause JDI not to, agree to amend or terminate the SCJ Global Agreement, or waive any rights thereunder, without the prior written consent of CD&R Investor.

(c)        Each party shall, as promptly as practicable, (i) make, or cause to be made, all filings and submissions (including those under the HSR Act, EC Merger Regulation, and the other filings required under the Competition Laws of the jurisdictions set forth in Section 6.3(c) of the Company Disclosure Letter) required under any Law applicable to such party or any of its Affiliates, and give such reasonable undertakings as may be required in connection therewith and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations and approvals from all Governmental Authorities and Third Parties required to be obtained by such party or any of its Affiliates, in each case in connection with this Agreement or the consummation of the Transactions, provided that (A) no party nor any of their Affiliates shall give any undertakings, make any commitments or enter into any agreements that would be binding upon the Company or any of its Affiliates after Closing without the prior written consent of CD&R Investor and CMH and (B) no party nor any of their Affiliates (including portfolio companies of funds managed by CD&R Manager) shall be required to take (and the Company shall not take) any action that involves divestiture of or any limitations on an existing business, including any business of the Company; provided further that, with respect to any filing made with, or written materials submitted to, any Governmental Authority and/or Third Parties, CD&R Investor and CMH shall have the right to review in advance, and each of the parties will consult with CD&R Investor and CMH with respect to and will consider in good faith the views of CD&R Investor and CMH, as applicable, in connection with, all such filings or submissions. Subject to CD&R Investor’s right to reimbursement after the Closing pursuant to Section 10.3, CD&R Investor and the Company shall share equally in the cost of any required pre-Closing filing fees under the HSR Act and any other applicable merger control regulation.

(d)        The Company shall, and cause its Subsidiaries to, use reasonable best efforts to obtain the consents described in Section 6.3(d) of the Company Disclosure Letter.

(e)        Each party shall, and shall cause its Affiliates to, coordinate and cooperate with the other parties and their Affiliates in exchanging such information and supplying such reasonable assistance as may be reasonably requested by the other parties in connection with the filings and other actions contemplated by this Section 6.3.

(f)        The Company shall, and shall cause JDI to, use reasonable best efforts to finalize the agreements to be entered into at the Closing with SCJ pursuant to the SCJ Global Agreement, including the preparation of the schedules and exhibits to such agreements (the “New SCJ Agreements”), on terms and conditions that are no less favorable to the Company, where applicable, than the forms of agreement attached as exhibits to the SCJ Global Agreement (assuming that any open issues set forth on such forms of agreement or in the SCJ Global Agreement are resolved in favor of the Company), and otherwise on terms and subject to conditions not inconsistent therewith that are acceptable to each of CD&R Investor and the Company in its reasonable judgment (exercised in good faith). The Company shall, and shall cause JDI to, keep CD&R Investor fully informed of the status of such negotiations, permit CD&R Investor and its representatives to participate in any negotiations or discussions at its request, and otherwise reasonably cooperate with CD&R Investor in the negotiation of all such agreements.

Section 6.4    Further Assurances. Following the Closing, each of the parties shall, and shall cause its Affiliates and its and their representatives to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by either CD&R Investor or CMH to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the Transactions, or otherwise to carry out the intent and purposes of this Agreement.

Section 6.5    Supplemental Disclosure.

(a)        From the date hereof until the Closing, subject to applicable Laws and the instructions of any applicable Governmental Authority, each of the parties shall keep the others apprised of any circumstance, event or action the existence, occurrence or taking of which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b)        From the date hereof until the Closing, (i) the Company and CMH shall promptly (and in any event within two Business Days of receipt or delivery thereof, as applicable, and within one Business Day prior to Closing) provide to CD&R Investor copies of all written notices delivered to or received by CMH, the Company or any of its Subsidiaries pursuant to the provisions of the Redemption Agreement and the SCJ Global Agreement, and (ii) CD&R Investor shall promptly (and in any event within two Business Days of CD&R Investor’s Knowledge thereof) notify the Company if, to the Knowledge of CD&R Investor, the Company is in breach of its obligations under Section 6.1.

Section 6.6    Subsequent Financial Statements and Reports. From the date hereof until the Closing Date, the Company shall (a) provide to CD&R Investor a monthly management report in scope and detail consistent with those management reports that have been historically prepared by the Company and delivered to its Board of Directors and (b) timely prepare, and promptly deliver to CD&R Investor, monthly financial statements, to be in scope and detail consistent with the monthly financial statements that have been historically prepared by the Company and delivered to its Board of Directors.

Section 6.7    Public Announcements. Each of CD&R Investor, the Company, CMH and SNW shall, and shall cause their Affiliates and their respective representatives to, consult with each of the other parties hereto and shall mutually agree with each of the other parties hereto upon any press release or other public statement with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable Law, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other parties before issuing any such press release or making any such public announcement and shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.8    Debt Financing.

(a)        The Company shall use its reasonable best efforts to take, or cause to be taken (and CD&R Investor shall use its reasonable best efforts to cooperate with the Company in such efforts), all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable, to arrange and obtain the proceeds of debt financing (and to repay certain existing Indebtedness of the Company and its Subsidiaries) on terms and subject to conditions which, individually and taken as a whole, are no less favorable to the Company than those set forth in the term sheet attached hereto as Exhibit G (the “Debt Term Sheet”), and otherwise on terms and subject to conditions not inconsistent with the Debt Term Sheet that are acceptable to each of CD&R Investor and the Company in its reasonable judgment (exercised in good faith) (such financing, the “Debt Financing”).

(b)        It is understood and agreed that both the Company and CD&R Investor will participate in the negotiation of the Debt Financing, including the negotiation of the Debt Financing Agreements. The Company shall not, and shall cause JDI and its Subsidiaries not to, enter into any agreement, arrangement, commitment or understanding with any Person with respect to the Debt Financing, or amend, modify, terminate or waive any provision of or right or remedy under any such agreement, arrangement, commitment or understanding, without the prior written consent of CD&R Investor (which consent shall not be unreasonably withheld or delayed).

(c)        In furtherance of obtaining the Debt Financing, prior to the Closing,

(i)        each of CMH and CD&R Investor shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its respective Affiliates and its and such Affiliate’s officers, employees and advisors (including legal, tax, regulatory and accounting advisors) to, and the Company shall use its reasonable best efforts to, and to cause its respective Subsidiaries, and its and such Subsidiaries’ respective officers, employees and advisors (including legal, tax, regulatory and accounting advisors) to, as promptly as reasonably practicable, provide information (financial or otherwise) relating to each of them, respectively, and the transactions contemplated by this Agreement and the Stockholders’ Agreement, to the lenders under the Debt Financing (the “Lenders”) to the extent reasonably requested by the Lenders, which information (to the extent specifically provided by CMH or CD&R Investor for inclusion in any document that is to be used or disseminated in connection with the Debt Financing) will not, at the time such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances in which they are made, not misleading;

(ii)        the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Affiliates and its and such Affiliates’ respective officers, employees and advisors (including legal, tax, regulatory and accounting advisors) to: (A) prepare, as applicable, (I) customary offering documents, information memoranda, prospectuses and similar documents, which contain all financial statements and other data required to be included therein by the Lenders or customary market practice (which shall, if reasonably requested by the Lenders, have been reviewed by the independent accountants for the Company as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) and all appropriate pro forma financial statements, prepared in accordance with, or reconciled to, GAAP and prepared in accordance with Regulation S-X under the Securities Act, as amended, and all other data (including selected financial data) that the SEC would require in a registered offering or that would be necessary for an investment bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with a registered offering and (II) materials for rating agency presentations; (B) conduct marketing efforts for the Debt Financing; (C) execute and deliver (or use reasonable best efforts to obtain from its advisors) customary certificates (including, if reasonably and customarily requested by the Lenders, a certificate of the chief financial officer of the Company with respect to solvency of the Company), accounting comfort letters (including consents of accountants for use of their reports in any materials relating to the Debt Financing), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Debt Financing as may be customary or reasonably requested by the Lenders; (E) to the extent customary or reasonably requested by the Lenders, (I) provide authorization letters to the Lenders authorizing the distribution of information to prospective lenders and containing a representation to the Lenders that the public side versions of such documents, if any, do not include material non-public information about the Company or its respective Affiliates or securities; (II) otherwise cooperate with the Lenders’ due diligence, to the extent not unreasonably interfering with the Business; and (III) participate in management and other meetings (including customary one-on-one meetings with the lead arrangers for the Debt Financing), presentations, road shows, due diligence sessions and sessions with rating agencies on reasonable advance notice; (F) execute and deliver any definitive financing documents, including any pledge documents, security documents and other definitive financing documents, containing terms and conditions which, individually and taken as a whole, are no less favorable to the Company than those set forth in the Debt Term Sheet, and otherwise having terms and subject to conditions not inconsistent therewith and that are acceptable to each of CD&R Investor and the Company in its reasonable judgment (exercised in good faith) (collectively, the “Debt Financing Agreements”), and which facilitate the pledging of, and the granting, recording and perfection of security interests in, share certificates, securities and other collateral; and (G) take such corporate actions that the Company or CD&R Investor believe, in good faith, are reasonably necessary to consummate the Debt Financing and to permit the proceeds thereof to be made available at the Closing, including obtaining Payoff Documents (the information, documents and materials referenced in clauses (c)(i) and (c)(ii)(A)(I) in this Section 6.8, the “Required Information”). From the date hereof until the Closing, the Company shall seek CD&R Investor’s consent (which consent shall not be unreasonably withheld or delayed) for disseminating, directly or indirectly, the Required Information to the Lenders, and their representatives, or any other Third Party for purposes of obtaining the Debt Financing.

(d)        “Payoff Documents” means customary payoff letters, termination statements, releases, amendments, extensions, and other evidences of termination reasonably requested by, and in form and substance reasonably satisfactory to the Lenders and specifying the amount necessary to repay such Indebtedness as is being repaid in accordance with the Debt Financing.

Section 6.9    Treatment of Certain Existing Notes.

(a)        The Company shall, and shall cause each of its Subsidiaries to, use its respective reasonable best efforts to commence promptly after the date hereof, conduct and consummate at the Closing tender offers to purchase, and any related consent solicitations with respect to, the Existing Notes, on the terms and conditions set forth in the Debt Term Sheet and otherwise on terms and subject to conditions that are acceptable to each of CD&R Investor and the Company in its reasonable judgment (exercised in good faith), in compliance with all applicable covenants in the existing indentures and certificates of designation (collectively, the “Debt Offers”). CD&R Investor shall use its reasonable best efforts to assist the Company in connection therewith. The Offer Documents (including all amendments or supplements) and all mailings to the holders of Existing Notes in connection with the Debt Offers shall be subject to the prior review of, and approval by, CD&R Investor in its reasonable judgment (exercised in good faith). The closing of the Debt Offers shall be conditioned on the Closing and shall otherwise be conducted in compliance with applicable Laws and SEC rules and regulations. The Company shall not, without the prior written consent of CD&R Investor, waive any condition to the Debt Offers or make any changes to the Debt Offers.

(b)        The Company covenants and agrees that, promptly following the consent solicitation expiration date for each tender offer for Existing Notes, assuming the requisite consents are received, each of the Company and its applicable Subsidiaries as is necessary shall (and shall use their reasonable best efforts to cause the applicable trustee to) execute supplemental indentures to the indentures governing each series of Existing Notes for which the requisite consent has been received, which supplemental indentures shall implement the amendments described in the offer to purchase, related letter of transmittal, and other related documents related to the Debt Offers (collectively, the “Offer Documents”) and shall become operative only concurrently with the Closing. Concurrently with the Closing, pursuant to and in accordance with Section 1.2(b), the Company shall accept for payment and thereafter promptly pay for any Existing Notes that have been properly tendered and not properly withdrawn pursuant to the Debt Offers (such payment, the “Debt Tender Payment”). The Company shall pay all expenses related to the Debt Offers or incidental to the Company’s performance of or compliance with its obligations under this Section 6.9, including, without limitation, all filing fees, fees and expenses of compliance with securities or blue sky laws, word processing, duplicating and printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and, to the extent provided in the applicable engagement agreement, any dealer manager, information agent, depositary or other Person retained by the Company in connection with the Debt Offers (including any expenses incurred in connection with the provision of any indemnities).

(c)        If jointly requested by CMH and CD&R Investor in writing and in lieu of commencing a Debt Offer for such series (or in addition thereto), to the extent permitted by the indenture and officers’ certificates or supplemental indentures governing any series of Existing Notes and subject to the prior approval by the Company in its reasonable judgment (exercised in good faith) and the Lenders, the Company shall (i) issue a notice of optional redemption for all of the outstanding principal amount of indebtedness of such series pursuant to the requisite provisions of the indenture and officer’s certificate governing such series of Existing Notes or (ii) take actions jointly requested by CMH and CD&R Investor that are reasonably necessary for the satisfaction and/or discharge and/or defeasance of such series pursuant to the applicable provisions of the indenture and officer’s certificate or supplemental indenture governing such series of Existing Notes, and shall redeem or satisfy and/or discharge and/or defease, as applicable, such series in accordance with the terms of the indenture and officer’s certificate or supplemental indenture governing such series of Existing Notes at the Closing.

Section 6.10    No Solicitation. From the date hereof until the Closing, the Company and CMH shall not, and shall not authorize or permit any of their Subsidiaries or their, or their Subsidiaries’, officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (a) take any action to solicit, initiate or encourage the submission of any Acquisition Proposal, (b) engage in any substantive discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal or a modification of a previously received Acquisition Proposal, (c) enter into any agreement with respect to an Acquisition Proposal or (d) propose or agree to do any of the foregoing.

Section 6.11    Governance Matters. Prior to the Closing, the Company and CMH shall use reasonable best efforts to ensure that, effective as of the Closing, the only members of the board of directors of the Company shall be those persons designated by CMH and CD&R Investor, as applicable, under Section 2.1(a) of the Stockholders Agreement.

Section 6.12    Tax Matters.

(a)        All transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes (including any penalties and interest) arising as a result of the purchase of Shares by CD&R Investor pursuant to this Agreement shall be paid by the Company when due, and the Company will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees and, if required by law, CD&R Investor will join in the execution of any such Tax returns and other documentation.

(b)        CMH shall promptly alert the Company and CD&R Investor in writing of (i) any transaction or event of which CMH has Knowledge which, by reason of the shares in the Company held by CMH, would be taken into account for the purposes of determining whether there has been an ownership change of the Company under Section 382 of the Code and (ii) the extent of the impact for purposes of determining whether there has been such an ownership change. In addition CMH shall promptly alert the Company and CD&R Investor in writing at least 45 days prior to any transaction or event of which CMH has Knowledge which, by reason of the shares in the Company held by CMH, would be taken into account for the purposes of determining whether there has been an ownership change of the Company under Section 382 of the Code, that (x) such transaction or event is anticipated and (y) the extent of the impact for purposes of determining whether there has been such an ownership change. For purposes of this Section 6.12(b) only, the Knowledge of CMH shall refer to the actual knowledge of any officer or director of CMH.

(c)        Except as otherwise contemplated by the Conversion Letter Agreement, CMH shall not, without the prior written consent of CD&R Investor (which consent shall not be unreasonably withheld or delayed), engage in any transaction (such as the conversion from a corporation into a limited liability company) that could reasonably be expected to cause CMH and the Company to be parties to a “reorganization” under section 368 of the Code.

Section 6.13    Certain Payments. At the Closing, the Company shall (x) pay the Deal Fee to Clayton, Dubilier & Rice Holdings, L.P. (or its designee) and (y) reimburse CD&R Investor for the CD&R Investor Expenses, in each case by wire transfer of immediately available funds in U.S. dollars to the account (or accounts) designated in writing by CD&R Investor at least two Business Days prior to the Closing.

Section 6.14    Indemnification of Directors and Officers.

(a)        For a period of six years after the Closing Date, the Company shall provide indemnification and exculpation from liability for acts or omissions occurring prior to the Closing for each person who is now or has been prior to the date hereof or who becomes prior to the Closing Date an officer or director of the Company or any of its Subsidiaries (the “Indemnified Individuals”) which is at least as favorable to the Indemnified Individuals as the exculpation and indemnification provisions set forth in the Organizational Documents of the Company and its Subsidiaries as of the date of this Agreement, except as may otherwise be required by applicable Law.

(b)        The Company shall obtain a prepaid (or “tail”) directors’ and officers’ liability insurance policy covering acts or omissions at or prior to the Closing Date for a period of six years after the Closing Date, with respect to those persons who are covered as of the date hereof by the Company’s directors’ and officers’ and fiduciary liability insurance policy described on Section 6.14 of the Company Disclosure Letter (the “Current D&O Policy”), on terms with respect to such coverage and amounts no less favorable to such Indemnified Individuals than those of the Current D&O Policy; provided, that (i) the Company shall not pay a premium of more than $1,000,000 in order to obtain such “tail” policy; and (ii) if the aggregate premiums for such “tail” policy exceeds such amount, the Company shall purchase a substitute policy with the greatest coverage available for such amount. If such “tail” prepaid policy has been obtained by the Company, CMH and CD&R Investor shall reasonably cooperate with the Company after the Closing to cause such policy to be maintained in full force and effect, for its full term, and shall not interfere with the Company’s honoring of its obligations thereunder after the Closing.

(c)        The obligations under this Section 6.14 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Individual to whom this Section 6.14 applies without the consent of such affected Indemnified Individual (it being expressly agreed that the Indemnified Individual to whom this Section 6.14 applies shall be a third party beneficiary of this Section 6.14).

ARTICLE 7

Conditions Precedent

Section 7.1    Conditions to Obligations of CD&R Investor, SNW, CMH and the Company. The obligations of CD&R Investor, SNW, CMH and the Company to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a)        Merger Control Notification. The notifications of the parties pursuant to the HSR Act, the EC Merger Regulation and the Competition Laws of the jurisdictions identified in Section 7.1(a) of the Company Disclosure Letter and Section 7.1(a) of the CD&R Investor Disclosure Letter shall have been made and the corresponding clearances have been obtained or the applicable waiting period(s) and any extensions thereof shall have expired or been terminated.

(b)        No Injunction, etc. No Law shall have made the consummation of the Closing illegal or otherwise prohibited and no judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining CD&R Investor, CMH or the Company from consummating the Transactions shall have been entered, enforced, promulgated or issued.

(c)        Debt Financing. The Company shall have (i) obtained the Debt Financing on terms and subject to conditions which, individually and taken as a whole, are no less favorable to the Company than those set forth in the Debt Term Sheet, and otherwise on terms and subject to conditions not inconsistent therewith and that are acceptable to each of CD&R Investor and the Company and CMH in its reasonable judgment (exercised in good faith), (ii) made the Debt Tender Payment in accordance with the Offer Documents and, if any Existing Notes remain outstanding, the indentures governing each series of Existing Notes shall have been amended in the manner described in the Offer Documents and (iii) repaid the Other Refinanced Debt in full satisfaction thereof and in accordance with the terms of the Payoff Documents (if applicable).

(d)        Unilever Redemption. The Unilever Redemption and the transactions contemplated by the Redemption Agreement shall have been, or will simultaneously with the Closing of the transactions contemplated hereby be, consummated in accordance with, and without any waiver of or amendment to the terms and conditions of, the Redemption Agreement (other than any such waiver or amendment to which CD&R Investor shall have given its prior written consent).

(e)        Transaction Documents. Each of the Transaction Documents shall have been executed and delivered by each of the parties thereto and fully executed copies thereof delivered to the parties hereto.

(f)        New SCJ Agreements. The New SCJ Agreements shall have been entered into by each of the parties thereto on terms and conditions that are no less favorable to the Company, where applicable, than the forms of agreement attached as exhibits to the SCJ Global Agreement (assuming that any open issues set forth on such forms of agreement or in the SCJ Global Agreement are resolved in favor of the Company), and otherwise on terms and subject to conditions not inconsistent therewith that are acceptable to each of CD&R Investor and the Company in its reasonable judgment (exercised in good faith).

Section 7.2    Conditions to Obligations of CD&R Investor. The obligation of CD&R Investor to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a)        Representations; Performance. (i) The representations and warranties of the Company, CMH and SNW contained in this Agreement (other than the representations and warranties identified in clause (ii) hereof) shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality” or “Material Adverse Effect” included therein), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, and (ii) the representations and warranties in Sections 2.4(a), (b) and (c), 2.8(iii), 2.21, 4.7, 5.4 and 5.7 shall be true and correct in all respects, in the case of each of the foregoing clauses (i) and (ii), at and as of the date hereof and at and as of the Closing Date with the same effect as though made at and as of the Closing Date (except that representations and warranties that are made as of a specified date shall be true and correct only as of such date). The Company, CMH and SNW shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them at or prior to the Closing (other than the covenants set forth in Section 6.10); provided that the Company and/or CMH, as applicable, shall have complied in all respects with the covenants contained in Section 6.1(a) and 6.1(h) and the last sentence of Section 6.3(b). Neither the Company nor CMH shall have willfully breached their respective obligations under Section 6.10. Each of the Company, CMH and SNW shall have delivered to CD&R Investor a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Company, CMH or SNW, as applicable, to the effect set forth above in this Section 7.2(a).

(b)        Amended Charter and Amended Bylaws. The Company shall have duly filed with the Secretary of State of the State of Delaware the Amended Charter and the Board of Directors of the Company shall have approved and adopted the Amended Bylaws, each of which shall have become effective.

(c)        Certain Payments. The Company shall have made, or concurrently with the Closing shall make, the payments required by Section 6.13.

(d)        FIRPTA Certificate. The Company shall have delivered on the Closing Date to the CD&R Investor a certificate, as contemplated under and meeting the requirements of Section 1.1445-2(c)(3)(i) of the Treasury Regulations, to the effect that the shares of Existing Class B Common Stock of the Company owned by Unilever are not a U.S. real property interest.

(e)        Director Resignations. The members of the Company’s Board of Directors who are not among those directors who will serve on the Board immediately after the Closing in accordance with the Stockholders Agreement shall have resigned or been removed effective as of the Closing.

(f)        Repurchase of JDI Share. Either (i) the Company shall have acquired, or shall have caused JDI to acquire, concurrently with or immediately prior to the Closing, the JDI Share from SCJ, for no or immaterial consideration or (ii) SCJ shall have entered into an agreement with the Company and JDI with respect to the acquisition by the Company or JDI of the JDI Share from SCJ on terms and conditions reasonably satisfactory to CD&R Investor.

Section 7.3    Conditions to Obligations of the Company, CMH and SNW. The obligation of the Company, CMH and SNW to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a)        Representations; Performance. The representations and warranties of CD&R Investor contained in this Agreement (other than the representations and warranties identified in clause (ii) hereof) shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality” or “material adverse effect” included therein), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on the ability of CD&R Investor to consummate the Transactions, and (ii) the representations and warranties in Sections 3.4 and 3.7 shall be true and correct in all respects, in the case of each of the foregoing clauses (i) and (ii), at and as of the date hereof and at and as of the Closing Date with the same effect as though made at and as of the Closing Date (except that representations and warranties that are made as of a specified date shall be true and correct only as of such date). CD&R Investor shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by CD&R Investor at or prior to the Closing. CD&R Investor shall have delivered to the Company a certificate, dated as of the Closing Date, signed by a duly authorized officer of CD&R Investor to the effect set forth above in this Section 7.3(a).

(b)        Solvency Opinion. The Board of Directors of the Company shall have received the opinion of a nationally recognized financial advisory firm attesting to the solvency of the Company and its Subsidiaries on a consolidated basis immediately after the Closing of the Transactions.

ARTICLE 8

Termination

Section 8.1    Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)        by the written agreement of CD&R Investor, the Company and CMH;

(b)        by either CD&R Investor or the Company by notice to the other party, if:

(i)        the Closing shall not have been consummated on or before February 16, 2010 (the “End Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time; or

(ii)        (A) there shall be any Law that makes consummation of the Closing illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining CD&R Investor, SNW, CMH or the Company from consummating the Transactions is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

(c)        by CD&R Investor by notice to the Company and CMH, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company, CMH or SNW set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.2(a) not to be satisfied, and such breach is incapable of being cured by the End Date, provided, however, that CD&R Investor shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if CD&R Investor is then in material breach or violation of its representations, warranties or covenants contained in this Agreement;

(d)        by (i) CMH, by action of its Board of Directors, and following the Company’s Board of Directors having been given a reasonable opportunity to consult with CMH and review any such action, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of CD&R Investor set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.3(a) not to be satisfied and such breach is incapable of being cured by the End Date (a “CD&R Investor Breach”), and (ii) the Company, by action of its Board of Directors, and following CMH’s Board of Directors having been given a reasonable opportunity to consult with the Company and review any such action, if a CD&R Investor Breach shall have occurred, provided, however, that (x) the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company is then in material breach or violation of its representations, warranties or covenants contained in this Agreement; and (y) CMH shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if CMH is then in material breach or violation of its representations, warranties or covenants contained in this Agreement. Any termination by CMH or the Company under this Section 8.1(d) shall be given by notice to CD&R Investor. For the avoidance of doubt, no failure by the Company’s Board of Directors to approve a termination pursuant to clause (i) hereof shall affect CMH’s right thereunder, and no failure by CMH’s Board of Directors to approve a termination pursuant to clause (ii) hereof shall affect the Company’s right thereunder;

(e)        by CD&R Investor, CMH or the Company by notice to other parties, if the condition set forth in Section 7.1(c) has not been satisfied by the End Date; provided, however, that a party shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if its failure to comply with its obligations under Section 6.8 is the proximate cause for such condition not being satisfied by the End Date; or

(f)        by CD&R Investor or the Company upon the termination of the Redemption Agreement.

Section 8.2    Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect without liability of any party (or any of its directors, officers, employees, stockholders, Affiliates, agents, representatives or advisors) to the other party hereto, provided, however, that, no such termination shall relieve either party of liability for a breach of this Agreement. The provisions of this Section 8.2 and Sections 9.1, 9.2, 10.1, 10.3 and 10.4 shall survive any termination hereof pursuant to Section 8.1.

ARTICLE 9

Definitions

Section 9.1    Certain Terms. The following terms have the respective meanings given to them below:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any proposal or offer from any Third Party with respect to (i) a merger, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution, reorganization or similar transaction involving the Company or any of its Subsidiaries that, if consummated, would result in any Third Party (or the stockholders of such Third Party in the aggregate) beneficially owning securities representing 20% or more of the total voting power of the Company then outstanding, (ii) any direct or indirect sale, lease, exchange, transfer or other disposition of 20% or more of the consolidated assets (including stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, taken as a whole, or (iii) any direct or indirect sale of, or similar transaction with respect to, equity securities of the Company that, if consummated, would result in any Third Party (or the stockholders of such Third Party in the aggregate) beneficially owning securities representing 20% or more of the total voting power of the Company (or of the surviving parent entity in such transaction) then outstanding, including in the case of each of clauses (i) through (iii), any single or multi-step transaction or series of related transactions (other than a proposal or offer made by CD&R Investor or an Affiliate thereof).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Affiliate Agreement” has the meaning set forth in Section 2.20(a).

“Agreement” has the meaning set forth in the Preamble.

“Amended Bylaws” means the Amended and Restated Bylaws of the Company, substantially in the form attached hereto as Exhibit F.

“Amended Charter” has the meaning set forth in the Recitals.

“Assets” has the meaning set forth in Section 2.10(a).

“Balance Sheet Date” means July 3, 2009.

“Business” means the business and operations of the Company and its Subsidiaries as conducted as of the date hereof and at any time between the date hereof and the Closing.

“Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by law to be closed in New York City.

“Cash Equity” has the meaning set forth in Section 3.4(a).

“CD&R Indemnification Agreement” means the Indemnification Agreement to be entered into among the Company, JDI, CD&R Investor, the Fund and CD&R Manager, substantially in the form attached hereto as Exhibit H.

“CD&R Investment” has the meaning set forth in the Recitals.

“CD&R Investor” has the meaning set forth in the Preamble.

“CD&R Investor Breach” has the meaning set forth in Section 8.1(d).

“CD&R Investor Disclosure Letter” means the letter, dated as of the date hereof, delivered by CD&R Investor to the Company prior to the execution of this Agreement and identified as the CD&R Investor Disclosure Letter.

“CD&R Investor Expenses” means the costs, fees and expenses incurred by CD&R Investor and its Affiliates in connection with the Transactions (including the Debt Financing).

“CD&R Investor Shares” has the meaning set forth in the Recitals.

“CD&R Manager” means Clayton, Dubilier & Rice, Inc.

“CD&R Purchase Price” has the meaning set forth in Section 1.1.

“Class A Common Shares” has the meaning set forth in the Recitals.

“Class B Common Shares” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“CMH” has the meaning set forth in the Preamble.

“CMH Indemnification Agreement” means the Indemnification Agreement to be entered into among the Company, JDI and CMH, substantially in the form attached hereto as Exhibit I.

“CMH Shares” has the meaning set forth in the Recitals.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” means each written or oral employee benefit plan, scheme, program, policy, arrangement and contract (including, but not limited to, any “employee benefit plan”, as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance plan, program, policy, arrangement or contract) for the benefit of any current or former officer, employee or director of the Company or any of its Subsidiaries that is maintained or contributed to by the Company, any of its Subsidiaries or any of its ERISA Affiliates, or with respect to which any of them could incur liability under the Code or ERISA or any substantially similar non-U.S. law, but shall exclude Multiemployer Plans.

“Company Disclosure Letter” means the letter, dated as of the date hereof, delivered by the Company to CD&R Investor prior to the execution of this Agreement and identified as the Company Disclosure Letter.

“Company SEC Reports” has the meaning set forth in Section 2.6(a).

“Company Securities” has the meaning set forth in Section 2.4(c).

“Competition Laws” means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Confidentiality Agreement” has the meaning set forth in Section 6.2(c).

“Consulting Agreement” means the agreement between the Company, JDI and CD&R Manager, substantially in the form attached hereto as Exhibit D, whereby CD&R Manager will provide consulting services in exchange for payment of annual monitoring fees.

“Conversion Letter Agreement” means the letter agreement, dated as of the date hereof, among CMH, the Company and CD&R Investor with respect to the conversion of CMH from a corporation to a limited liability company.

“Current D&O Policy” has the meaning set forth in Section 6.14(b).

“Data Room” means the electronic data room, as constituted as of 12:00 a.m., New York City local time, two days prior to the date of this Agreement, hosted by Intralinks, Inc. and made available to CD&R Investor and its advisors, together with all documents, agreements, memoranda, financial and operating data, and other information contained therein

“Deal Fee” means an amount equal to $25,000,000.

“Debt Financing” has the meaning set forth in Section 6.8(a).

“Debt Financing Agreements” has the meaning set forth in Section 6.8(c).

“Debt Offers” has the meaning set forth in Section 6.9(a).

“Debt Tender Payment” has the meaning set forth in Section 6.9(b).

“Debt Term Sheet” has the meaning set forth in Section 6.8(a).

“EC Merger Regulation” means Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings, as amended, and the implementing regulation promulgated pursuant thereto.

“End Date” has the meaning set forth in Section 8.1(b)(i).

“Environmental Law” means any Law regulating or relating to the protection of human health, natural resources or the environment, including Laws relating to contamination and the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of, or exposure to, Hazardous Substances that is in effect on the date of this Agreement.

“Environmental Permit” means any Permit required pursuant to applicable Environmental Laws.

“Equity Commitment Letter” has the meaning set forth in Section 3.4(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Exercise Notice” has the meaning set forth in Section 1.2(d).

“Existing Class A Common Stock” has the meaning set forth in the Recitals.

“Existing Class B Common Stock” has the meaning set forth in the Recitals.

“Existing Notes” means (i) the Company’s 10.67% Senior Discount Notes due 2013 and (ii) JDI’s 9.625% Senior Subordinated Notes due 2012.

“Family Group” means CMH, SCJ, SNW, the Johnson Family Members, and their respective Affiliates from time to time.

“Family Letter Agreement” means the letter agreement, dated as of the date hereof, by and among, Appointive Distributing Trust B, u/a Samuel C. Johnson 1988 Trust Number One, the owner of a majority of CMH’s Class A Common Stock, S. Curtis Johnson III, sole trustee thereof, and CD&R Investor.

“Fund” has the meaning set forth in Section 3.4(a).

“GAAP” has the meaning set forth in Section 2.6(b).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization.

“Hazardous Substance” means any substance that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls or petroleum or petroleum products, or (ii) requires Remedial Action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste”, “hazardous substance”, “toxic substance” or words of similar meaning or effect thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person to Third Parties for borrowed money, (ii) all obligations of such Person to Third Parties evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practice), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person incurred or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practice), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) the net liability of such Person under interest rate, currency or commodity derivatives or hedging transactions, (ix) all letters of credit or performance bonds issued for the account of such Person (excluding (A) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practice, (B) standby letters of credit relating to workers’ compensation insurance and (C) surety bonds and customs bonds) and (x) all guaranties and arrangements having the economic effect of a guaranty by such Person of any Indebtedness of any other Person.

“Indemnified Individuals” has the meaning set forth in Section 6.14(a).

“Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, Software, Internet Web sites, mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, inventions, processes, designs, formulae, trade secrets, know-how, ideas, research and development, data, databases and confidential information and all similar intellectual property rights.

“Investments” has the meaning set forth in the Recitals.

“IRS” means the Internal Revenue Service.

“Japanese Mortgages” means the real property mortgages granted to the lenders and administrative agent under the Japanese Working Capital Agreement.

“Japanese Working Capital Agreement” means the working capital credit agreement entered into before the Closing by JohnsonDiversey Co., Ltd., as borrower, the Company and JDI as guarantors, the lenders party thereto and GE Japan Corporation, as administrative agent.

“JDI” means JohnsonDiversey, Inc., a Delaware corporation and Subsidiary of the Company.

“JDI Share” has the meaning set forth in Section 2.5(d).

“Johnson Family Member” means (a) a lawful lineal descendant of Herbert F. Johnson, Jr. or Henrietta Johnson Louis or the spouse of any such person; (b) an estate, trust (including a revocable trust, declaration of trust or a voting trust), guardianship or custodianship for the primary benefit of one or more individuals described in clause (a) above; (c) a foundation established by one or more individuals described in clause (a) above; and (d) a Person controlled by one or more individuals or entities described in clauses (a), (b) or (c) above; provided, however, that for purposes of this Agreement, neither the Company nor any of its Subsidiaries from time to time shall be regarded as a Johnson Family Member. For the avoidance of doubt, SCJ and its Subsidiaries are, as of the date hereof, Johnson Family Members.

“Knowledge” of any Person that is not an individual means (i) in the case of the Company, the actual knowledge of any officer of the Company or any employee of JDI set forth in Section 9.1 of the Company Disclosure Letter, (ii) in the case of CD&R Investor, the actual knowledge of any officer, principal or partner of CD&R Investor set forth in Section 9.1 of the CD&R Investor Disclosure Letter, (iii) in the case of CMH, the actual knowledge of any officer of CMH set forth in Section 9.1 of the Company Disclosure Letter, and (iv) in the case of SNW, the actual knowledge of any officer of SNW set forth in Section 9.1 of the Company Disclosure Letter.

“Laws” has the meaning set forth in Section 2.13(a).

“Leased Real Property” has the meaning set forth in Section 2.10(d).

“Leases” has the meaning set forth in Section 2.10(d).

“Lenders” has the meaning set forth in Section 6.8(c).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Limited Guarantee” means the Limited Guarantee of the Fund in favor of the Company, dated as of the date hereof.

“Litigation” means any action, cease and desist letter, demand, suit, arbitration proceeding, administrative or regulatory proceeding, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Major Customers” has the meaning set forth in Section 2.19(a).

“Material Adverse Effect” means any event, change, development, effect or occurrence that has been or would reasonably be expected to be materially adverse (a) to the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole; provided, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following, either alone, or in combination: (i) any event, change, development, effect or occurrence or event affecting the businesses or industries in which the Company and its Subsidiaries operate (including general pricing changes), (ii) changes in general economic or business conditions, including changes in the financial, securities or credit markets, or changes in such conditions in any area in which the Company or its Subsidiaries operate, (iii) changes in global or national political conditions (including any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism), (iv) except with respect to the representations and warranties contained in Section 2.3, the negotiation, execution or announcement of this Agreement (including losses or threatened losses of the relationships of the Company or its Subsidiaries with customers, distributors, suppliers, or franchisees) and the other Transaction Documents and the transactions contemplated hereby and thereby, (v) any action or omission pursuant to the written consent of, or any action otherwise taken by, CD&R Investor or its Affiliates, (vi) the failure of the Company to meet any internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may be considered in determining whether there is a Material Adverse Effect), (vii) any change in the trading prices of the Company’s 10.67% Senior Discount Notes due 2013 and JDI’s 9.625% Senior Subordinated Notes due 2012 (provided that the underlying causes of such change may be considered in determining whether there is a Material Adverse Effect), (viii) (A) changes in accounting requirements or principles or (B) any changes in applicable Laws or interpretations thereof, or (ix) seasonal fluctuations in the Company’s and its

Subsidiaries business (in each of the foregoing clause (i), (ii), (iii) and (viii)(B), to the extent such effect does not disproportionately affect the Company and its Subsidiaries in relation to others in the same businesses or industries in which the Company and its Subsidiaries operate), or (b) to the ability of the Company or CMH to perform their respective obligations under the Transaction Documents or to consummate the transactions contemplated thereby.

“Material Contract” has the meaning set forth in Section 2.9(b).

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

“New SCJ Agreements” has the meaning set forth in Section 6.3(f)

“Offer Documents” has the meaning set forth in Section 6.9(b).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Other Refinanced Debt” means all outstanding principal, interest and all other amounts due and payable as of the Closing (including all accrued and unpaid interest and any prepayment fees or penalties) under, and to satisfy and discharge the obligations of the Company, JDI and any other applicable Subsidiary of the Company in respect of, (i) JDI’s Senior Secured Credit Facility dated as of December 16, 2005, as amended, and (ii) any other Indebtedness that CD&R Investor and the Company have agreed in their respective reasonable judgment (exercised in good faith) should be repaid in connection with the Debt Financing.

“Owned Intellectual Property” has the meaning set forth in Section 2.11.

“Owned Real Property” has the meaning set forth in Section 2.10(c).

“Payoff Documents” has the meaning set forth in Section 6.8(d).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permits” has the meaning set forth in Section 2.13(b).

“Permitted Liens” means (i) Liens for Taxes and other governmental charges and assessments not yet due and payable or that are being contested in good faith and for which adequate accruals or reserves have been established on the Reference Balance Sheet, (ii) Liens of carriers, warehousemen, mechanics, materialmen and other like Liens arising in the ordinary course of business consistent with past practice, that are being contested in good faith and for which adequate accruals or reserves have been established on the Reference Balance Sheet, (iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property, (iv) Liens granted pursuant to the terms of (A) JDI’s Senior Secured Credit Facility, dated as of December 16, 2005, as amended, (B) the Securitization Programs and (C) the Japanese Mortgages and any other security pursuant to the Japanese Working Capital Agreement, (v) statutory Liens in favor of lessors arising in connection with any property leased to the Company or any of its Subsidiaries, (vi) Liens arising out of deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security benefits, (vii) Liens disclosed in the Company Disclosure Letter, and (viii) other non-monetary Liens that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the use of assets subject thereto in the conduct of the Business.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preexisting Stockholders Agreement” means the Amended and Restated Stockholders Agreement, dated as of December 19, 2008, among the Company, Unilever and CMH.

“Profit Hunt Program” means the Company’s program, originally announced in November 2005, to implement an operational restructuring of the Company, as described in the Company SEC Reports.

“Reclassification” has the meaning set forth in the Recitals.

“Redemption Agreement” means the Redemption Agreement, dated as of the date hereof, among the Company, CMH and Unilever and certain of its Affiliates, in the form attached hereto as Exhibit E.

“Redemption Consideration” has the meaning set forth in the Redemption Agreement.

“Reference Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries dated as of the Balance Sheet Date and included in the Company SEC Reports.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by and among the Company, CD&R Investor, SNW, CMH and Unilever, substantially in the form attached hereto as Exhibit C.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including, without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Remedial Action” means any action required under Environmental Law to investigate, clean up, treat, monitor, remove, remediate or otherwise address or conduct remedial or corrective actions with respect to Hazardous Substances.

“Required Information” has the meaning set forth in Section 6.8(c).

“SCJ” means S.C. Johnson & Son, Inc., a Wisconsin corporation.

“SCJ Global Agreement” means the agreement, dated as of the date hereof, among the Company, JDI and SCJ relating to the New SCJ Agreements, in the form attached hereto as Exhibit J.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Securitization Programs” means the ongoing sale of trade accounts receivable and related assets by JDI and/or certain of its Subsidiaries pursuant to the (x) Third Amended and Restated Receivables Purchase Agreement, dated as of December 10, 2008, among JWPR Corporation, the commercial paper conduits from time to time party thereto, certain financial institutions party thereto, and The Bank of Nova Scotia, as a managing agent and as agent, as amended or otherwise modified from time to time, and all ancillary and collateral agreements contemplated therein, and (y) Receivables Purchase Agreement, dated as of September 8, 2009, among JDER Limited, Hannover Funding Company LLC, JohnsonDiversey UK Limited, JohnsonDiversey France S.A.S., JohnsonDiversey España S.L., and Norddeutsche Landesbank Girozentrale, as agent, and all ancillary and collateral documents contemplated therein.

“Shares” has the meaning set forth in the Recitals.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 under Regulation S-X promulgated under the Securities Act.

“SNW” has the meaning set forth in the Preamble.

“SNW Failure Notice” has the meaning set forth in Section 1.2(d).

“SNW Investment” has the meaning set forth in the Recitals.

“SNW Purchase Price” has the meaning set forth in Section 1.1.

“SNW Shares” has the meaning set forth in the Recitals.

“Software” means all computer software, including but not limited to, application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media, and all related documentation.

“Stockholders Agreement” means the Stockholders Agreement to be entered into by and among the Company, CD&R Investor, SNW, CMH and the other stockholders of the Company party thereto, substantially in the form attached hereto as Exhibit B.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing at least fifty percent of such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Subsidiary Securities” has the meaning set forth in Section 2.5(b).

“Tax” means any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

“Tax Return” means any federal, state, local or foreign tax return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes.

“Third Party” means any Person as defined in this Agreement or in Section 13(d) of the Exchange Act, other than the Company or its Subsidiaries.

“Transaction Documents” means this Agreement, the Redemption Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Consulting Agreement, the CD&R Indemnification Agreement, the CMH Indemnification Agreement, the Debt Financing Agreements, the SCJ Global Agreement, the New SCJ Agreements, the Family Letter Agreement, Conversion Letter Agreement, the Unilever Agreements and the Unilever Warrant.

“Transactions” has the meaning set forth in the Recitals.

“Treasury Regulations” means the regulations prescribed under the Code.

“Unilever” has the meaning set forth in the Recitals.

“Unilever Agreements” means (i) the Umbrella Agreement in Respect of Professional Products, by and among Unilever PLC, Unilever N.V. and JDI, dated October 11, 2007, (ii) the Master Sub-License Agreement in Respect of Professional Products, by and among Unilever PLC, Unilever N.V. and JDI, dated December 18, 2007, (iii) the Amended and Restated Master Sales Agency Agreement, by and among Unilever PLC, Unilever N.V. and JDI, dated December 18, 2007, (iv) the Dispensed

Products License Agreement by and among Unilever PLC, Unilever N.V. and JDI, dated May 3, 2002, (v) the Supply Agreement in Relation to Products to be Supplied by Members of the Co-Packer Parent’s Group to Members of the Unilever Group, by and among JDI, Unilever N.V. and Unilever PLC, dated May 3, 2002, and (vi) the Supply Agreement in Relation to Products to be Supplied by Members of the Unilever Group to Members of the Customer Parent’s Group, by and among JDI, Unilever N.V. and Unilever PLC, dated May 3, 2002, each as amended on the Closing Date pursuant to the Redemption Agreement.

“Unilever Group” means Unilever PLC, Conopco, Inc., Marga B.V., Unilever, N.V., and their respective Affiliates.

“Unilever Redemption” has the meaning set forth in the Recitals.

“Unilever Warrant” means the Class A Common Stock Purchase Warrant to be issued to Unilever at the closing of the transactions contemplated by the Redemption Agreement, in substantially the form of Exhibit F to the Redemption Agreement.

“U.S. Company Benefit Plan” means a Company Benefit Plan that is sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any of its ERISA Affiliates in the U.S. for the benefit of U.S. employees within the United States.

Section 9.2      Construction. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. For the avoidance of doubt, “good faith” or “best efforts” shall not require the Company, CMH or CD&R

Investor, as applicable, under any circumstances, (a) to accept terms or conditions that the Company, CMH or CD&R Investor, as applicable, believes are less favorable to it than the terms or conditions set forth in the Debt Term Sheet, (b) to make financial sacrifices or concessions for the benefit of any other parties or Persons or (c) to agree to, or to approve, any term in any agreement or instrument that implements the Transactions that the Company, CMH or CD&R Investor, as applicable, believes is contrary to its own interests (with respect to CD&R Investor and CMH only, as prospective holders of Shares).

ARTICLE 10

Miscellaneous

Section 10.1        Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

if to CD&R Investor,

CDR Jaguar Investor Company, LLC

c/o Clayton, Dubilier & Rice, Inc.

375 Park Avenue, 18th Floor

New York, NY 10152

Attention: Theresa Gore

Fax: (212) 407-5252

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention:	Franci J. Blassberg, Esq.
Jonathan E. Levitsky, Esq.

Fax: (212) 909-6836

if to SNW,

SNW Co., Inc.

c/o S.C. Johnson & Son, Inc.

1525 Howe Street

Racine, WI 53403-2236

Attention: Chief Executive Officer

Fax: (414) 260-3687

with a copy to (which shall not constitute notice):

General Counsel

S.C. Johnson & Son, Inc.

1525 Howe Street

Racine, WI 53403-2236

Fax: (414) 260-4253

if to CMH,

Commercial Markets Holdco, Inc.

c/o Johnson-Keland Management, Inc.

555 Main Street, Suite 500

Racine, Wisconsin 53403-4616

Fax: (262) 260-6165

Attention: President

with a copy to (which shall not constitute notice):

McDermott Will & Emery LLP

227 W. Monroe Street

Chicago, Illinois 60606

Fax: (312) 984-7700

Attention:	William J. Butler, Esq.
Helen R. Friedli, P.C.

if to the Company,

JohnsonDiversey Holdings, Inc.

8310 16th Street

Sturtevant, WI 53177

Attention: General Counsel

Fax: (262) 631-4249

with a copy to (which shall not constitute notice):

Jones Day

77 West Wacker Drive

Chicago, IL 60601

Attention: Elizabeth C. Kitslaar, Esq.

Fax: (312) 782-8585

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 10.2         Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 10.3        Expenses. Without derogation to a party’s rights arising as a result of a breach hereof by any other party hereto, all costs, fees and expenses incurred in connection with this Agreement, the other Transaction Documents and the Transactions shall be paid by the party incurring such cost or expense; provided, however, that if the Closing occurs the Company shall pay the CD&R Investor Expenses. Except as otherwise provided in (a) the Transaction Documents, (b) the Notes Registration Rights Agreement to be entered into as contemplated by the Redemption Agreement or (c) the indemnification provisions of the Organizational Documents of the Company and its Subsidiaries, the Company and its Subsidiaries shall not, nor shall CMH permit the Company or any Subsidiary of the Company to, pay or agree to pay, reimburse or otherwise indemnify any Person for, any costs, fees or expenses incurred by (i) CMH or any of its shareholders, (ii) any other member of the Family Group (other than the Company and its Subsidiaries) or (iii) any member of the Unilever Group, in each case in connection with this Agreement, the other Transaction Documents or the Transactions.

Section 10.4        Governing Law, etc.

(a)        THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. CD&R Investor, SNW, CMH and the Company hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the Transactions. Each of CD&R Investor, SNW, CMH and the Company irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, or with respect to any such action or proceeding, shall be heard and determined in such a New York State or federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each of CD&R Investor, SNW, CMH and the Company hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that it is not subject to such jurisdiction. Each of CD&R Investor, SNW, CMH and the Company hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. CD&R Investor, SNW, CMH and the Company hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(b)        EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.5        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties, and their respective heirs, successors and permitted assigns; provided that except as permitted below, this Agreement shall not be assignable or otherwise transferable by any party without the prior written consent of the other parties. Notwithstanding the foregoing, without the consent of any other party, CD&R Investor may transfer or assign (including by way of a pledge), in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the CD&R Shares, provided that, no such transfer or assignment will relieve CD&R Investor of its obligations hereunder. Upon any such permitted assignment, the references in this Agreement to CD&R Investor shall also apply to any such assignee unless the context otherwise requires.

Section 10.6        Entire Agreement. This Agreement, the Confidentiality Agreement, the Family Letter Agreement, the Conversion Letter Agreement and the Limited Guarantee constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 10.7        Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.8        Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed (including by electronic transmission or by facsimile signatures) in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart or counterparts hereof signed by each of the other parties. Until and unless each party has received a counterpart or counterparts hereof signed by each of the other parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as (i) provided under Section 6.14 and (ii) with respect to CD&R Manager regarding the payment of the Deal Fee, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 10.9        Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Closing, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing.

Section 10.10      Acknowledgment by the Parties. EXCEPT AS SET FORTH HEREIN OR IN A TRANSACTION DOCUMENT, NONE OF THE COMPANY, CMH AND SNW NOR THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, PARTNERS, MEMBERS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, ITS BUSINESS OR THE OTHER MATTERS CONTEMPLATED BY THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY AND ITS SUBSIDIARIES). EXCEPT AS SET FORTH HEREIN OR IN A TRANSACTION DOCUMENT, NONE OF CD&R INVESTOR NOR ITS AFFILIATES, OFFICERS, DIRECTORS, PARTNERS, MEMBERS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE MATTERS CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, A TRANSACTION DOCUMENT OR ANY INSTRUMENT DELIVERED PURSUANT TO THIS AGREEMENT, CD&R INVESTOR ACKNOWLEDGES THAT THE BUSINESSES AND PROPERTIES OF THE COMPANY AND ITS SUBSIDIARIES ARE FURNISHED “AS IS”, “WHERE IS”.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

JOHNSONDIVERSEY HOLDINGS, INC.

By:	/s/ Joseph F. Smorada
	Name:	Joseph F. Smorada
	Title:	Executive Vice President and Chief Financial Officer

CDR JAGUAR INVESTOR COMPANY, LLC

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President and Treasurer

SNW CO., INC.

By:	/s/ Gary R. Akavickas
	Name:	Gary R. Akavickas
	Title:	Authorized Signatory

COMMERCIAL MARKETS HOLDCO, INC.

By:	/s/ S. Curtis Johnson
	Name:	S. Curtis Johnson
	Title:	Chairman

Exhibit B to Investment and Recapitalization Agreement

FORM OF

STOCKHOLDERS AGREEMENT

OF

JOHNSONDIVERSEY HOLDINGS, INC.

dated as of [—]

- i -

Exhibits

Exhibit A – Assignment and Assumption Agreement

Exhibit B – Charter

Exhibit C – Bylaws

- ii -

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is entered as of [—], among JOHNSONDIVERSEY HOLDINGS, INC., a Delaware corporation (the “Company”), COMMERCIAL MARKETS HOLDCO, INC., a Wisconsin corporation (“CMH”), SNW CO., INC., a Delaware corporation (“SNW”), CDR JAGUAR INVESTOR COMPANY, LLC (the “CD&R Investor”) and any Person who becomes a party hereto pursuant to Section 3.1(b) (each of the foregoing, a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, the Company and the CD&R Investor have entered into an Investment Agreement, dated as of October 7, 2009 (the “Investment Agreement”), pursuant to which (i) the Company’s Certificate of Incorporation has been amended and restated to provide for two new classes of common stock, Class A shares, par value $0.01 per share (the “Class A Common Stock”), which have voting rights, and Class B shares, par value $0.01 per share (the “Class B Common Stock”), which do not have any voting rights except to the extent required by Delaware law, (ii) all the shares of the Company’s former Class A common stock owned by CMH have been reclassified into newly issued shares of Class A Common Stock, which together with the shares of Class A Common Stock acquired by SNW pursuant to the Investment Agreement, represent a 50.1% interest in the Company as of the date hereof assuming exercise of the Unilever Warrant and (iii) the CD&R Investor has acquired newly issued shares of Class A Common Stock representing a 45.9% interest in the Company as of the date hereof assuming exercise of the Unilever Warrant;

WHEREAS, the Company and Unilever have entered into a Redemption Agreement, dated as of October 7, 2009 (the “Redemption Agreement”), pursuant to which the Company has caused all the shares of the Company’s former Class B common stock owned by Unilever to be redeemed in exchange for cash, a note issued by the Company and a warrant (the “Unilever Warrant”) to purchase Class A Common Stock representing a 4.0% interest in the Company as of the date hereof assuming the exercise of the Unilever Warrant;

WHEREAS, concurrently with the execution and delivery of this Agreement, the parties hereto and Unilever are entering into a Registration Rights Agreement with respect to the shares of Class A Common Stock that will be held by each of the Stockholders (and, with respect to Unilever, the Common Stock issuable upon exercise of the Unilever Warrant) and certain other stockholders of the Company from time to time; and

WHEREAS, concurrently with the execution and delivery of the Investment Agreement, (i) Appointive Distributing Trust B, u/a Samuel C. Johnson 1988 Trust Number One, the owner of a majority of CMH’s Class A Common Stock (the “CMH Majority Holder”), (ii) S. Curtis Johnson III and (iii) the CD&R Investor have agreed to certain obligations in connection with the transactions contemplated by the Investment Agreement and this Agreement (such agreement, the “CMH Majority Holder Agreement”);

WHEREAS, the Stockholders wish to set forth in this Agreement certain terms and conditions upon which Equity Securities held by the Stockholders will be held, including provisions restricting the Transfer of Equity Securities, and providing for certain other matters;

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the Company and the Stockholders hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.        Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Acceptance Notice” has the meaning assigned to such term in Section 3.3(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person.

“Agreement” has the meaning assigned to such term in the preamble.

“Annual Budget” has the meaning assigned to such term in Section 2.6(a)(ii).

“Annual Financial Statements” has the meaning assigned to such term in Section 2.6(a)(iii).

“Appraised Value” has the meaning assigned to such term in Section 3.8(b).

“beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of Common Stock or other Equity Securities of the Company shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within 60 days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities and (ii) no Person shall be deemed to beneficially own any security solely as a result of such Person’s execution of this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York City.

“Bylaws” means the Bylaws of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the terms of the Charter and the terms of this Agreement.

“Call Notice” has the meaning assigned to such term in Section 3.8(a).

“Call Option” has the meaning assigned to such term in Section 3.8(a).

“CD&R Designee” has the meaning assigned to such term in Section 2.1(a).

“CD&R Fund VIII” means Clayton, Dubilier & Rice Fund VIII, L.P.

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“CD&R Holders” means the CD&R Investor and its Permitted Transferees and Equity Purchase Assignees of any CD&R Holder.

“CD&R Indemnification Agreement” means the Indemnification Agreement, dated as of the date hereof, by and among the Company, JohnsonDiversey, Inc., CD&R Holders and CD&R Manager, as the same may be amended from time to time in accordance with its terms, the terms of this Agreement and the Charter.

“CD&R Investor” has the meaning assigned to such term in the preamble.

“CD&R Investor Group Member” has the meaning assigned to such term in the Charter.

“CD&R Manager” means Clayton, Dubilier & Rice, Inc. or any successor to its investment management business.

“CEO” means the Chief Executive Officer of the Company in office from time to time.

“CEO Designee” has the meaning assigned to such term in Section 2.1(a).

“Chairman” has the meaning assigned to such term in Section 2.1(a).

“Charter” means the Second Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement.

“Class A Common Stock” has the meaning assigned to such term in the recitals.

“Class B Common Stock” has the meaning assigned to such term in the recitals.

“Closing” means the closing pursuant to the Investment Agreement and the Redemption Agreement.

“Closing Date” means [—].

“Closing Date Transactions” means the transactions contemplated by the Investment Agreement and the Redemption Agreement.

“CMH” has the meaning assigned to such term in the preamble.

“CMH Conversion Agreement” means the Letter Agreement, dated as of October 7, 2009, by and among the Company, CD&R Investor and CMH, relating to a potential conversion of CMH from a Wisconsin corporation to a Wisconsin limited liability company.

“CMH Designees” has the meaning assigned to such term in Section 2.1(a).

“CMH Group Member” has the meaning assigned to such term in the Charter.

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“CMH Holders” means CMH, SNW and their respective Permitted Transferees and Equity Purchase Assignees of any CMH Holder.

“CMH Indemnification Agreement” means the Indemnification Agreement, dated as of the date hereof, by and among the Company, JohnsonDiversey, Inc. and CMH, as the same may be amended from time to time in accordance with its terms, the terms of this Agreement and the Charter.

“CMH Majority Holder” has the meaning assigned to such term in the recitals.

“CMH Majority Holder Agreement” has the meaning assigned to such term in the recitals.

“Collateral Benefits” has the meaning assigned to such term in Section 3.6(a).

“Common Stock” means the Class A Common Stock and the Class B Common Stock, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Company” has the meaning assigned to such term in the preamble.

“Company Elected Securities” has the meaning assigned to such term in Section 3.3(b).

“Competitor” means Ecolab, Inc. and the SCJ Competitors.

“Consulting Agreement” means the Consulting Agreement, dated as of the date hereof, between the Company and CD&R Manager, as the same may be amended from time to time in accordance with its terms, the terms of this Agreement and the Charter.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Controlled Affiliate” means any Affiliate of the specified Person that is, directly or indirectly, controlled by the specified Person.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Director” means any member of the Board.

“Drag-Along Notice” has the meaning assigned to such term in Section 3.5(e).

“Drag Transaction” has the meaning assigned to such term in Section 3.5(a).

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“EBITDA” means earnings before interest, taxes, depreciation and amortization, determined in accordance with GAAP.

“Equity Purchase Assignee” has the meaning assigned to such term in Section 4.1(e).

“Equity Purchase Shares” has the meaning assigned to such term in Section 4.1(a).

“Equity Securities” means any and all shares of Common Stock or other equity securities of the Company, securities of the Company convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares of Common Stock or other equity securities.

“ERISA” has the meaning assigned to such term in Section 3.5(h).

“Excess Price” has the meaning assigned to such term in Section 3.5(l).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” means the fair market value of any specified securities or other asset as determined in good faith by the Board or, in the case of such a determination pursuant to Section 3.02 of the Bylaws, the Special Transaction Committee.

“Financial Party” means (i) a private equity fund or other financial sponsor, asset management firm, sovereign wealth fund, hedge fund, pooled investment vehicle, publicly-listed special purpose acquisition company, bank or financial institution (or any one or more investment vehicles managed or otherwise controlled by such entities) or (ii) any other Person that is purchasing Equity Securities or debt securities of the Company or its Affiliates as an investment activity and not for purposes of establishing a business partnering, marketing, cross selling or other strategic relationship with the Company.

“First Offer” has the meaning assigned to such term in Section 3.3(b).

“First Offer Price” has the meaning assigned to such term in Section 3.3(a).

“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Independent Director” means a Director who is (i) not an Affiliate of the Principal Stockholder nominating such Director or the Company, (ii) in the case of a Director nominated by CMH, (A) is not a CMH Group Member and (B) is not, and has not in the past been, an officer, director or employee of a Johnson Family Member, SCJ, the Company or its Subsidiaries, any other company controlled by one or more Johnson Family Members or any of

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their respective Affiliates, (iii) in the case of a Director nominated by CD&R Investor, (A) is not a CD&R Investor Group Member and (B) is not, and has not in the past been, an officer, director or employee of CD&R Investor, CD&R Manager or any of their respective Affiliates and (iv) would qualify as an “Independent Director” pursuant to the listing standards of the New York Stock Exchange (“NYSE”), with respect to (x) each CMH Group Member, if the Principal Stockholder nominating such Director is CMH (as if such CMH Group Member were listed on the NYSE) (y) each CD&R Investor Group Member, if the Principal Stockholder nominating such Director is CD&R Investor (as if such CD&R Investor Group Member were listed on the NYSE) and (z) the Company (as if the Company were listed on the NYSE). In the case of the foregoing clauses (x), (y) and (z), such individual shall not have, and in the period starting three years prior to the date of determination and ending on the date of determination, shall not have had, any material relationship with either the designating Principal Stockholder, the CMH Group Members or CD&R Investor Group Members, as applicable, or the Company. For purposes of clause (iv) of this definition, the determination of the board of directors of a company as to the independence of a director under the NYSE rules will be deemed to be the determination of a reasonable board of directors of such company taking into account all relevant factors.

“Information” means all confidential information about the Company or any of its Subsidiaries that is or has been furnished to any Stockholder or any of its Representatives by or on behalf of the Company or any of its Subsidiaries, or any of their respective Representatives, and any other information supplied by the Company or Stockholders in connection with the Closing Date Transactions (whether written or oral or in electronic or other form and whether prepared by the Company, its advisers or otherwise), together with all written or electronically stored documentation prepared by such Stockholder or its Representatives based on or reflecting, in whole or in part, such information; provided that the term “Information” does not include any information that (i) is or becomes generally available to the public through no action or omission by such Stockholder or its Representatives, (ii) is or becomes available to such Stockholder on a non-confidential basis from a source, other than the Company or any of its Subsidiaries, or any of their respective Representatives, that to the best of such Stockholder’s knowledge, after reasonable inquiry, is not prohibited from disclosing such portions to such Stockholder by a contractual, legal or fiduciary obligation or (iii) is independently developed by a Stockholder or its Representatives or Affiliates on its own behalf without use of any Information.

“Initiating Stockholder” has the meaning assigned to such term in Section 3.5(a).

“Investment Agreement” has the meaning assigned to such term in the recitals, as the same may be amended from time to time in accordance with its terms, the terms of this Agreement and the Charter.

“IPO” means the initial public offering of Common Stock pursuant to an effective registration statement under the Securities Act.

“IPO Initiating Stockholder” has the meaning assigned to such term in Section 3.7(a).

“IPO Initiation Notice” has the meaning assigned to such term in Section 3.7(a).

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“Issuance Notice” has the meaning assigned to such term in Section 4.1(b).

“Johnson Family Member” means (a) a lawful lineal descendant of Herbert F. Johnson, Jr. or Henrietta Johnson Louis or the spouse of any such person; (b) an estate, trust (including a revocable trust, declaration of trust or a voting trust), guardianship or custodianship for the primary benefit of one or more individuals described in clause (a) above; (c) a foundation established by one or more individuals described in clause (a) above; and (d) a Person controlled by one or more individuals or entities described in clauses (a), (b) or (c) above; provided, however, that for purposes of this Agreement, neither the Company nor any of its Subsidiaries from time to time shall be regarded as a Johnson Family Member. For the avoidance of doubt, SCJ and its Subsidiaries are, as of the date hereof, Johnson Family Members.

“Minimum Governance Amount” means 5% of the issued and outstanding shares of Common Stock.

“New Securities” means shares of Equity Securities of the Company or any similar securities of any of its Subsidiaries (the “Subsidiary Equity Securities”) other than (i) shares of Common Stock or Subsidiary Equity Securities, or options to purchase such securities, issued to employees, officers or directors pursuant to any stock option, employee stock purchase or similar equity-based plans (including the purchase of Common Stock by management stockholders following the Closing as part of a management offering made pursuant to Section 701 of the Securities Act or another exemption from registration under the Securities Act) approved by the Board and Common Stock or Subsidiary Equity Securities issued upon exercise of such options, (ii) Common Stock issued solely as consideration for an acquisition or business combination approved by the Board, (iii) Common Stock issued pursuant to a Qualified IPO, (iv) Common Stock issued in connection with a pro rata stock split, stock dividend or similar transaction, (v) Subsidiary Equity Securities issued to the Company or another Subsidiary of the Company, (vi) Equity Securities issued pursuant to the Investment Agreement or (vii) Common Stock issued pursuant to the Unilever Warrant.

“Offer Notice” has the meaning assigned to such term in Section 3.3(a).

“Offered Securities” has the meaning assigned to such term in Section 3.3(a).

“Offering Holder” has the meaning assigned to such term in Section 3.3(a).

“Operating Partner” means James G. Berges, or if he is unable to serve one of Charles A. Banks, Fred Kindle, Edward M. Liddy, Roberto Quarta, George W. Tamke or, with the prior approval of CMH (which approval shall not be unreasonably withheld or delayed), another person of similar stature who becomes an operating partner of CD&R Manager in the future.

“Permitted Transferee” means:

(i)        with respect to CD&R Investor and its Permitted Transferees, (A) a Controlled Affiliate of CD&R Investor or CD&R Fund VIII or (B) an Affiliate of CD&R Investor, CD&R Associates VIII, Ltd. or CD&R Manager who has irrevocably granted to and appointed CD&R Investor as such Person’s proxy and attorney-in-fact (with full power of

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substitution), for and in the name, place and stead of such Person (and with respect to whom CD&R Investor has provided to CMH written evidence reasonably satisfactory to CMH of such grant and appointment), to vote at any annual or special meeting of Stockholders, to take any action by written consent in lieu of such meeting with respect to, and to otherwise take all action as may be required by, permitted under, or as may be exercised under this Agreement in respect of, all of the Equity Securities owned or held of record by such holder;

(ii)        with respect to CMH and its Permitted Transferees, (A) a Controlled Affiliate of CMH or (B) any other Affiliate of CMH or any Johnson Family Member who has irrevocably granted to and appointed CMH as such Person’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Person (and with respect to whom CMH has provided to CD&R Investor written evidence reasonably satisfactory to CD&R Investor of such grant and appointment), to vote at any annual or special meeting of Stockholders, to take any action by written consent in lieu of such meeting with respect to, and to otherwise take all action as may be required by, permitted under, or as may be exercised under this Agreement in respect of, all of the Equity Securities owned or held of record by such holder; and

(iii)        with respect to SNW and its Permitted Transferees, (A) a Controlled Affiliate of SNW or (B) any other Affiliate of SNW who has irrevocably granted to and appointed CMH as such Person’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Person (and with respect to whom SNW or CMH has provided to CD&R Investor written evidence reasonably satisfactory to CD&R Investor of such grant and appointment), to vote at any annual or special meeting of Stockholders, to take any action by written consent in lieu of such meeting with respect to, and to otherwise take all action as may be required by, permitted under, or as may be exercised under this Agreement in respect of, all of the Equity Securities owned or held of record by such holder; and

(iv)        with respect to any other Stockholder, a Controlled Affiliate of such Stockholder;

provided that any such Transferee shall agree in a writing in the form attached as Exhibit A hereto to be bound by and to comply with all applicable provisions of this Agreement; provided, further, that in no event shall (x) the Company or any of its Subsidiaries constitute a “Permitted Transferee” or (y) SCJ or its Subsidiaries constitute a Permitted Transferee of CMH or its Permitted Transferees.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.

“Plan Asset Regulation” has the meaning assigned to such term in Section 2.8(e).

“Plan Assets” has the meaning assigned to such term in Section 3.5(h).

“Preemptive Rights Recipients” has the meaning assigned to such term in Section 4.1(a).

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“Principal Stockholders” means CMH and the CD&R Investor (or any Permitted Transferee of any such Stockholder to whom the rights of a Principal Stockholder have been assigned in a manner consistent with this Agreement).

“Pro Rata Portion” means:

(i)        for the purposes of Section 3.3, with respect to any ROFO Recipient, with respect to any proposed Transfer of Offered Securities, on the last date a ROFO Recipient Notice can be delivered with respect to such offer, the number or amount of Offered Securities equal to the product of (A) the total number or amount of Offered Securities to be offered to the ROFO Recipients and (B) the fraction determined by dividing (x) the total number of shares of Common Stock (calculated on an as-converted basis with respect to any Equity Securities convertible into Common Stock) beneficially owned by such ROFO Recipient by (y) the total number of shares of Common Stock (calculated on an as-converted basis with respect to any Equity Securities convertible into Common Stock) beneficially owned by all of the ROFO Recipients as of such date who elect to purchase such Offered Securities; and

(ii)        for the purposes of Section 3.4, with respect to any Tag-Along Participant, with respect to any proposed Transfer of Transferred Securities, on the last date on which a Tag-Along Acceptance Notice with respect to the applicable Transfer Notice can be delivered, the number or amount of Transferred Securities equal to the product of (A) the total number or amount of Transferred Securities to be Transferred to the proposed Transferee and (B) the fraction determined by dividing (x) the total number of shares of Common Stock (calculated on an as-converted basis with respect to any Equity Securities convertible into Common Stock) beneficially owned by such Tag-Along Participant by (y) the total number of shares of Common Stock (calculated on an as-converted basis with respect to any Equity Securities convertible into Common Stock) beneficially owned by (1) all of the Stockholders and any holder of the Unilever Warrant who have delivered Tag-Along Acceptance Notices with respect to such Transfer Notice as of such date and (2) the Transferring Stockholder; and

(iii)        for the purposes of Article IV, with respect to any Stockholder, on any date on which an allocation is made by the Company, the number or amount of New Securities equal to the product of (A) the total number or amount of New Securities to be issued by the Company on the issuance date and (B) the fraction determined by dividing (x) the number of shares of Common Stock (determined on an as-converted basis with respect to any Equity Securities convertible into Common Stock) beneficially owned by such Stockholder on the date on which such allocation is made by the Company by (y) the total number of shares of Common Stock (determined on an as-converted basis with respect to any Equity Securities convertible into Common Stock) beneficially owned by all Stockholders and any holder of the Unilever Warrant among whom the applicable allocation is being made on the date on which such allocation is made by the Company.

“Qualified Bank” has the meaning assigned to such term in Section 3.8(b).

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“Qualified IPO” means an IPO with aggregate gross cash proceeds (without regard to any underwriting discount or commission) of at least $100,000,000.

“Recapitalization Transaction” has the meaning assigned to such term in Section 3.6(a).

“Redemption Agreement” has the meaning assigned to such term in the recitals, as the same may be amended from time to time in accordance with its terms, the terms of this Agreement and the Charter.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, among the Company and each of the Stockholders, as the same may be amended from time to time in accordance with the terms of this Agreement and the Charter.

“Representatives” means with respect to any Person, any of such Person’s, or its Affiliates’, directors, officers, employees, general partners, Affiliates, direct or indirect shareholders, members or limited partners, attorneys, accountants, financial and other advisers, and other agents and representatives, including in the case of any Principal Stockholder any person nominated to the Board or a committee thereof by such Principal Stockholder.

“Requisite Approval” has the meaning assigned to such term in Article SEVENTH of the Charter.

“ROFO Recipient Notice” has the meaning assigned to such term in Section 3.3(b).

“ROFO Recipients” has the meaning assigned to such term in Section 3.3(a).

“SCJ” means S.C. Johnson & Son, Inc., a Wisconsin corporation.

“SCJ Competitors” means The Clorox Company, The Proctor & Gamble Company, Unilever plc, Unilever N.V., the personal care business of Sara Lee and Reckitt Benckiser Group plc.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Stockholders” has the meaning assigned to such term in Section 3.5(a).

“SNW” has the meaning assigned to such term in the preamble.

“Stockholder” has the meaning set forth in the recitals.

“Stockholder Designees” has the meaning assigned to such term in Section 2.1(a).

“Subsidiary” means (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by another entity, either directly or indirectly and

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(ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which an entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner.

“Tag-Along Acceptance Notice” has the meaning assigned to such term in Section 3.4(a).

“Tag-Along Participant” has the meaning assigned to such term in Section 3.4(a).

“Threshold Governance Amount” means 30% of the issued and outstanding shares of Class A Common Stock.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Equity Securities beneficially owned by a Person or any interest in any shares of Equity Securities beneficially owned by a Person.

“Transfer Notice” has the meaning assigned to such term in Section 3.4(a).

“Transferee” means any Person to whom any Stockholder or any Transferee thereof Transfers Equity Securities of the Company in accordance with the terms hereof.

“Transferred Securities” has the meaning assigned to such term in Section 3.4(a).

“Transferring Stockholder” has the meaning assigned to such term in Section 3.4(a).

“Unilever” means Marga B.V. or any successor thereto.

“Unilever Warrant” has the meaning assigned to such term in the recitals.

SECTION 1.2.        Other Definitional Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. References herein to CMH and the CD&R Investor shall refer to any Permitted Transferee of such Stockholder to whom the rights of a Principal Stockholder have been assigned in a manner consistent with this Agreement.

ARTICLE II

CORPORATE GOVERNANCE

SECTION 2.1.        Board Representation. (a) Effective as of the Closing, the Board shall be comprised of eleven Directors to be elected annually, of whom:

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(i)        three shall be designees of the CD&R Investor (such Persons, the “CD&R Designees”);

(ii)        three shall be designees of CMH (such Persons, the “CMH Designees” and, together with the CD&R Designees, the “Stockholder Designees”), of whom one shall initially be S. Curtis Johnson III;

(iii)        two shall be Independent Directors designated by the CD&R Investor, subject to reasonable approval by CMH;

(iv)        two shall be Independent Directors designated by CMH, subject to reasonable approval by the CD&R Investor; and

(v)        one designee shall be the CEO (the “CEO Designee”), who shall be designated jointly by the CD&R Investor and CMH in accordance with Section 2.4 and Article SIXTH, clause (a)(xiv) of the Charter.

(vi)        For so long as the Company has not completed a Qualified IPO and the CMH Holders own at least 25% of the issued and outstanding shares of Common Stock, the CMH Holders shall have the right to designate the Chairman of the Board (the “Chairman”), who shall be a then sitting member of the Board; provided that no officer or employee of SCJ or any of its Subsidiaries may serve as Chairman, unless no other Johnson Family Member is then qualified by business background (as reasonably demonstrated to the CD&R Investor) to serve as Chairman.

(vii)        Effective as of the Closing, the CD&R Designees shall initially be [—], [—] and [—], the Independent Directors designated by the CD&R Investor (who shall be deemed to have been approved by CMH) shall initially be [—] and [—], the CMH Designees shall initially be S. Curtis Johnson III, [—] and [—] and the Independent Directors designated by CMH (who shall be deemed to have been approved by the CD&R Investor) shall initially be [—] and [—]. The CEO Designee shall initially be Ed Lonergan. The Chairman of the Board (“Chairman”) shall initially be S. Curtis Johnson III.

(viii)        Notwithstanding the limitations set forth in the definition of the term “Independent Director”, (i) (A) CD&R Investor may designate as an Independent Director persons who are currently or have previously served as an independent director of a portfolio company of a fund managed by CD&R Manager and (B) CMH may designate as an Independent Director persons who have previously served as an independent director of the Company, in the case of each of the foregoing clauses (A) and (B), subject to the approval of the other Principal Stockholder and (ii) CD&R Investor may designate as an Independent Director any person who is an executive of a former portfolio company of a fund managed by CD&R Manager.

  (b) The Company shall take such action as may be required under applicable law and the Bylaws (subject to such vote of the Board as may be required) to cause the Board to consist of the number of Directors specified in Section 2.1(a).

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  (c) The Company agrees to include in the slate of nominees to be voted upon by Stockholders the Stockholder Designees, the CEO Designee and the Independent Directors designated in accordance with clauses (iii) and (iv) of Section 2.1(a), and to use its best efforts to cause the election of each such designee to the Board, including nominating such individuals to be elected as Directors as provided herein.

  (d) In the event that any Independent Director designated pursuant to clause (iii) of (iv) of Section 2.1(a) ceases to qualify as an Independent Director, the Principal Stockholder that had designated such Director shall cause such Director to immediately resign from the Board or such Director shall otherwise be immediately removed by the Stockholders. In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Director designated pursuant to clauses (i), (ii), (iii) or (iv) of Section 2.1(a), the Stockholders shall use their best efforts to cause the remaining Directors and the Company to, or if the remaining Directors and the Company fail to do so, shall, fill the vacancy created thereby with a new designee of the Principal Stockholder who designated such Director as soon as possible, and the Company hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same.

  (e) Each of the Stockholders agrees to vote, or act by written consent with respect to, any Equity Securities beneficially owned by it, at each annual or special meeting of stockholders of the Company at which Directors are to be elected or to take all actions by written consent in lieu of any such meeting as are necessary, to cause the Stockholder Designees, the Independent Directors designated by each Principal Stockholder in accordance with Section 2.1(a) and the CEO Designee to be elected to the Board. Each of the Stockholders agrees to use its reasonable best efforts to cause the election of each such designee to the Board, including nominating such individuals to be elected as members of the Board. In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Director designated pursuant to Section 2.1(a) and the remaining Directors pursuant to Section 2.1(d) have not caused the vacancy created thereby to be filled by a new designee of the CD&R Investor or CMH, as applicable, within five Business Days after the Stockholders have been notified of such vacancy, then in such case each Stockholder hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same. Upon the written request of the CD&R Investor or CMH, as applicable, each other Stockholder shall vote, or act by written consent with respect to, all Equity Securities beneficially owned by it and otherwise take or cause to be taken all actions necessary to remove any Director designated by such Stockholders pursuant to clauses (i) or (ii) of Section 2.1(a) and to elect any replacement Director designated as provided in this Section 2.1(e). Unless the CD&R Investor or CMH shall otherwise request in writing, no other Stockholder shall take any action to cause the removal of any Directors designated by such Stockholders pursuant to clauses (i), (ii), (iii) or (iv) of Section 2.1(a). In order to effectuate the provisions of Sections 2.1(a)(i), 2.1(a)(iii), 2.4, 2.5, 3.5, 3.6 and 3.7 each Stockholder hereby irrevocably grants to and appoints the CD&R Investor as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote at any annual or special meeting of Stockholders, or to take any action by written consent in lieu of such meeting with respect to, or to otherwise take all action in respect of, all of the Equity Securities owned or held of record by such holder in connection with the matters set forth in such Sections solely to the extent necessary to comply with the provisions of such Sections in the event that such Stockholder

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fails at any time to vote or act by written consent or take any other action with respect to its Equity Securities in the manner agreed by such Stockholder in this Agreement. In order to effectuate the provisions of Section 2.1(a)(ii), 2.1(a)(iv), 2.4, 2.5, 3.5, 3.6 and 3.7 each Stockholder hereby grants to and appoints CMH as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote at any annual or special meeting of Stockholders, or to take any action by written consent in lieu of such meeting with respect to, or to otherwise take all action in respect of, all of the Equity Securities owned or held of record by such holder in connection with the matters set forth in such Sections solely to the extent necessary to comply with the provisions of such Sections in the event that such Stockholder fails at any time to vote or act by written consent or take any other action with respect to its Equity Securities in the manner agreed by such Stockholder in this Agreement. Each such Stockholder hereby further affirms that each proxy and power of attorney granted pursuant to this Agreement shall be irrevocable and shall be deemed coupled with an interest and shall extend for the term of this Agreement in full force and effect notwithstanding the subsequent death, incapacity or bankruptcy of such Stockholder, or, if terminated earlier, until the last date permitted by applicable law and is given to secure the performance of the obligations of such Stockholder under this Agreement. In the event that a Principal Stockholder is required to take any action under this Agreement which requires the consent or cooperation of its Stockholder Designees or the other Directors it has appointed or is required to use its efforts to cause a Director to take any action under this Agreement, the Principal Stockholder shall exercise, and such efforts shall include the exercise by such Principal Stockholder of, all rights hereunder with respect to the removal and designation of Directors. To effectuate the provisions of this Section 2.1(e), the Secretary of the Company and each Subsidiary of the Company, or, if there shall be no Secretary, then such other officer or employee of the Company or such Subsidiary as the Board or such Subsidiary’s board of directors may appoint to fulfill the duties of the Secretary, shall not record any vote or consent or other action contrary to the terms of this Section 2.1(e). For the avoidance of doubt, except as expressly contemplated by this Section 2.1(e), Section 2.5(b) and Section 5.20, none of the Stockholders has granted a proxy to any Person to exercise the rights of any such Stockholder under this Agreement or any other agreement to which such Stockholder is a party.

  (f) In the event the CD&R Investor or CMH, as applicable, shall cease to have the right to designate a CD&R Designee or a CMH Designee in accordance with Section 2.8, the Principal Stockholder that previously had the right to designate such Director shall cause a Director designated by such Principal Stockholder to immediately resign and the Directors remaining in office shall decrease the size of the Board to eliminate such vacancy and no consent under Article SIXTH, clause (a)(xv) of the Charter shall be required in connection with such decrease. In the event the CD&R Investor or CMH, as applicable, shall cease to have the right to designate an Independent Director pursuant to Section 2.8, such Independent Director shall be permitted to serve the remainder of his or her term in office, but shall not be nominated to serve on the Board at the end of such term, and the Directors remaining in office shall decrease the size of the Board to eliminate such vacancy at the end of such term and no consent under Article SIXTH, clause (a)(xv) of the Charter shall be required in connection with such decrease.

  (g) No Director shall be paid any compensation by the Company in connection with his or her services as a Director, except that the Chairman and the Independent Directors

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shall be compensated by the Company for their services as such, the amount and nature of which compensation shall be determined from time to time by the Board or the Compensation Committee. The Company shall reimburse each of the Directors for reasonable out-of-pocket expenses incurred by them for the purpose of attending meetings of the Board or committees thereof.

  (h) The CD&R Investor and CMH shall have the right to representation on the board of directors of any Subsidiary of the Company in proportion to the relative number of Stockholder Designees and Independent Directors then designated by each of the CD&R Investor, on the one hand, and CMH, on the other hand (any such Subsidiary director designated by a Principal Stockholder in respect of an Independent Director position to meet the criteria necessary for designation of such director to the Board as an Independent Director), and the Company shall vote, or act by written consent, or cause its shares, whether owned directly or indirectly, in any such Subsidiary to be voted, or cause a written consent to be delivered with respect to such shares, to cause each such Person to be elected as a director of any such Subsidiary.

  (i) Following any termination or resignation of the CEO and prior to the hiring of a replacement CEO pursuant to Section 2.5, an Operating Partner of CD&R Manager designated by the CD&R Investor who is then serving (or nominated to serve) as a CD&R Designee shall be entitled to serve as CEO on an interim basis (but for a period of no more than twelve months, unless CMH otherwise consents) until such replacement CEO is hired (during which time the Board seat to which the CEO Designee is entitled pursuant to Section 2.1(a)(v) shall remain vacant). Notwithstanding the foregoing provisions of this Section 2.1(i), if no replacement CEO has been hired with the Requisite Approval prior to the first anniversary of the former CEO’s termination or resignation, then the Independent Directors shall (i) consult with each of the Principal Stockholders as to their view of the appropriate candidate or candidates for the CEO position, and consider in good faith such views and (ii) select and hire a replacement CEO by vote of a majority of the Independent Directors (and without the need for the Requisite Approval) within fifteen months after the former CEO’s termination or resignation, and until such fifteen month anniversary, the CD&R Designee serving as the interim CEO as contemplated by this Section 2.1(i) shall continue to so serve.

  (j) The rights of the Principal Stockholders are personal to the Principal Stockholders and shall not be exercised by any Transferee except that (i) CD&R Investor may at the Closing Transfer a portion of its rights to CD&R Fund VIII for purposes of compliance with venture capital operating company rules, upon notice to the Company and the other Principal Stockholder, (ii) such rights of a Principal Stockholder (and in the case of the CD&R Investor, CD&R Fund VIII if a Transfer is made pursuant to clause (i) above) shall be Transferred to a Transferee who acquires at least 90% of the shares of Class A Common Stock that at the time of such Transfer are owned by the CD&R Holders if the transferors are CD&R Holders or CMH Holders if the transferors are CMH Holders, as the case may be, in a Governance Transfer (as such term is defined in the Charter) and (iii) such rights may be Transferred with the prior written consent of the other Principal Stockholder. The Company shall provide a Principal Stockholder that assigns any of its rights pursuant to this Section 2.1(j) with a written acknowledgement of and agreement to such transfer promptly upon the request of such Principal Stockholder.

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SECTION 2.2.        Actions of the Board. Except as otherwise required by law or in this Agreement, actions of the Board shall require the affirmative vote of at least a majority of the Directors present in person or by telephone at a duly convened meeting of the Board at which a quorum is present, or the unanimous written consent of the Board.

SECTION 2.3.        Committees. (a) The Board shall establish an Executive Committee, Audit Committee, Governance Committee, Finance Committee and Compensation Committee, the power and authority of each to be set forth in the charters of such committees as approved from time to time by the Board and the Principal Stockholders (by the Requisite Approval) pursuant to the Bylaws and the Charter. The Chairman of the Executive Committee, the Finance Committee and the Compensation Committee shall be a CD&R Designee. The Chairman of the Audit Committee and the Governance Committee shall be a CMH Designee.

  (b) The Directors comprising each committee shall be proportionate to, and shall reflect, the relative number of Stockholder Designees of, and Independent Directors designated by, the CD&R Investor, on the one hand, and CMH, on the other hand; provided, however, that so long as a Principal Stockholder has the right to designate at least one Director pursuant to Section 2.1, the Company shall cause the Executive Committee, Audit Committee, Governance Committee, Finance Committee, Compensation Committee or other committee of the Board (including, without limitation, any committee performing the functions usually reserved for the committees described above) to include at least one Stockholder Designee (who shall be a CD&R Designee or a CMH Designee, as applicable) of such Principal Stockholder.

  (c) The Company shall cause its executive officers and other key employees identified by the Executive Committee to meet with the Executive Committee on at least a monthly basis, at dates and times to be determined by the Chairman of the Executive Committee, and to respond promptly and diligently to any inquiries by the Executive Committee relating to the Company.

SECTION 2.4.        Change in CEO. (a) The Principal Stockholders shall, through the CMH Designees and the CD&R Designees, cooperate with each other in good faith to evaluate on a periodic basis the performance of the CEO and succession planning, and shall use all reasonable efforts to reach mutual agreement with respect to whether replacing the CEO at any time is in the best interests of the Company.

  (b) In the event that, with respect to any two successive full fiscal year periods, the EBITDA of the Company in each such fiscal year is more than 10% less than the budgeted EBITDA established for such fiscal year as set forth in the applicable Annual Budget, the Principal Stockholders, through the CMH Designees and the CD&R Designees, shall engage in good faith discussions regarding the replacement of the CEO. In the event that the Principal Stockholders are unable to reach agreement with respect to such decision within 45 days following receipt of such Annual Financial Statements, at any time during the subsequent 90-day period, each of the Principal Stockholders shall be permitted to cause the termination of the CEO without the Requisite Approval, and if such Principal Stockholder notifies the other Principal Stockholder that it intends to exercise its rights hereunder to cause such termination, such other Principal Stockholder shall use reasonable best efforts to cooperate to cause such

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termination, including, without limitation, by causing its designees on the Board to take any action required to effect such termination. Following such termination, the provisions of Section 2.1(i) shall apply with respect to the service of a CD&R Designee as interim CEO.

  (c) Following any termination or resignation of the CEO, the Stockholder Designees shall cause the Board to initiate promptly a search for a replacement CEO, the hiring of such replacement CEO to require approval in accordance with the Charter.

SECTION 2.5.        Stockholder Consent Rights. (a) In connection with any vote or action by written consent of the stockholders of the Company relating to any matter requiring the Requisite Approval as specified in Article SIXTH of the Charter, each Stockholder agrees, with respect to any Equity Securities beneficially owned by such Stockholder with respect to which it has the power to vote, (i) to vote against (and not act by written consent to approve) such matter if such matter has not been consented to in accordance with Article SIXTH of the Charter and (ii) to take or cause to be taken, upon the written request of the CD&R Investor (if such matter has not been consented to by the CD&R Investor in accordance with Article SIXTH of the Charter) or CMH (if such matter has not been consented to by CMH in accordance with Article SIXTH of the Charter), all other reasonable actions, at the expense of the Company, required, to the extent permitted by law, to prevent the taking of any action by the Company with respect to a matter unless such matter has been consented to in accordance with Article SIXTH of the Charter.

  (b) In order to effectuate the provisions of this Section 2.5, the CD&R Investor hereby irrevocably grants to and appoints each of the CD&R Designees as the CD&R Investor’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the CD&R Investor, to grant the CD&R Investor Stockholder Approval (as such term is defined in the Charter), which proxy may be exercised by any two CD&R Designees. In order to effectuate the provisions of this Section 2.5, CMH hereby irrevocably grants to and appoints each of the CMH Designees as CMH’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of CMH, to grant the CMH Stockholder Approval (as such term is defined in the Charter), which proxy may be exercised by any two CMH Designees. The Company hereby covenants and agrees not to take any action that constitutes a Veto Matter (as such term is defined in the Charter) without receipt of the Requisite Approval, and further covenants and agrees to cause each of its Subsidiaries not to take any action that would constitute a Veto Matter if taken by the Company without receipt of the Requisite Approval.

SECTION 2.6.        Available Financial Information. (a) The Company will deliver, or will cause to be delivered, (x) the information listed in clause (i) and (ii) to the Principal Stockholders until such time as any such Principal Stockholder ceases to own any Equity Securities, and to any Transferee of the CD&R Holders or CMH Holders that (together with its Affiliates) owns at least the Minimum Governance Amount, and (y) the information set forth in clauses (iii) and (iv) to each Stockholder:

(i)        as soon as available after the end of each monthly accounting period and in any event within thirty days thereafter, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such monthly period and consolidated

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statements of operations, income, cash flows, retained earnings and stockholders’ equity of the Company and its Subsidiaries, for each month and for the current fiscal year of the Company to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto), together with a comparison of such statements to the corresponding periods of the prior fiscal year and to the Company’s business plan then in effect and approved by the Board;

(ii)        an annual budget, a business plan and financial forecasts for the Company for the next fiscal year of the Company (the “Annual Budget”), no later than thirty days before the beginning of the Company’s next fiscal year, in such manner and form as approved by the Board, which shall include at least a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year, in each case prepared in reasonable detail, with appropriate presentation and discussion of the principal assumptions upon which such budgets and projections are based, which shall be accompanied by the statement of the CEO or chief financial officer or equivalent officer of the Company to the effect that such budget and projections are based on reasonable and good faith estimates and assumptions made by the management of the Company for the respective periods covered thereby; it being recognized that such budgets and projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by them may differ from the projected results. Any material changes in such Annual Budget shall be delivered to the applicable Stockholders as promptly as practicable after such changes have been approved by the Board;

(iii)        as soon as available after the end of each fiscal year of the Company, and in any event within ninety days thereafter, (A) the annual financial statements required to be filed by the Company pursuant to the Exchange Act or (B) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by the opinion of independent public accountants of recognized national standing selected by the Company, and a Company-prepared comparison to the Company’s Annual Budget for such year as approved by the Board (the “Annual Financial Statements”); and

(iv)        as soon as available after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five days thereafter, (A) the quarterly financial statements required to be filed by the Company pursuant to the Exchange Act or (B) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto) and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and to the Company’s Annual Budget then in effect as approved by the Board, all in reasonable detail and certified by the principal financial or accounting officer of the Company.

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  (b) Other Information. The Company covenants and agrees to deliver to each Stockholder that (together with its Affiliates) owns at least the Minimum Governance Amount, with reasonable promptness, such other information and data (including such information and reports made available to any lender of the Company or any of its Subsidiaries under any credit agreement or otherwise) with respect to the Company and each of its Subsidiaries as from time to time may be reasonably requested by any such Stockholder.

SECTION 2.7.        Access. Subject to the provisions of Section 5.4, the Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and other agents to, so long as a Principal Stockholder (together with its Affiliates) owns at least the Minimum Governance Amount, (a) afford the officers, employees, auditors and other agents of such Stockholder, during normal business hours and upon reasonable notice reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, and (b) afford such Stockholder the opportunity to discuss the affairs, finances and accounts of the Company and its Subsidiaries with their respective officers from time to time as each such Stockholder may reasonably request.

SECTION 2.8.        Termination of Rights.

  (a) Notwithstanding Section 2.1, at such time as the CD&R Holders or CMH Holders shall cease to own at least the Threshold Governance Amount, the CD&R Investor or CMH, as applicable, shall cease to have the right to designate more than two Directors pursuant to Section 2.1(a)(i) or Section 2.1(a)(ii), as applicable, provided, however, that this Section 2.8(a) shall not affect such Stockholder’s right to designate Independent Directors pursuant to Section 2.1(a)(iii) or Section 2.1(a)(iv), as applicable.

  (b) Notwithstanding Section 2.1, at such time as the CD&R Holders or CMH Holders shall cease to own at least 20% of the issued and outstanding shares of Class A Common Stock, the CD&R Investor or CMH, as applicable, shall (i) cease to have the right to designate any Independent Directors pursuant to Section 2.1(a)(iii) or Section 2.1(a)(iv), as applicable; provided, however, that this Section 2.8(b) shall not affect such Stockholder’s right to designate two Directors pursuant to Section 2.1(a)(i) or Section 2.1(a)(ii), as applicable and (ii) cease to have the right to prevent the taking of any action by the Company pursuant to Section 2.5 (and Article SIXTH of the Charter).

  (c) Notwithstanding Section 2.1, at such time as the CD&R Holders or CMH Holders shall cease to own at least 10% of the issued and outstanding shares of Common Stock, the CD&R Investor or CMH, as applicable, shall cease to have the right to designate more than one Director pursuant to Section 2.1(a)(i) or Section 2.1(a)(ii), as applicable.

  (d) Notwithstanding Section 2.1, at such time as the CD&R Holders or CMH Holders shall cease to own at least the Minimum Governance Amount, the CD&R Investor or CMH, as applicable, shall (i) cease to have the right to designate any Directors (including

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Independent Directors) pursuant to Section 2.1 and (ii) cease to have any rights or obligations pursuant to Sections 2.3 and 2.4.

  (e) Notwithstanding the foregoing provisions of this Section 2.8, in the event that the CD&R Investor ceases to have the right to appoint a Director pursuant to this Agreement and owns shares and, at such time, the CD&R Investor or any Permitted Transferee of the CD&R Investor intends to qualify as a “venture capital operating company” (as defined in U.S. Department of Labor regulation sec. 2510.3-101 (the “Plan Asset Regulation”)), the CD&R Investor shall continue to have the right to designate one CD&R Designee pursuant to Section 2.1.

SECTION 2.9.        Certificate of Incorporation and Bylaws. As of the date of effectiveness of this Agreement, the Charter and the Bylaws shall be in the forms attached hereto as Exhibits B and C, respectively. The rights and obligations of the Stockholders with respect to the Company shall be determined pursuant to the DGCL, the Charter, the Bylaws and this Agreement. To the extent that the rights or obligations of a Stockholder are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement, to the extent permitted by the DGCL and the Charter, shall control.

SECTION 2.10.        Headquarters. The worldwide corporate headquarters and principal office of the Company shall be at such place as the Board may designate from time to time. From and after the Closing Date, until changed in accordance with Article SIXTH of the Charter, the worldwide corporate headquarters and principal office of the Company will be located in the Sturtevant, Wisconsin, U.S.A. area.

ARTICLE III

TRANSFERS

SECTION 3.1.        Rights and Obligations of Transferees.

  (a) Except with the prior written consent of the Principal Stockholders, no Transferee of any Stockholder, except a Transferee of a Principal Stockholder who is Transferred the rights of a Principal Stockholder pursuant to Section 2.1(j)(ii), shall be entitled to any rights under this Agreement other than the tag-along right set forth in Section 3.4 and the equity purchase right set forth in Section 4.1.

  (b) Subject to the last sentence of this Section 3.1(b), prior to the consummation of a Transfer by any Stockholder or any Transferee, as a condition thereto, the applicable Transferee or subsequent Transferee shall agree in writing in the form attached as Exhibit A hereto to assume all of the obligations in this Agreement applicable to the Transferring Stockholder with respect to the Equity Securities being Transferred. Notwithstanding the foregoing, a Transferee of Equity Securities that is not an Affiliate of the Stockholder making such Transfer shall not be bound by any of the terms and conditions of this Agreement or the Registration Rights Agreement following a Qualified IPO.

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SECTION 3.2.        Transfer Restrictions.

  (a) Prior to the fourth anniversary of the Closing Date, each Stockholder hereby agrees that such Stockholder shall not Transfer any of its Equity Securities at any time other than (i) Transfers of its Equity Securities to Permitted Transferees, (ii) de minimis Transfers constituting (together with any other de minimis Transfers previously made by such Stockholder and its Permitted Transferees pursuant to this clause, and taking into account any stock split, combination, reclassification or similar transaction) no more than 1% of the issued and outstanding shares of Common Stock and (iii) with the prior written consent of the Principal Stockholders and subject to compliance with applicable securities laws and Sections 3.3 and 3.4.

  (b) Following the fourth anniversary of the Closing Date, if the Company has not completed a Qualified IPO, each Stockholder may freely Transfer its Equity Shares without restriction subject to compliance with applicable securities laws and Sections 3.3 and 3.4, and subject to the tag-along rights of Unilever arising under the Unilever Warrant and pursuant to Section 9(b) of the Registration Rights Agreement; provided, that, without the prior written consent of the Principal Stockholders, prior to the sixth anniversary of the Closing Date, no Stockholder shall Transfer any Equity Securities to a purchaser other than a Financial Party who shall agree in writing to not Transfer any Equity Securities to any purchaser other than a Financial Party prior to the sixth anniversary of the Closing Date.

  (c) Notwithstanding any other provision in this Agreement to the contrary, each Stockholder may Transfer its Equity Securities (i) if the Company has completed a Qualified IPO and (ii) if the Company is conducting a Qualified IPO, pursuant to an effective registration statement under the Securities Act in connection with such Qualified IPO, in each case, subject only to compliance with applicable securities laws and applicable and customary underwriter restrictions as well as the Registration Rights Agreement.

  (d) Each Stockholder shall as promptly as practicable provide the Stockholders and the Company with written notice of any Transfer made in accordance with Section 3.2(a) or (b).

SECTION 3.3.        Right of First Offer. So long as the Company has not completed a Qualified IPO, no Stockholder shall Transfer any of its Equity Securities other than to a Permitted Transferee or in connection with a Qualified IPO as a part of such registered offering except as set forth below:

  (a) Prior to any Transfer of Equity Securities by a Stockholder (the “Offering Holder”), the Offering Holder shall deliver to the Company and to each other Stockholder that is not an Affiliate of the Offering Holder or its Equity Purchase Assignee (collectively, excluding the Company, the “ROFO Recipients”) written notice (the “Offer Notice”), stating such Offering Holder’s intention to effect such a Transfer, the number of Equity Securities subject to such Transfer (the “Offered Securities”), the price the Offering Holder proposes to be paid for the Offered Securities (the “First Offer Price”), and the other material terms and conditions of the proposed Transfer. The Offer Notice may require that the consummation of

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any sale of the Offered Securities to the Company or the ROFO Recipients occur no less than 15 days, and no later than 60 days, after the date of the Offer Notice.

  (b) Upon receipt of the Offer Notice, the Company will have an irrevocable non-transferable option to purchase all or a portion of the Offered Securities at the First Offer Price and otherwise on the terms and conditions described in the Offer Notice (the “First Offer”). The Company shall, within 15 days from receipt of the Offer Notice, indicate whether or not it has accepted the First Offer by sending irrevocable written notice (the “Acceptance Notice”) of any such acceptance to the Offering Holder and the ROFO Recipients indicating the number of Offered Securities to be purchased, if any (the “Company Elected Securities”), and the Company shall then be obligated to purchase any such Company Elected Securities on the terms and conditions set forth in the Offer Notice. In the event the Company elects not to purchase any or all of the Offered Securities, the ROFO Recipients shall have the right to purchase up to a number of shares equal to such ROFO Recipient’s Pro Rata Portion of the Offered Securities other than the Company Elected Shares, if any. Each of the ROFO Recipients shall, within 15 days from receipt of the Company’s Acceptance Notice, send an irrevocable written notice (the “ROFO Recipient Notice”) to the Offering Holder and the Company if it has accepted the First Offer and, if so, the portion of such ROFO Recipient’s Pro Rata Portion that it will purchase. The ROFO Recipient shall then be obligated to purchase such number of Offered Securities set forth in the ROFO Recipient Notice on the terms and conditions set forth in the Offer Notice.

  (c) If following the procedures set forth in paragraph (b), neither the Company nor the ROFO Recipients (in the aggregate) have elected to purchase all of the Offered Securities pursuant to this Section 3.3, then the applicable Offering Holder shall be free for a period of six months from the date acceptance notices from the ROFO Recipients were due to be received by the applicable Offering Holder, to enter into definitive agreements to Transfer the Offered Securities not being acquired pursuant to Section 3.3(b), for consideration having a value not less than 90% of the First Offer Price; provided that any such definitive agreement provides for the consummation of such Transfer to take place within six months from the date of such definitive agreement and is otherwise on terms not more favorable to the transferee in any material respect than were contained in the Offer Notice.

  (d) If neither the Company nor the ROFO Recipients (in the aggregate) exercise their respective options to purchase all of the Offered Securities at the First Offer Price and the applicable Offering Holder has not entered into a definitive agreement described in Section 3.3(c) within 135 days from the date acceptance notices from the ROFO Recipients were due to be received by the applicable Offering Holder, or the Offering Holder has entered into such an agreement but has not consummated the sale of such securities within 135 days from the date of such notices, then the provisions of this Section 3.3 shall again apply, and such Offering Holder shall not Transfer or offer to Transfer such Equity Securities not so Transferred without again complying with this Section 3.3.

  (e) Upon exercise by the Company and/or the ROFO Recipients, as the case may be, of their respective rights of first offer under this Section 3.3, the Company and/or the ROFO Recipients, as the case may be, and the applicable Offering Holder shall be legally obligated to consummate the purchase contemplated thereby and shall use commercially

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reasonable efforts to secure any governmental authorization required, to comply as soon as reasonably practicable with all applicable laws and to take all such other actions and to execute such additional documents as are reasonably necessary or appropriate in connection therewith and to consummate the purchase of the Offered Securities as promptly as practicable.

  (f) This Section 3.3 shall not apply to (i) any de minimis Transfer that is (or, after the fourth anniversary of the Closing, would if applicable be) permitted under Section 3.2(a) or (ii) any Drag Transaction.

SECTION 3.4.        Tag-Along Right.  (a) In the event of a proposed Transfer of Equity Securities by a Stockholder (collectively, a “Transferring Stockholder”), each Stockholder (other than the Transferring Stockholder) shall have the right to participate in the Transfer in the manner set forth in this Section 3.4. Prior to any such Transfer, the Transferring Stockholder shall deliver to the Company prompt written notice (the “Transfer Notice”), which the Company will forward to the Stockholders (other than the Transferring Stockholder, the “Tag-Along Participants”), which notice shall state (i) the name of the proposed Transferee, (ii) the number of Equity Securities proposed to be Transferred (the “Transferred Securities”), (iii) the proposed purchase price therefor, including a description of any non-cash consideration sufficiently detailed to permit the determination of the fair market value thereof, and (iv) the other material terms and conditions of the proposed Transfer, including the proposed Transfer date (which date may not be less than 30 days after delivery of the Transfer Notice). Such notice shall be accompanied by a written offer from the proposed Transferee to purchase the Transferred Securities. Each Tag-Along Participant may Transfer to the proposed Transferee identified in the Transfer Notice its Pro Rata Portion of such Tag-Along Participant’s Equity Securities by giving written notice (the “Tag-Along Acceptance Notice”) to the Company (who shall forward such notice to the other Tag-Along Participants within five days of the Company’s receipt) and to the Transferring Stockholder within 10 days after receipt of the Transfer Notice, stating that such Tag-Along Participant elects to exercise its tag-along right under this Section 3.4 and stating the maximum number of shares sought to be Transferred by such Tag-Along Participant. Each Tag-Along Participant shall be deemed to have waived its tag-along right hereunder if it either fails to give notice within the prescribed time period or if such Tag-Along Participant purchases Equity Securities from the Transferring Stockholder in exercising its right of first offer pursuant to Section 3.3. The proposed Transferee of Transferred Securities will not be obligated to purchase a number of Equity Securities exceeding that set forth in the Transfer Notice and in the event such Transferee elects to purchase less than all of the additional Equity Securities sought to be Transferred by the Tag-Along Participants, the number of Equity Securities to be Transferred by the Transferring Stockholder and each of the Tag-Along Participants shall be reduced by recalculating the allocation set forth in this Section 3.4(a) assuming such smaller number of Transferred Securities.

  (b) Each Tag-Along Participant, in exercising its tag-along right hereunder, may participate in the Transfer by delivering to the Transferring Stockholder at the closing of the Transfer of the Transferring Stockholder’s Transferred Securities to the Transferee certificates representing the Transferred Securities to be Transferred by such holder, duly endorsed for transfer or accompanied by stock powers duly executed, in either case executed in blank or in favor of the applicable purchaser against payment of the aggregate purchase price therefor by wire transfer of immediately available funds. Each Tag-Along Participant and the Transferring

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Stockholder shall receive consideration in the same form and per share amount after deduction of such Stockholder’s proportionate share of the related expenses; provided, however, that if the Transferring Stockholder is given an option as to the form and amount of consideration to be received, all Tag-Along Participants will be given the same option. Each Tag-Along Participant shall agree to make customary representations, and shall agree to customary covenants, indemnities and agreements so long as they are made severally and not jointly; provided, that (i) any general indemnity given by the Transferring Stockholder, applicable to liabilities not specific to the Transferring Stockholder, to the Transferee in connection with such sale shall be apportioned among the Tag-Along Participants and the Transferring Stockholder on a pro rata basis, based on the consideration received by each such Stockholder in respect of its Equity Securities to be Transferred and shall not exceed such Stockholder’s net proceeds from the sale, (ii) any representation relating specifically to a Stockholder and/or its ownership of the Equity Securities to be Transferred shall be made only by such Stockholder and (iii) in no event shall any Tag-Along Participant be obligated to agree to any non-competition covenant, employee non-solicit covenant or other similar agreement restricting the business operations of the Stockholder as a condition to participating in such Transfer. The fees and expenses incurred in connection with a Tag-Along Transfer and for the benefit of all Stockholders (it being understood that costs incurred by or on behalf of a Stockholder for his, her or its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not paid or reimbursed by the Company or the Transferee, shall be shared by all Tag-Along Participants and the Transferring Stockholder on a pro rata basis, based on the consideration received by each such Stockholder in respect of its Equity Securities to be Transferred; provided that no such Tag-Along Participant shall be obligated to make any out-of-pocket expenditure in respect of such fees or expenses prior to the consummation of the such Transfer (excluding de minimis expenditures). The proposed Transfer date may be extended beyond the date described in the Transfer Notice to the extent necessary to obtain required governmental approvals and other required third party approvals and the Company and the Stockholders shall use their respective reasonable best efforts to obtain such approvals. The Transferring Stockholder shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Transfer subject to this Section 3.4 and the terms and conditions thereof. No Stockholder or Affiliate of a Stockholder shall have any liability to any other Stockholder or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Transfer subject to this Section 3.4 except to the extent such Stockholder shall have failed to comply with the provisions of this Section 3.4.

  (c) Notwithstanding the foregoing requirements of this Section 3.4, the Transferring Stockholder may satisfy its obligations under this Section 3.4 by proceeding with the Transfer of the Transferred Securities and, after the closing of such Transfer, acquiring the Equity Securities that each electing Tag-Along Participant was otherwise entitled to sell under this Section 3.4 on the same terms and conditions as the Transfer by the Transferring Stockholder of such Transferred Securities.

  (d) If the CD&R Holders or the CMH Holders wish to transfer at least 90% of their Equity Securities in a Transfer in which the rights of a Principal Stockholder are transferred pursuant to Section 2.1(j)(ii), and the other Principal Stockholder and the members of its group exercise their rights under this Section 3.4 with respect to some or all of their

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Equity Securities, then the Principal Stockholders shall negotiate reasonably and in good faith with each other and the proposed acquirer of such Equity Securities to agree upon governance arrangements for the Company after the consummation of such transaction that reflect the relative interests of each stockholder based on the principles set forth in this Agreement, which agreement will be a condition to the consummation of the proposed Transfer.

  (e) The following Transfers of Equity Securities by a Stockholder shall not be subject to the tag-along rights provided by this Section 3.4: (i) Transfers to Permitted Transferees of such Stockholder, (ii) Transfers following an IPO or in connection with a Qualified IPO as a part of such registered offering, (iii) any de minimis Transfer that is (or, after the fourth anniversary of the Closing, would if applicable be) permitted under Section 3.2(a) and (iv) Transfers pursuant to a Drag Transaction.

SECTION 3.5.        Drag-Along Right. (a) Subject to Section 3.5(j), following the date that is 90 days after the sixth anniversary of the Closing Date, so long as the Company has not completed a Qualified IPO, if the CD&R Investor, on the one hand, or CMH, on the other hand (as applicable, the “Initiating Stockholder”), together with its Permitted Transferees and their respective Equity Purchase Assignees owns at least the Threshold Governance Amount and desires (together with its Permitted Transferees) to Transfer a number of Equity Securities to a non-Affiliate of such Initiating Stockholder, in a single transaction or series of related transactions (other than Transfers pursuant to the Registration Rights Agreement or Transfers to any Permitted Transferees of the Initiating Stockholder) such that the transaction would result in the sale of at least 90% of the Equity Securities held by CD&R Holders or CMH Holders, as the case may be (a “Drag Transaction”), then if requested by the Initiating Stockholder each other Stockholder (together with its Affiliates) (collectively, a “Selling Stockholder”) shall be required to sell the same proportion of its Equity Securities as is being Transferred by the Initiating Stockholder and its Affiliates in such Drag Transaction in accordance with this Section 3.5. The Requisite Approval shall not be required for any Drag Transaction.

  (b) The consideration to be received by a Selling Stockholder shall be the same form and amount of consideration per share to be received by the Initiating Stockholder, and the terms and conditions of such Drag Transaction shall be the same as those upon which the Initiating Stockholder sells its Equity Securities. In connection with the Drag Transaction, the Selling Stockholder will agree to make or agree to the same customary representations, covenants, indemnities and agreements as the Initiating Stockholder so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis based on the consideration to be received by each Stockholder; provided, however, that (i) any general indemnity given by the Initiating Stockholder, applicable to liabilities not specific to the Initiating Stockholder, to the purchaser in connection with such sale shall be apportioned among the Selling Stockholders according to the consideration received by each Selling Stockholder and shall not exceed such Selling Stockholder’s proceeds from the sale and (ii) any representation relating specifically to a Selling Stockholder shall be made only by that Selling Stockholder and any indemnity given with respect to such representation shall be given only by such Selling Stockholder and provided, further, that any representation made by a Selling Stockholder shall relate only to such Selling Stockholder and its Equity Securities.

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  (c) In connection with any Drag Transaction, each Selling Stockholder shall be required to vote, if such a vote is required by this Agreement or otherwise, its Equity Securities in favor of such Drag Transaction at any meeting of the Company’s stockholders called to vote on or approve such Drag Transaction and/or to consent in writing to such Drag Transaction, to use its reasonable best efforts to cause any individuals designated by such Selling Stockholder to serve on the Board to vote in favor of such Drag Transaction at any meeting of the Board called to vote on or approve such Drag Transaction and/or to consent in writing to such Drag Transaction and raise no objection thereto, and the Stockholders and the Company shall take all other actions necessary or reasonably required to cause, and shall not interfere with, the consummation of such Drag Transaction on the terms and conditions proposed by the Initiating Stockholder, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, furnishing information and copies of documents, and filing applications, reports, returns and other documents or instruments with governmental authorities. Without limiting the foregoing, (i) if the proposed Drag Transaction is structured as a sale of assets or a merger or consolidation, then each Stockholder shall vote or cause to be voted all Equity Securities that such Stockholder holds or with respect to which such Stockholder has the power to direct the voting and which are entitled to vote on such transaction in favor of such transaction and shall waive any dissenter’s rights, appraisal rights or similar rights which such Stockholder may have in connection therewith and (ii) if the proposed Drag Transaction is structured as or involves a sale or redemption of Equity Securities, then each Stockholder shall agree to sell such Stockholder’s pro rata share of Equity Securities being sold in such Drag Transaction on the terms and conditions approved by the Board or proposed by the Initiating Stockholder, as applicable, and such Stockholders shall execute all documents necessary or reasonably required to effectuate such Drag Transaction.

  (d) The fees and expenses, other than those payable to any Stockholder or any of their respective Affiliates, incurred in connection with a Drag Transaction under this Section 3.5 and for the benefit of all Stockholders (it being understood that costs incurred by or on behalf of a Stockholder for his, her or its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not paid or reimbursed by the Company or the Transferee or acquiring Person, shall be shared by all the Stockholders on a pro rata basis, based on the consideration received by each Stockholder; provided that no Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag Transaction consummated pursuant to this Section 3.5 (excluding de minimis expenditures).

  (e) The Initiating Stockholder shall provide written notice (the “Drag-Along Notice”) to each other Selling Stockholder of any proposed Drag Transaction as soon as practicable following its exercise of the rights provided in Section 3.5(a). The Drag-Along Notice will include the material terms and conditions of the Drag Transaction, including (i) the name and address of the proposed transferee, (ii) the proposed amount and form of consideration and (iii) the proposed Transfer date, if known. The Initiating Stockholder will deliver or cause to be delivered to each Selling Stockholder copies of all transaction documents relating to the Drag Transaction promptly as the same become available.

  (f) If any holders of Equity Securities of any class are given an option as to the form and amount of consideration to be received, all holders of Equity Securities of such class will be given the same option.

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  (g) At least five Business Days prior to the consummation of the Drag Transaction, each Selling Stockholder shall deliver to the Company to hold in escrow pending transfer of the consideration therefor, the duly endorsed certificate or certificates representing the Equity Securities held by such Selling Stockholder to be sold, and a stock power and limited power-of-attorney authorizing the Company to take all actions necessary to sell or otherwise dispose of such securities. In the event that a Selling Stockholder should fail to deliver such certificates and documentation, the Company shall cause the books and records of the Company to show that such Equity Securities are bound by the provisions of this Section 3.5 and that such securities may only be Transferred to the purchaser in such Drag Transaction.

  (h) Any Selling Stockholder whose assets (“Plan Assets”) constitute assets of one or more employee benefit plans and are subject to Part IV of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), shall not be obligated to sell to any Person to whom the sale of any Equity Securities would constitute a non-exempt “prohibited transaction” within the meaning of ERISA or the Code, provided, however, that if so requested by the Initiating Stockholder: (i) such Selling Stockholder shall have taken commercially reasonable efforts to (x) structure its sale of Equity Securities so as not to constitute a non-exempt “prohibited transaction” or (y) obtain a ruling from the Department of Labor to the effect that such sale (as originally proposed or as restructured pursuant to clause (i)(x)) does not constitute a non-exempt “prohibited transaction” and (ii) such Selling Stockholder shall have delivered to the Initiating Stockholder an opinion of nationally recognized outside counsel to the effect that such sale (as originally proposed or as restructured pursuant to clause (i)(x)) would constitute a non-exempt “prohibited transaction.”

  (i) Upon the consummation of the Drag Transaction, the acquiring Person shall remit directly to the Selling Stockholder, by wire transfer if available and if requested by the Selling Stockholder, the consideration for the securities sold pursuant thereto.

  (j) The Initiating Stockholder shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Transfer subject to this Section 3.5 and the terms and conditions hereof. No Stockholder or Affiliate of a Stockholder shall have any liability to any other Stockholder or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Transfer subject to this Section 3.5, except to the extent such Stockholder shall have failed to comply with the provisions of this Section 3.5.

  (k) In the event that an Initiating Stockholder provides a Drag-Along Notice to the Selling Stockholders and the other Principal Stockholder does not wish such Drag Transaction to occur, such other Principal Stockholder (so long as such other Principal Stockholder (together with its Permitted Transferees and their respective Equity Purchase Assignees) owns at least the Threshold Governance Amount) may, upon delivery of a Call Notice to the Initiating Stockholder, exercise a Call Option to acquire all the Equity Securities owned and proposed to be sold in the Drag Transaction by the Initiating Stockholder, its Permitted Transferees and their respective Equity Purchase Assignees, on the terms and conditions set forth in this Section 3.5(k) and in Section 3.8. The Call Notice shall be delivered no more than 30 days after receipt by such Principal Stockholder of the Drag-Along Notice. A Principal Stockholder that has exercised a Call Option pursuant to Section 3.7(k) shall

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consummate the purchase of all of such Equity Securities within the later of (i) 90 days after delivery of the Drag-Along Notice and (ii) two Business Days after the last to occur of (A) the last Qualified Bank submitting its determination of the Appraised Value pursuant to Section 3.8(b) and (B) the obtaining of any regulatory approvals required by law as a condition to the closing of such Call Option. If such Principal Stockholder fails to comply with its obligation to consummate such Call Option, (x) the Initiating Stockholder may pursue all available remedies at law and in equity and (y) without prejudice to such remedies, the Drag Transaction shall proceed as though such Call Option had not been exercised, subject to the Initiating Stockholder’s right to delay or terminate such Drag Transaction in accordance with Section 3.5(j).

  (l) If within twelve months following the closing of a Call Option effected pursuant to Section 3.5(k) all or substantially all of the outstanding Equity Securities or assets of the Company and its Subsidiaries are, directly or indirectly, Transferred or sold (whether by way of sale, merger, consolidation, combination, exchange, asset sale or otherwise), in a transaction or series of related transactions, for a per Equity Security price (including any escrowed amounts and the present value of any contingent payments) that is higher than the per Equity Security price paid in such Call Option (the difference between the former price and the latter price, the “Excess Price”), the Principal Stockholder that initiated the Call Option or the Company shall, as a condition to and prior to or simultaneously with the closing of such transaction, pay such Initiating Stockholder the Excess Price in cash that such Initiating Stockholder, its Permitted Transferees and their respective Equity Purchase Assignees would have received had they remained holders of the Equity Securities sold in the Call Option at the closing of such transaction.

SECTION 3.6.        Recapitalization Transaction. (a) Following the fourth anniversary of the Closing Date, so long as the Company has not completed a Qualified IPO each of the Principal Stockholders shall be permitted (so long as such initiating Principal Stockholder (together with its Permitted Transferees and their respective Equity Purchase Assignees) owns at least the Threshold Governance Amount), by delivery of written notice to the Company and the other Principal Stockholder, to cause the Company and its Subsidiaries to effect, in one or more transactions, a recapitalization of the Company (the “Recapitalization Transaction”), in which cash of the Company and its Subsidiaries, whether on hand or obtained by the incurrence of indebtedness to a Financial Party, is distributed to all holders of Common Stock on a pro rata basis. The Principal Stockholder initiating the Recapitalization Transaction shall have the right, in its reasonable discretion, to determine the terms and conditions of such Recapitalization Transaction including, without limitation, the amount and terms of any new indebtedness incurred by the Company and its Subsidiaries in connection with the Recapitalization Transaction and the application of the net proceeds thereto; provided, however, that such authority shall not extend to any terms or conditions that provide a financial benefit, directly or indirectly (except proportionately as a Stockholder), to such Principal Stockholder, including a transaction fee, expense reimbursement (other than pursuant to Section 3.6(d)) or other payment (collectively, “Collateral Benefits”).

  (b) Notwithstanding any other provision of this Section 3.6, the Company and its Subsidiaries shall not undertake any Recapitalization Transaction to the extent that, immediately after giving effect to such Recapitalization Transaction, the Company or any of its

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Subsidiaries would violate any provision of the DGCL. The Company and its Subsidiaries shall take such steps in accordance with the DGCL, including Section 170 thereof, as are necessary to determine whether any such Recapitalization Transaction would violate any provision of the DGCL, including instructing its independent auditors to prepare such calculations and reports as may be necessary to assist in such determination. Prior to the consummation of any Recapitalization Transaction, the Company shall have delivered to the Principal Stockholders the opinion of a nationally recognized independent valuation firm selected by the Company and reasonably acceptable to each of the Principal Stockholders attesting to the solvency of the Company and its Subsidiaries on a consolidated basis immediately after the closing of the Recapitalization Transaction, which opinion shall be in customary form.

  (c) In connection with any Recapitalization Transaction, each Stockholder shall be required (i) to vote, if such a vote is required by this Agreement or otherwise, its Equity Securities in favor of such Recapitalization Transaction at any meeting of the Company’s stockholders called to vote on or approve such Recapitalization Transaction and/or to consent in writing to such Recapitalization Transaction, and (ii) to use its reasonable best efforts to cause any individuals designated by such Stockholder to serve on the Board to vote in favor of such Recapitalization Transaction at any meeting of the Board called to vote on or approve such Recapitalization Transaction and/or to consent in writing to such Recapitalization Transaction and raise no objection thereto. Subject to Section 3.6(b), the Stockholders and the Company shall take all other actions necessary or reasonably required to cause, and shall not interfere with, the consummation of such Recapitalization Transaction on the terms and conditions proposed by the Principal Stockholder initiating the Recapitalization Transaction, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents, filing applications, reports, returns and other documents or instruments with governmental authorities, and otherwise cooperating with such Principal Stockholder for the purposes of effectuating a Recapitalization Transaction. The obligations of Stockholders set forth in this Section 3.6(c) shall not apply to any terms of a Recapitalization Transaction that would provide a Collateral Benefit to a Principal Stockholder.

  (d) The Company shall pay, and reimburse the Principal Stockholder initiating a Recapitalization Transaction for, all out-of-pocket fees and expenses, other than those payable to any Stockholder or any of their respective Affiliates, incurred in connection with the Recapitalization Transaction for the benefit of all holders of Common Stock (it being understood that costs incurred by or on behalf of a Stockholder for his, her or its sole benefit will not be considered to be for the benefit of all such holders).

SECTION 3.7.        Initiation of Qualified IPO. (a) Following the fourth anniversary of the Closing Date, if the Company has not completed a Qualified IPO each of the Principal Stockholders (the initiating Stockholder, the “IPO Initiating Stockholder”) shall be permitted (so long as the IPO Initiating Stockholder (together with its Permitted Transferees and their respective Equity Purchase Assignees) owns at least the Threshold Governance Amount) to cause the Company to consummate a Qualified IPO, without the Requisite Approval, pursuant to which each Stockholder shall have the right to sell a portion of its Equity Securities in accordance with the Registration Rights Agreement. The Company shall issue and sell in the Qualified IPO the number of shares of Common Stock that the Company is recommended to

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issue and sell by the lead underwriter of such Qualified IPO as determined in its reasonable judgment to avoid any adverse affect on the success, pricing or other terms of the Qualified IPO. If the IPO Initiating Stockholder notifies the other Principal Stockholder and the Company in writing that it intends to exercise its rights hereunder to cause a Qualified IPO (the “IPO Initiation Notice”), such other Principal Stockholder, its Affiliates, the other Stockholders and the Company shall use their reasonable best efforts to cause such Qualified IPO to occur, including, without limitation, causing (in the case of a Principal Stockholder) its designees on the Board to take any action required to effect such Qualified IPO, and to issue and sell the Common Stock to be sold by the Company in the Qualified IPO, and taking all actions required under the Registration Rights Agreement in connection therewith. At any time after the delivery of the IPO Initiation Notice but prior to the closing of the Qualified IPO, the IPO Initiating Stockholder may request by written notice to the Company and the other Principal Stockholder, and upon receipt of such request the Company shall, defer the consummation of the Qualified IPO for a period or periods of up to six months as specified by the IPO Initiating Stockholder or terminate the Qualified IPO; provided that if the IPO Initiating Stockholder terminates the Qualified IPO such Stockholder may not deliver another IPO Initiation Notice until six months after such termination.

  (b) If an IPO Initiating Stockholder delivers the IPO Initiation Notice and the other Principal Stockholder does not wish such Qualified IPO to occur, such other Principal Stockholder (so long as such other Principal Stockholder (together with its Permitted Transferees and their respective Equity Purchase Assignees) owns at least the Threshold Governance Amount) may, upon delivery of a Call Notice exercise a Call Option to acquire all of the Equity Securities owned by the IPO Initiating Stockholder, its Permitted Transferees and their respective Equity Purchase Assignees, on the terms and conditions set forth in this Section 3.7 and Section 3.8. The Call Notice shall be delivered within 15 days after the delivery of the IPO Initiation Notice.

  (c) A Principal Stockholder that has exercised a Call Option pursuant to Section 3.7(b) shall consummate the purchase of all of the Equity Securities owned by the IPO Initiating Stockholder, its Permitted Transferees and their respective Equity Purchase Assignees within the later of (i) 90 days after delivery of the IPO Initiation Notice and (ii) two Business Days after the last to occur of (A) the last Qualified Bank submitting its determination of the Appraised Value pursuant to Section 3.8(b) and (B) the obtaining of any regulatory approvals required by law as a condition to the closing of such Call Option. If such Principal Stockholder fails to comply with its obligation to consummate such Call Option, (x) the IPO Initiating Stockholder may pursue all available remedies at law and in equity and (y) without prejudice to such remedies, the Qualified IPO shall proceed as though such Call Option had not been exercised, subject to the IPO Initiating Stockholder’s right to delay or terminate such Qualified IPO in accordance with Section 3.7(a).

SECTION 3.8.        Call Option.

  (a) A Principal Stockholder exercising its right (a “Call Option”) to acquire all Equity Securities of the other Principal Stockholder, its Permitted Transferees and their respective Equity Purchase Assignees pursuant to Section 3.5 or 3.7 shall deliver written notice (a “Call Notice”) in accordance with the terms of such Section to the Initiating Stockholder or

30

IPO Initiating Stockholder, as the case may be, stating its intent to exercise such Call Option, which notice shall constitute a binding and irrevocable obligation by such Principal Stockholder to purchase all such Equity Securities for cash consideration in the amount of the Appraised Value and otherwise on the terms set forth in this Section 3.8. The Call Notice shall contain a representation and warranty for the benefit of the Initiating Stockholder or IPO Initiating Stockholder, as the case may be, given by the Principal Stockholder delivering such notice that such Stockholder will have funds available in cash at the closing of the Call Option in an amount equal to the reasonably expected Appraised Value of all such Equity Securities.

  (b) The “Appraised Value” shall be the aggregate value of all the Equity Securities owned by the Initiating Stockholder or the IPO Initiating Stockholder, as the case may be, its Permitted Transferees and their respective Equity Purchase Assignees (valuing any Equity Securities other than Common Stock on an as-converted basis), as of the date of the Drag-Along Notice or IPO Initiation Notice, as the case may be, as determined by an average of the determinations of such value made by three nationally-recognized investment banks, each of which is ranked in the top ten of U.S. IPO bookrunners according to Thomson Reuters in each of the preceding three years (each, a “Qualified Bank”), of which one Qualified Bank shall be designated by each of the Initiating Stockholder or IPO Initiating Stockholder, as the case may be, and the other Principal Stockholder and the third Qualified Bank shall be designated by mutual agreement by the other two Qualified Banks. Each Qualified Bank shall determine the Appraised Value by using customary valuation methodologies, including a comparison of public market comparables, to determine the value at which the Equity Securities would trade in a public market; provided, however, that the Qualified Banks shall not apply a discount for lack of liquidity or control, a control premium, or any similar discount or premium that is based on the Initiating Stockholder’s or the IPO Initiating Stockholder’s relative ownership interest in the Company or the lack of an actual public trading market for the Equity Securities. Any such determination of Appraised Value shall be final and binding on the parties. The fees and expenses of the Qualified Banks shall be borne by the Company. The Stockholders and the Company shall use their reasonable best efforts to cause the closing of the purchase and sale of the Equity Securities owned by the Initiating Stockholder or IPO Initiating Stockholder, as the case may be, its Permitted Transferees and their respective Equity Purchase Assignees to occur as promptly as possible, including by (i) promptly providing to the Qualified Banks any financial or other information requested by the Qualified Banks, (ii) causing the Qualified Banks to determine the Appraised Value as promptly as possible, and in any event within 60 days after the delivery of the Call Notice or Drag-Along Notice, and (iii) in the case of the Company and the Principal Stockholder exercising the Call Option, obtaining any regulatory approvals required by law as a condition to the closing of the Call Option as promptly as possible. Each of the Initiating Stockholder, or IPO Initiating Stockholder, as the case may be, the other Principal Stockholder and the Company agrees to execute, if requested by a Qualified Bank, a reasonable and customary engagement letter with such Qualified Bank.

  (c) At any time prior to the consummation of the sale of the Equity Securities of the IPO Initiating Stockholder or the Initiating Stockholder pursuant to the Call Option, the IPO Initiating Stockholder or the Initiating Stockholder, as the case may be, may elect not to proceed with the consummation of the Call Option by written notice of such election to the other Principal Stockholder and the Company, in which case the applicable Call Option shall be cancelled and (i) the Company shall not be obligated to cause a Qualified IPO to occur as a

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result of the previously delivered IPO Initiation Notice and the IPO Initiating Stockholder may not deliver another IPO Initiation Notice until six months after such election or (ii) the Company and the other Stockholders shall not be obligated to cause a Drag-Along Transaction to occur as a result of the previously delivered Drag-Along Notice and the Initiating Stockholder may not deliver another Drag-Along Notice until six months after such election, as the case may be.

SECTION 3.9.        Void Transfers. Any Transfer or attempted Transfer of Equity Securities in violation of any provision of this Agreement shall be void.

ARTICLE IV

EQUITY PURCHASE RIGHTS

SECTION 4.1.        Equity Purchase Rights. (a) The Company hereby grants to CMH, SNW and the CD&R Investor and their respective Permitted Transferees (collectively, the “Preemptive Rights Recipients”) the right to purchase their Pro Rata Portion of all or any part of New Securities that the Company or any of its Subsidiaries may, from time to time, propose to sell or issue. The number or amount of New Securities which the Preemptive Rights Recipients may purchase pursuant to this Section 4.1(a) shall be referred to as the “Equity Purchase Shares.” The equity purchase right provided in this Section 4.1(a) shall apply at the time of issuance of any right, warrant or option or convertible or exchangeable security and not to the conversion, exchange or exercise thereof. Each Preemptive Rights Recipient shall be entitled to apportion the right to purchase Equity Purchase Shares among itself and its Permitted Transferees.

  (b) The Company shall give written notice of a proposed issuance or sale described in Section 4.1(a) to the Preemptive Rights Recipients within five Business Days following any meeting of the Board at which any such issuance or sale is approved and at least 15 days prior to the proposed issuance or sale. Such notice (the “Issuance Notice”) shall set forth the material terms and conditions of such proposed transaction, including the name of any proposed purchaser(s), the proposed manner of disposition, the number or amount and description of the shares proposed to be issued, the proposed issuance date and the proposed purchase price per share, including a description of any non-cash consideration sufficiently detailed to permit the determination of the fair market value thereof. Such notice shall also be accompanied by any written offer from the prospective purchaser to purchase such New Securities.

  (c) At any time during the 15-day period following the receipt of an Issuance Notice, the Preemptive Rights Recipients shall have the right to elect irrevocably to purchase up to the number of the Equity Purchase Shares at the purchase price set forth in the Issuance Notice (provided that, in the event any portion of the purchase price per share to be paid by the proposed purchaser is to be paid in non-cash consideration, the value of any such non-cash consideration per share shall be the Fair Market Value thereof) and upon the other terms and conditions specified in the Issuance Notice by delivering a written notice to the Company. Except as provided in the following sentence, such purchase shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. The closing of any purchase by any Preemptive Rights Recipient may be extended beyond the

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closing of the transaction described in the Issuance Notice to the extent necessary to obtain required governmental approvals and other required approvals and the Company and the Stockholders shall use reasonable best efforts to obtain such approvals. If SNW fails to exercise fully the right to purchase the number of the Equity Purchase Shares set forth in any Issuance Notice, then the Company shall promptly deliver to CMH a notice in writing with respect thereto, and CMH shall have the right to elect irrevocably to purchase up to the number of Equity Purchase Shares as to which SNW has not exercised its equity purchase right in respect of such Issuance Notice during the 5-day period following the receipt by CMH of such notice from the Company. In the event that the Company delivers the notice referred to in the immediately preceding sentence, the Company shall not complete such proposed issuance and sale of New Securities before the end of the 5-day period referred to in the immediately preceding sentence.

  (d) If any Preemptive Rights Recipient fails to exercise fully the equity purchase right provided under this Article IV within the periods described above, the Company shall be free to complete the proposed issuance or sale of the New Securities described in the Issuance Notice with respect to which Preemptive Rights Recipients failed to exercise the option set forth in this Section 4.1 on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the amount of securities to be issued or sold by the Company may be reduced); provided that (x) such issuance or sale is closed within 90 days after the expiration of the 15-day period described in Section 4.1(c) and (y) the price at which the New Securities are Transferred must be equal to or higher than the purchase price described in the Issuance Notice. Such periods within which such issuance or sale must be closed shall be extended to the extent necessary to obtain required governmental approvals and other required approvals and the Company shall use commercially reasonable efforts to obtain such approvals. In the event that the Company has not sold such New Securities within said 90-day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Preemptive Rights Recipients in the manner provided in this Section 4.1. The rights set forth in this Article IV shall terminate upon the consummation of a Qualified IPO.

  (e) Any Preemptive Rights Recipient may assign its rights to purchase Equity Securities under this Section 4.1 to any Person (an “Equity Purchase Assignee”), provided that, as a condition to such assignment becoming effective, such Equity Purchase Assignee shall irrevocably grant to and appoint the CD&R Investor, if the assignor is a CD&R Holder, or CMH, if the assignor is a CMH Holder, as such Equity Purchase Assignee’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Equity Purchase Assignee (and CD&R Investor or CMH, as the case may be, shall provide written evidence of such grant and appointment to the other Principal Stockholder in a form reasonably acceptable to such Principal Stockholder), to vote at any annual or special meeting of Stockholders, to take any action by written consent in lieu of such meeting with respect to, and to otherwise take all action as may be required by, permitted under, or as may be exercised under this Agreement in respect of, all of the Equity Securities owned or held of record by such holder, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, furnishing information and copies of documents, filing applications, reports, returns and other documents or instruments with governmental authorities, and otherwise complying with a Stockholder’s obligations under this Agreement. Each Equity

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Purchase Assignee shall execute a counterpart to this Agreement and agree in writing to be bound by and to comply with all applicable provisions of this Agreement.

ARTICLE V

MISCELLANEOUS

SECTION 5.1.        Stockholder Indemnification. (a) The Company agrees to pay or reimburse (i) each CD&R Holder and CMH Holder for (A) all reasonable costs and expenses (including reasonable attorneys fees, charges, disbursement and expenses) incurred in connection with any amendment, supplement, modification or waiver of or to any of the terms or provisions of this Agreement, the Investment Agreement or any related agreements and (B) in connection with any stamp, transfer, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement, the Investment Agreement or any related agreements; and (ii) each CD&R Holder and CMH Holder for all costs and expenses of such Stockholder (including reasonable attorneys fees, charges, disbursement and expenses) incurred in connection with the consent to any departure by the Company or any of its Subsidiaries from the terms of any provision of this Agreement, the Investment Agreement or any related agreements.

SECTION 5.2.        Non-Competition. For so long as the CD&R Holders own at least 20% of the issued and outstanding shares of Common Stock, CD&R Investor and its Affiliates shall not, directly or indirectly, purchase equity shares having a voting interest, or make any investment convertible into equity shares having a voting interest, of more than 19.9% of the voting shares of a Competitor or any Subsidiary thereof.

SECTION 5.3.        Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board and the Stockholders as provided under Section 5.5, (i) the provisions of Article II shall, with respect to each Stockholder, terminate as provided in Section 2.8 or as other otherwise provided in the applicable subsection to Article II, (ii) the provisions of Sections 3.3, 3.4, 3.5 and 3.6 and Article IV shall terminate upon the consummation of a Qualified IPO, (iii) the provisions of Section 3.2 shall terminate as provided therein and (iv) Sections 3.1, 3.9, 5.1, 5.3 and 5.4 of this Agreement shall not terminate. Nothing herein shall relieve any party from any liability for the breach of any of the agreements set forth in this Agreement.

SECTION 5.4.        Confidentiality. Each party hereto agrees to, and shall cause its Representatives to, keep confidential and not divulge any Information, and to use, and cause its Representatives to use, such Information only in connection with the operation of the Company and its Subsidiaries; provided that nothing herein shall prevent any party hereto from disclosing such Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such party or Representative, (iii) to the extent required by law or legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (iv) to the extent necessary in connection with the exercise of any remedy hereunder, (v) to other Stockholders, (vi) to such party’s Representatives that in the reasonable judgment of such party need to know such Information or (vii) to any potential Permitted Transferee or any other bona fide proposed

34

Transferee to whom such proposed Transfer would be permitted in accordance with Section 3.2 in connection with a proposed Transfer of Equity Securities from such Stockholder as long as such Transferee agrees to be bound by the provisions of Section 5.4 as if a Stockholder, provided further that, in the case of clause (i), (ii) or (iii), such party shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and use commercially reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment, when and if available.

SECTION 5.5.        Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective without the approval of the Board and each of the Principal Stockholders; provided, that any Stockholder may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. Any written amendment or waiver to this Agreement that receives the vote or consent of the Board and the Principal Stockholders as provided herein need not be signed by all Stockholders, but shall be effective in accordance with its terms and shall be binding upon all Stockholders; provided that this Agreement may not be amended in any manner adversely affecting the rights or obligations of any Stockholder which does not, by its terms, adversely affect the rights or obligations of all similarly situated Stockholders in a substantially similar manner without the consent of such Stockholder.

SECTION 5.6.        Successors, Assigns and Transferees. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Stockholders may assign their respective rights and obligations hereunder to any Transferees only to the extent expressly provided herein.

SECTION 5.7.        Legend.

  (a) Restrictive Legend. All certificates representing the Equity Securities held by each Stockholder shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE VOTING THEREOF ARE SUBJECT TO A STOCKHOLDERS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.”

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Any Transferee of Equity Securities not subject to all or part of the terms of this Agreement shall have the right to have the legend set forth above (or the applicable portion thereof) removed from the certificates representing such Equity Securities.

  (b) Securities Act Legend. All certificates representing the Equity Securities held by each Stockholder shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE ACT, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.”

The certificates representing such Equity Securities shall be replaced, at the expense of the Company, with certificates or instruments not bearing the legends required by this Section 5.7(b) at such time as they are no longer required for purposes of applicable securities law; provided that the Company may condition such replacement of certificates upon the receipt of an opinion of securities counsel reasonably satisfactory to the Company.

SECTION 5.8.        Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of a facsimile or other electronic transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

if to the Company, to:

JohnsonDiversey Holdings, Inc.

8310 16th Street

Sturtevant, WI 53177

Attention: General Counsel

Fax: (262) 631-4021

with a copy (which shall not constitute notice) to:

Jones Day

77 West Wacker Drive

Chicago, IL 60601

Attention: Elizabeth C. Kitslaar, Esq.

Fax: (312) 782-8585

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and

Clayton, Dubilier & Rice, Inc.

375 Park Avenue

18th Floor

New York, New York 10152

Attention:  Richard J. Schnall

                  George K. Jaquette

Fax: (212) 407-5252

and

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:  Franci J. Blassberg, Esq.

                  Jonathan E. Levitsky, Esq.

Fax: (212) 909-6836

and

Commercial Markets Holdco, Inc.

c/o Johnson Keland Management, Inc.

555 Main Street, Suite 500

Racine, WI 53403-4616

Attention: President

Fax: (262) 260-6165

and

McDermott Will & Emery LLP

227 W. Monroe Street

Chicago, Illinois 60606

Attention:  William J. Butler, Esq.

                  Helen R. Friedli, P.C.

Fax: (312) 984-7700

if to CMH, to:

Commercial Markets Holdco, Inc.

c/o Johnson Keland Management, Inc.

555 Main Street, Suite 500

Racine, WI 53403-4616

Attention: President

Fax: (262) 260-6165

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with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP

227 W. Monroe Street

Chicago, Illinois 60606

Attention:  William J. Butler, Esq.

                  Helen R. Friedli, Esq.

Fax: (312) 984-7700

if to a CD&R Holder, to:

Clayton, Dubilier & Rice, Inc.

375 Park Avenue

18th Floor

New York, New York 10152

Attention:  Richard J. Schnall

                  George K. Jaquette

Fax: (212) 407-5252

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:  Franci J. Blassberg, Esq.

                  Jonathan E. Levitsky, Esq.

Fax: (212) 909-6836

if to any other Stockholder, to the address of such other Stockholder as shown in the stock record book of the Company.

SECTION 5.9.      Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

SECTION 5.10.    Entire Agreement; Third Party Beneficiaries. Except as otherwise expressly set forth herein, this Agreement together with the CMH Majority Holder Agreement, CMH Conversion Agreement, the Investment Agreement, the Redemption Agreement, the Registration Rights Agreement, the CD&R Indemnification Agreement, the CMH Indemnification Agreement and the Consulting Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way, and this Agreement is not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies

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with respect to the subject matter or any provision thereof; provided that the holder of the Unilever Warrant (or the holder of any Preemptive Rights Warrant (as defined therein)) shall be a third party beneficiary of Section 3.4 and shall be entitled to enforce such Section against the parties hereto to the same extent as if it were a party hereto.

SECTION 5.11.    Restrictions on Other Agreements; Bylaws. (a) Following the date hereof, no Stockholder or any of its, her or his Permitted Transferees shall enter into or agree to be bound by any stockholder agreements or arrangements of any kind with any Person with respect to any Equity Securities except pursuant to the agreements specifically contemplated by the Investment Agreement and the Registration Rights Agreement.

  (b) The provisions of this Agreement shall be controlling if any such provisions or the operation thereof conflict with the provisions of the Company’s Bylaws. Each of the parties covenants and agrees to vote their Equity Securities and to take any other action reasonably requested by the Company or any Stockholder to amend the Company’s Bylaws so as to avoid any conflict with the provisions hereof.

  (c) From and after the date hereof, the Company shall not enter into any agreement, arrangement or understanding which (i) violates or conflicts with any provision of this Agreement or (ii) impedes or prevents the Company’s ability to fulfill and comply with its obligations, or the Stockholders’ ability to utilize their rights, set forth herein.

SECTION 5.12.    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

SECTION 5.13.    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed within the State of Delaware, without giving effect to conflicts of law rules that would require or permit the application of the laws of another jurisdiction.

SECTION 5.14.    Specific Performance; Jurisdiction.

  (a) The parties agree that irreparable damage would occur for which money damages would not suffice in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at law. It is accordingly agreed that the non-breaching party shall be entitled to an injunction, temporary restraining order or other equitable relief exclusively in the Delaware Court of Chancery enjoining any such breach and enforcing

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specifically the terms and provisions hereof, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. The foregoing is in addition to any other remedy to which any party is entitled at law, in equity or otherwise.

  (b) Each of the parties hereto irrevocably agrees that any legal action or proceeding in connection with or with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action in connection with or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding in connection with or with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 5.14, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

  (c) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action in connection with or relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party or by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 5.8. Nothing in this Section 5.14 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

SECTION 5.15.    Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies and acknowledges that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (ii) acknowledges that it understands and has considered the implications of this waiver and makes this waiver voluntarily, and that it and the

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other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 5.15.

SECTION 5.16.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 5.17.    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

SECTION 5.18.    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Stockholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Stockholder or any current or future member of any Stockholder or any current or future director, officer, employee, partner or member of any Stockholder or of any Affiliate or assignee thereof, as such for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

SECTION 5.19.    Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument. Signatures provided by facsimile or electronic transmission in “pdf” or equivalent format will be deemed to be original signatures.

SECTION 5.20.    SNW Proxy. Except with respect to the tag-along right set forth in Section 3.4 and the equity purchase right set forth in Section 4.1, SNW hereby irrevocably grants to and appoints CMH as its proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of SNW, to vote at any annual or special meeting of Stockholders, to take any action by written consent in lieu of such meeting with respect to, and to otherwise take all action as may be required by, permitted under, or as may be exercised under this Agreement in respect of, all of the Equity Securities owned or held of record by such holder, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, furnishing information and copies of documents,

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filing applications, reports, returns and other documents or instruments with governmental authorities, and otherwise complying with a Stockholder’s obligations under this Agreement. Such proxy shall be deemed coupled with an interest and shall extend for the term of this Agreement in full force and effect notwithstanding the subsequent bankruptcy of such Stockholder, or, if terminated earlier, until the last date permitted by applicable law and is given to secure the performance of the obligations of SNW under this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.1.    Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, represents and warrants, solely with respect to itself, to each other and to the Company as follows:

(i)        Such Stockholder has all requisite power and authority to enter into this Agreement and the Registration Rights Agreement and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Registration Rights Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity. If such Stockholder is a trust, no consent of any beneficiary is required for the foregoing.

(ii)        The execution and delivery of this Agreement and the Registration Rights Agreement by such Stockholder, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of its charter, bylaws or other similar organizational documents or any agreement or other instrument to which it is a party.

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IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date set forth in the first paragraph hereof.

JOHNSONDIVERSEY HOLDINGS, INC.

By:
Name: Title:

COMMERCIAL MARKETS HOLDCO, INC.

By:
Name: Title:

CDR JAGUAR INVESTOR COMPANY, LLC

By:
Name: Title:

SNW CO., INC.

By:
Name: Title:

Signature Page to JohnsonDiversey Holdings, Inc. Stockholders Agreement

Exhibit A

Assignment and Assumption Agreement

Pursuant to the Stockholders Agreement, dated as of [—] (the “Stockholders Agreement”), among JohnsonDiversey Holdings, Inc., a Delaware corporation (the “Company”), Commercial Markets Holdco, Inc., and each of the stockholders of the Company whose name appears on the signature pages listed therein (each, a “Stockholder” and collectively, the “Stockholders”),                      (the “Transferor”) hereby assigns to the undersigned the rights that may be assigned thereunder and under the Registration Rights Agreement, dated as of [—] (the “Registration Rights Agreement”), among the Company and each of the Stockholders, and the undersigned hereby agrees that, having acquired Equity Securities as permitted by the terms of the Stockholders Agreement, the undersigned shall assume the obligations of the Transferor under the Stockholders Agreement and the Registration Rights Agreement with respect to the Equity Securities being Transferred to the undersigned. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Stockholders Agreement.

Listed below is information regarding the Equity Securities:

Number of Shares of Common Stock

[Rest of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this Assignment and Assumption Agreement as of                      ,             .

[NAME OF TRANSFEROR]

By:
Name:
Title:

[NAME OF TRANSFEREE]

By:
Name:
Title:
Address:

Acknowledged by:

JOHNSONDIVERSEY HOLDINGS, INC.

By:
Name:
Title: